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As filed with the Securities and Exchange Commission on April 14, 2004

Registration No. 333-114252

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. ONE

TO

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MB FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6121 (Primary Standard Industrial Classification Code Number)	36-4460265 (I.R.S. Employer Identification No.)
MB Financial, Inc. 1200 North Ashland Ave. Chicago, Illinois 60622 (773) 278-4040 (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
MITCHELL FEIGER
President and Chief Executive Officer
MB Financial, Inc.
1200 North Ashland Ave.
Chicago, Illinois 60622
(773) 278-4040
(Name, address, including ZIP code, and telephone number,
including area code, of agent for service)

COPIES TO:

BARRY P. TAFF, P.C. CRAIG M. SCHEER, P.C. Silver, Freedman & Taff, L.L.P. 1700 Wisconsin Avenue, N.W. Washington, D.C. 20007	KIP A. WEISSMAN, ESQ. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Washington, D.C. 20015

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $.01 par value	4,200,000 shares	N/A	$83,273,031	$10,551

(1)
Based upon the estimated maximum number of shares of common stock, par value $.01 per share, of MB Financial, Inc. ("MB Financial") to be issued upon consummation of the merger (the "Merger") of First SecurityFed Financial, Inc. ("First SecurityFed") into MB Financial in exchange for shares of the common stock, par value $.01 per share, of First SecurityFed that are currently outstanding or issuable upon the exercise of stock options.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(f)(1) and 457(c), and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $83,273,031 which equals (x) the average of the high and low sale prices of the common stock of First SecurityFed of $35.125, as reported on the Nasdaq National Market on April 2, 2004, multiplied by (y) 4,457,155, the maximum number of shares of First SecurityFed common stock (including shares issuable pursuant to the exercise of outstanding options to purchase First SecurityFed common stock) to be exchanged in the Merger, reduced by (z) the estimated amount of cash consideration to be paid for such shares by MB Financial in the Merger (assuming all options are exercised prior to the Merger, and assuming the number of shares of First SecurityFed common stock to be exchanged for cash, which will be a fixed number determined in part by the average closing price per share of MB Financial common stock for the ten trading day period ending on the second trading day before the closing date of the Merger, is 2,098,994).

(3)
Paid previously.

[MB FINANCIAL LOGO]	[FIRST SECURITYFED FINANCIAL LOGO]

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        The boards of directors of MB Financial, Inc. and First SecurityFed Financial, Inc. have agreed on a merger, with MB Financial as the surviving company. We are enthusiastic about the merger and the benefits we believe it will bring to First SecurityFed's community, customers, employees and stockholders.

        Subject to the allocation provisions of the merger agreement and a possible restructuring of the merger as an all-cash transaction (both of which are described briefly below), you will have the right to elect to receive, for each share of First SecurityFed common stock that you own:

  •
  $35.25 in cash;

  •
  a number of shares of MB Financial common stock having a value of $35.25 per share, based on MB Financial's average closing price over the ten trading day period ending on the second trading day before the date of completion of the merger. On January 9, 2004, the last trading day preceding public announcement of the merger agreement, the closing price of MB Financial common stock was $36.25, and on April    , 2004, the most recent trading day practicable prior to the printing of this proxy statement-prospectus, the closing price of MB Financial common stock was $    . If $36.25 were the average closing price, you would receive .9724 of a share of MB Financial common stock for each First SecurityFed share, and if $    were the average closing price, you would receive    of a share of MB Financial common stock for each First SecurityFed share; or

  •
  a combination of cash and MB Financial shares.

        The total number of shares that will be issued by MB Financial in the merger has been fixed at 1,996,849, subject to increase for any First SecurityFed stock option exercises prior to the merger and any increase elected by MB Financial under the circumstances described below to prevent the merger from being restructured as an all-cash transaction. Because a fixed number of MB Financial shares will be issued in the merger, a fixed number of First SecurityFed shares will be exchangeable for each of the stock and cash consideration. Therefore, you might receive stock and/or cash in an amount that is not consistent with your election, depending upon the elections of other First SecurityFed stockholders. A detailed explanation of the allocation provisions, including several examples showing how the provisions will work, is provided in this proxy statement-prospectus beginning on page    .

        If, based on the MB Financial closing price on the second trading day before the date of completion of the merger, the aggregate value of the fixed number of MB Financial shares is less than 40% of the value of the total cash and stock consideration (in other words, depending on any increase in the fixed number of MB Financial shares for First SecurityFed option exercises, the MB Financial closing price is around $28.50 or lower), then at MB Financial's election, either:

  •
  the fixed number of MB Financial shares will be increased such that the aggregate value of those shares is at least 40% of the value of the total merger consideration; or

  •
  the merger will be restructured as an all-cash transaction at $35.25 per share.

        The federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of both, in exchange for your First SecurityFed shares. If restructured as an all-cash transaction, the merger will generally be a taxable event under the federal income tax laws for all First SecurityFed stockholders. MB Financial common stock trades on the Nasdaq National Market under the symbol MBFI. First SecurityFed common stock trades on the Nasdaq National Market under the symbol FSFF.

        In order to complete the merger, First SecurityFed stockholders must adopt the merger agreement. First SecurityFed will hold its annual meeting of stockholders on May 19, 2004 to vote on the merger agreement, as well as the election of directors and ratification of the appointment of auditors. Your board of directors recommends that you vote FOR adoption of the merger agreement and the other items to be considered at the annual meeting. Your vote is very important. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and returning the enclosed proxy card. It is also very important that you complete and timely return the election form that will be sent to you shortly after this proxy statement-prospectus has been mailed.

        This proxy statement-prospectus gives you detailed information about the annual meeting, the merger, the merger agreement, election procedures, and related matters. We encourage you to read this entire document carefully, especially the section describing risk factors beginning on page    .

Julian E. Kulas President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The securities that MB Financial is offering through this proxy statement-prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of MB Financial or First SecurityFed, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

        This proxy statement-prospectus is dated as of April    , 2004 and is first being mailed to First SecurityFed stockholders on or about April    , 2004.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about MB Financial and First SecurityFed from documents that are not included in this proxy statement- prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to MB Financial and First SecurityFed that are incorporated by reference in this document, without charge, through the Securities and Exchange Commission website at http://www.sec.gov, or by requesting them in writing or by telephone from the appropriate company:

MB Financial, Inc.	First SecurityFed Financial, Inc.
1200 North Ashland Avenue	936 North Western Avenue
Chicago, Illinois 60607	Chicago, Illinois 60622
Attention: Corporate Secretary	Attention: Corporate Secretary
(773) 645-7868	(773) 772-4500

If you would like to request documents, please do so by May 12, 2004 to receive them before the First SecurityFed annual meeting. See "Where You Can Find More Information" on page    .

This proxy statement-prospectus is accompanied by a copy of First SecurityFed's 2003 Annual Report to Stockholders.

First SecurityFed Financial, Inc.
936 North Western Avenue
Chicago, Illinois 60622-4695
(773) 772-4500

Notice of Annual Meeting of First SecurityFed Financial, Inc. Stockholders
•	Date:	Wednesday, May 19, 2004
•	Time:	1:00 p.m., Chicago time
•	Place:	First Security Federal Savings Bank 936 North Western Avenue Chicago, Illinois 60622-4695

To First SecurityFed Stockholders:

        We are pleased to notify you of and invite you to our annual meeting of stockholders. At the meeting, you will be asked to vote on the following matters:

  •
  adoption of the Agreement and Plan of Merger, dated as of January 9, 2004, by and between MB Financial, Inc. and First SecurityFed Financial, Inc. The merger agreement provides the terms and conditions under which it is proposed that First SecurityFed merge with MB Financial, as described in the accompanying proxy statement-prospectus;

  •
  the election of three directors of First SecurityFed;

  •
  the ratification of the appointment of Crowe Chizek and Company LLC as independent auditors for First SecurityFed for the fiscal year ending December 31, 2004; and

  •
  any other business that may be properly submitted to a vote at the annual meeting or any adjournment or postponement of the annual meeting.

        Common stockholders of record at the close of business on March 31, 2004 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. The affirmative vote of the holders of a majority of the outstanding shares of First SecurityFed common stock as of that date is required to adopt the merger agreement. Directors will be elected by a plurality of the votes cast and ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast on the matter. A list of stockholders entitled to vote at the annual meeting will be available for examination by any First SecurityFed stockholder at the main office of First SecurityFed during ordinary business hours for at least ten days prior to the annual meeting, and also will be available for inspection at the annual meeting.

        Under Delaware law, holders of First SecurityFed common stock who submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the other applicable statutory procedures under Delaware law will be entitled to receive a cash payment for the fair value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in the attached proxy statement-prospectus under "Proposal I. Adoption of the Merger Agreement—Appraisal Rights." In addition, the text of the applicable provisions of Delaware law is attached as Appendix C to the accompanying proxy statement-prospectus.

        Your vote is very important.    To ensure that your shares are voted at the annual meeting, please complete, sign and date your proxy card and return it in the enclosed envelope promptly. If you hold your shares in "street name" with a bank or broker, check your proxy card to see if you can also vote by telephone or through the internet. It is also very important that you complete and timely return your election form which will be separately provided to you shortly.

By Order of the Board of Directors
Julian E. Kulas President and Chief Executive Officer
April , 2004 Chicago, Illinois

i

Waiver; Amendment	57
Termination of the Merger Agreement	57
Employee Benefit Matters	59
Interests of Insiders in the Merger	60
Director Support and Non-Competition Agreements	62
Expenses	63
Stock Listing	63
DESCRIPTION OF MB FINANCIAL'S CAPITAL STOCK	63
General	63
Common Stock	63
Preferred and Other Stock	64
Other Anti-Takeover Provisions	64
COMPARISON OF STOCKHOLDER RIGHTS	64
Authorized Capital Stock	65
Dividends	65
Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Stockholders	65
Cumulative Voting for Election of Directors	66
Restrictions on Voting Rights	66
Number and Classification of Directors	67
Removal of Directors	67
Filling Vacancies on the Board of Directors	67
Amendment of Corporate Governance Documents	68
Business Combinations with Certain Persons	68
Prevention of Greenmail	69
Super-Majority Stockholder Vote for Mergers, Acquisitions and Certain Other Transactions	70
Non-Shareholder Constituency Provision	70
Action By Stockholders Without a Meeting	71
Special Meetings of Stockholders	72
Limitations on Directors' and Officers' Liability	72
Indemnification	72
Appraisal Rights	74
Stockholder Inspection Rights	74
PROPOSAL II. ELECTION OF DIRECTORS	75
General	75
Director Independence	77
Meetings and Committees of the Board of Directors of First SecurityFed and First Security Federal Savings Bank	77
Procedures for the Nomination of Directors by Stockholders	79
Stockholder Communications with the Board	80
Board Member Attendance at Annual Stockholder Meetings	80
Code of Ethics	80
Executive Compensation	81
Compensation Committee Report on Executive Compensation	84
Stock Performance Presentation	86
Certain Transactions	86
Section 16(a) Beneficial Ownership Reporting Compliance	87

ii

PROPOSAL III. RATIFICATION OF APPOINTMENT OF AUDITORS	87
LEGAL MATTERS	88
EXPERTS	88
STOCKHOLDER PROPOSALS	88
MB Financial	88
First SecurityFed	89
WHERE YOU CAN FIND MORE INFORMATION	89
APPENDICES
A	Agreement and Plan of Merger by and among MB Financial and First SecurityFed
B	Opinion of Hovde Financial LLC
C	Delaware Statute Regarding Dissenters' Rights of Appraisal
D	First SecurityFed Audit Committee Charter
E	First SecurityFed Governance/Nominating Committee Charter

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

Q:
Why do MB Financial and First SecurityFed want to merge?

A:
We want to merge because we each believe the merger will benefit our community, customers, employees and stockholders. We each have long been committed to serving the various ethnic and immigrant communities that comprise significant portions of our local customer bases. For First SecurityFed, the merger will allow its customers access to a number of products and services that cannot be offered to them now on a cost-effective basis, and will expand the number of Chicago-area branch locations available to them from four to 40. For MB Financial, First SecurityFed's unique and successful niche in serving the Ukrainian, Polish and Hispanic markets in Chicago will compliment MB Financial's own efforts in serving certain ethnic communities. In addition, MB Financial was attracted by First SecurityFed's profitable and growing construction loan business, and was impressed by the efficiency with which First SecurityFed has operated its business.

Q:
What will I receive in the merger?

A:
Subject to the allocation provisions of the merger agreement and a possible restructuring of the merger as an all-cash transaction at $35.25 per share, you will have the right to elect to receive, for each share of First SecurityFed common stock that you own, either $35.25 in cash, shares of MB Financial common stock valued at $35.25 per share, based on MB Financial's average closing price over the ten trading day period ending on the second trading day before the date of completion of the merger, or a combination of both.

Q:
When do I make my election?

A:
Very soon after the mailing of this proxy statement-prospectus, MB Financial's exchange agent will mail to First SecurityFed stockholders an election form and transmittal materials for surrendering First SecurityFed stock certificates. If you hold your shares through a bank or broker, your bank or broker will be responsible for forwarding an election form to you, and you will not receive any transmittal materials. The deadline for returning your election form will be specified in the election form, although we expect the deadline will be 5:00 p.m. Central Time on the fifth business day before the expected date for completion of the merger.

Q:
When should I send in my stock certificates?

A:
If you are the record holder of your shares, you should send in your stock certificates along with your completed election form and transmittal materials. Please do not send your stock certificates with your proxy.

Q:
What if I don't make my election by the election deadline?

A:
If you do not make your election by the election deadline, then, pursuant to the allocation provisions of the merger agreement, you will receive either cash or shares of MB Financial common stock, depending on the elections of other stockholders.

Q:
When do you expect the merger will be completed?

A:
We expect to complete the merger in the second quarter of 2004. Because the merger is subject to various conditions to closing, however, we cannot predict the exact timing.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement-prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the annual meeting. If you hold your shares in street name with a bank or broker, check your proxy card to see whether you may also vote by telephone or through the internet. Your vote is important. Whether or not you plan to attend the annual meeting, please vote promptly. In addition, once you receive it, you should complete and return your election form and, if applicable, transmittal materials, and return them by the election deadline.

Q:
What is being voted on at the annual meeting?

A:
In addition to voting on the adoption of the merger agreement, First SecurityFed stockholders will be voting on the election of three directors of First SecurityFed and the ratification of the appointment of Crowe Chizek and Company LLC as First SecurityFed's independent auditors for the fiscal year ending December 31, 2004. Although directors will be elected for three-year terms, these terms will expire if and when the merger is completed.

Q:
What if I don't vote?

A:
If you fail to respond, it will have the same effect as a vote against adoption of the merger agreement. It will have no effect on the election of directors or the ratification of the appointment of auditors.

If you are the record holder of your shares (meaning a stock certificate has been issued in your name and/or your name appears on First SecurityFed's stock ledger) and you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement, as well as a vote in favor of the election of the director nominees named in this proxy statement and the ratification of appointment of the auditors.

If your shares are held in street name with a broker, your broker will vote your shares on the merger agreement proposal only if you provide instructions to it on how to vote. Shares that are not voted because you do not properly instruct your broker will have the effect of votes against adoption of the merger agreement. Your broker will, however, be able to vote your shares in its discretion on the election of directors and ratification of appointment of the auditors if you fail to provide voting instructions on these items.

If you respond and abstain from voting, your abstention will have the same effect as a vote against adoption of the merger agreement and against the ratification of the appointment of auditors. Votes withheld on the election of directors will have no effect on the outcome of this matter.

Q:
Can I change my vote after I have delivered my proxy?

A:
Yes. You can change your vote at any time before the polls close at the annual meeting. If you are the record holder of your shares, you can do this in one of three ways. First, you can submit a written statement to the Secretary of First SecurityFed that you would like to revoke your proxy. Second, you can complete and submit a new proxy. Finally, you can attend the annual meeting and vote in person.

If your shares are held with a bank, broker or other third party, you should contact the holder of your shares to change your vote.

Q:
Whom should I contact if I have questions about the annual meeting or the merger?

A:
If you have any questions about the annual meeting or the merger, you should contact:

    Julian E. Kulas
    President and Chief Executive Officer
    First SecurityFed Financial, Inc.
    936 North Western Avenue
    Chicago, Illinois 60622-4695
    (773) 772-4500

SUMMARY

        This section highlights selected information in this proxy statement-prospectus and may not contain all of the information important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the appendices, and the documents to which we refer in this proxy statement-prospectus. A list of the documents incorporated by reference appears on page    under the heading "Where You Can Find More Information."

THE MERGER
(PAGE    )

        We have attached the merger agreement to this proxy statement-prospectus as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

Information about MB Financial and First SecurityFed.

MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607
Telephone: (773) 278-4040

        MB Financial, a Maryland corporation, is a financial holding company with 41 banking offices in the Chicago and Oklahoma City metropolitan areas. MB Financial's primary market is the Chicago metropolitan area, in which it operates 36 banking offices through its lead bank subsidiary, MB Financial Bank, N.A. MB Financial also operates five banking offices in the Oklahoma City metropolitan area through its other bank subsidiary, Union Bank, N.A. MB Financial offers a broad range of financial services primarily to small and middle market businesses and individuals in the markets that it serves. MB Financial's primary lines of business include commercial banking, retail banking and wealth management. MB Financial has a long history of serving various ethnic communities in its market area. As of December 31, 2003, MB Financial had total consolidated assets of $4.4 billion, deposits of $3.4 billion, stockholders' equity of $375.5 million and a trust and asset management department with approximately $1.4 billion in assets under management, including approximately $300 million that represents MB Financial's own employee benefit and investment accounts under management.

First SecurityFed Financial, Inc.
936 North Western Avenue
Chicago, Illinois 60622-4695
Telephone: (773)772-4500

        First SecurityFed, a Delaware corporation, is a savings and loan holding company that conducts its business through its wholly owned subsidiary, First Security Federal Savings Bank. As a community-oriented financial institution, First Security Federal Savings Bank seeks to serve the financial needs of communities in its ethnically diverse market area. First SecurityFed has achieved a significant penetration in its market area by engaging in substantial community service activities and targeting marketing initiatives focused on ethnic, immigrant and other groups within its market area.

        First SecurityFed's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one- to four-family residential mortgage loans and, to a lesser extent, multi-family and commercial real estate, construction, consumer and other loans in its market area. First SecurityFed also invests in mortgage-backed and other securities and other permissible investments.

        As of December 31, 2003, First SecurityFed had total consolidated assets of $494.4 million, deposits of $309.8 million and stockholders' equity of $85.9 million.

        Additional information concerning MB Financial and First SecurityFed is contained in our respective SEC filings. See "Where You Can Find More Information" on page    . In addition, this proxy statement-prospectus is accompanied by a copy of First SecurityFed's 2003 annual report to stockholders.

MB Financial will be the surviving public company after the merger. (See page     .)

        If the merger is to be completed as a cash and stock transaction, First SecurityFed will be merged with and into MB Financial, with MB Financial as the surviving entity. If the merger is restructured as an all-cash transaction, a newly formed wholly owned subsidiary of MB Financial will be merged with and into First SecurityFed, with First SecurityFed surviving the cash-out merger as a wholly owned subsidiary of MB Financial.

        We expect to complete the merger in the second quarter of 2004.

Subject to the allocation provisions of the merger agreement, at your election, you may receive $35.25 in cash or MB Financial common stock valued at $35.25 per share. (See page    .)

        Subject to the allocation provisions of the merger agreement, you will have the right to elect to receive, for each share of First SecurityFed common stock that you own, either:

  •
  $35.25 in cash; or

  •
  a number of shares of MB Financial common stock determined by dividing $35.25 by MB Financial's average closing price over the ten trading day period ending on the second trading day prior to the date of completion of the merger, with cash paid in lieu of fractional share interests based on the average closing price. We sometimes refer to this number of shares as the "exchange ratio."

        You may elect either of these options for all of your First SecurityFed shares, or you may choose cash for some shares and MB Financial stock for some shares. The total number of shares that will be issued by MB Financial in the merger has been fixed at 1,996,849, subject to increase for any First SecurityFed stock option exercises prior to the merger and any increase elected by MB Financial under the circumstances described below to prevent the merger from being restructured as an all-cash transaction. The total number of First SecurityFed's outstanding shares of common stock that will be converted to MB Financial common stock will be equal to the fixed number of MB Financial shares divided by the exchange ratio, with the remaining outstanding First SecurityFed shares converted to cash. Therefore, you may receive stock and/or cash in an amount that is not consistent with your election, depending on the elections of other First SecurityFed stockholders.

        If the merger were completed on            , 2004, the average MB Financial closing price would be $            . Based on the 4,043,563 shares of First SecurityFed common stock outstanding as of that date (which includes the 4,500 unvested shares of restricted stock awarded under First SecurityFed's Recognition and Retention Plan) and assuming no adjustment to the fixed number of MB Financial shares,            First SecurityFed shares would be converted into            shares of MB Financial common stock, representing    % of the aggregate merger consideration. The holders of the remaining            outstanding shares of First SecurityFed common stock would receive $35.25 in cash for each share held, for aggregate cash consideration of $            million.

The merger may be restructured as an all-cash transaction at $35.25 per share if there is a significant decline in the market value of MB Financial common stock. (See page     .)

        If, based on the closing price of MB Financial common stock on the second trading day before the date of completion of the merger, the aggregate value of the fixed number of MB Financial shares specified above is less than 40% of the value of the aggregate cash and stock consideration payable to First SecurityFed stockholders, then either:

  •
  at MB Financial's election, the fixed number of shares specified above will be increased such that the aggregate value of those shares is at least 40% of the value of the aggregate cash and stock consideration; or

  •
  the merger will be restructured as an all-cash transaction at $35.25 per share.

The tax-consequences of the merger to you will depend upon whether you receive cash, stock or both. (See page     .)

        The tax consequences of the merger to you will depend upon the form of consideration you receive in the merger in exchange for your First SecurityFed shares.

        If you receive solely shares of MB Financial common stock and cash in lieu of a fractional share interest, then you generally will not recognize any gain or loss, except with respect to the fractional share interest.

        If you receive solely cash, then you generally will recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your cost basis in your First SecurityFed shares. The tax treatment of any gain or loss will depend upon your individual circumstances.

        If you receive a combination of MB Financial common stock and cash other than cash in lieu of a fractional share interest, then you will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

        This tax treatment may not apply to all stockholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your personal tax advisor for a full understanding of the merger's tax consequences that are particular to you.

Election rights will apply to all shares held by First SecurityFed's employee stock ownership plan that have been allocated to participant accounts. (See page     .)

        If you are a participant in First SecurityFed's employee stock ownership plan, you will have full election rights with respect to shares allocated to your employee stock ownership plan account. An election form will be sent to you by the employee stock ownership plan trustee. With respect to shares of First SecurityFed common stock that are held by the employee stock ownership plan that have not been allocated to plan participants, a portion of such shares will be exchanged for cash at $35.25 per share in an amount sufficient to repay the employee stock ownership plan's outstanding loan indebtedness to First SecurityFed. The remaining unallocated employee stock ownership plan shares will be subject to the election procedures, as exercised by the trustee.

Stock Price Information. (See page    .)

        MB Financial common stock is traded on The Nasdaq Stock Market National Market system under the symbol MBFI. First SecurityFed common stock is traded on The Nasdaq Stock Market National Market system under the symbol FSFF.

        The following table sets forth the last reported sale prices per share of MB Financial common stock and First SecurityFed common stock and the equivalent price per First SecurityFed share, giving effect to the merger on (1) January 9, 2004, the last trading day preceding public announcement of the signing of the merger agreement and (2)                  , 2004, the last practicable date prior to the mailing of this proxy statement-prospectus.

	MB Financial Common Stock	First SecurityFed Common Stock	Equivalent Price Per First SecurityFed Share
January 9, 2004	$36.25	$31.90	$35.25
, 2004			$35.25

        The equivalent price per First SecurityFed share was assumed to be $35.25, based upon the $35.25 cash consideration for stockholders receiving cash and, with respect to the stock consideration, the assumption that the average MB Financial closing price during the ten trading day period ending on the second trading day prior to the date of completion of the merger (which average price is divided into $35.25 to determine the exchange ratio) is equal to the MB Financial sale price on the date indicated in the table.

        Because the price of MB Financial common stock at the time of completion of the merger may be higher or lower than the average closing price, the actual equivalent price per First SecurityFed share for stockholders receiving the stock consideration may be more or less than $35.25 per share. If, for example, the average closing price were $38.00, then the exchange ratio would be ..9276. If the actual price of MB Financial common stock at the time of completion of the merger were $37.00, the per share stock consideration would only be worth $34.32 ($37.00 × .9276) at such time. If the actual MB Financial price at the time of completion of the merger were instead $39.00, the per share stock consideration would be worth $36.18 at such time.    See "Risk Factors—The value at the time of completion of the merger of any stock consideration you receive in the merger could be less than the value you would have received if you were paid the cash consideration instead."

First SecurityFed's financial advisor has said that the merger consideration is fair to First SecurityFed stockholders. (See page     .)

        In deciding to approve the merger agreement, the First SecurityFed board of directors considered the written opinion it received from Hovde Financial LLC that, as of January 9, 2004, the consideration to be received by First SecurityFed stockholders in the merger was fair to First SecurityFed stockholders from a financial point of view. Hovde reconfirmed its opinion dated January 9, 2004 by delivering an updated written opinion to the First SecurityFed board of directors dated as of                        , 2004, the date of this proxy statement-prospectus. For its services in connection with the merger, Hovde has been paid $120,000 to date, and will be paid an additional $1,630,000 upon completion of the merger.

        A copy of the opinion of Hovde dated as of                        , 2004 is attached to this proxy statement-prospectus as Appendix B. You should read this opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Hovde in providing its opinion.

The rights of First SecurityFed stockholders who receive MB Financial stock in exchange for their shares will be different as stockholders of MB Financial. (See page     .)

        MB Financial is incorporated under the laws of the State of Maryland, and First SecurityFed is incorporated under the laws of the State of Delaware. The rights of holders of MB Financial common stock are governed by Maryland law and MB Financial's charter and bylaws, and the rights of holders of First SecurityFed common stock are governed by Delaware law and First SecurityFed's certificate of incorporation and bylaws. MB Financial's charter and bylaws are similar to First SecurityFed's certificate of incorporation and bylaws, except that:

  •
  the total number of shares of authorized capital stock of MB Financial is 41,000,000 shares (40,000,000 common and 1,000,000 preferred), compared to 8,500,000 shares for First SecurityFed (8,000,000 common and 500,000 preferred);

  •
  MB Financial's board of directors has the power to amend MB Financial's charter to change the number of authorized shares of capital stock without stockholder approval; such an amendment to First SecurityFed's certificate of incorporation would require approval by First SecurityFed's stockholders;

  •
  MB Financial's charter provides that no stockholder beneficially owning more than 14.9% of the outstanding shares of MB Financial common stock may vote his or her shares in excess of that amount; this limitation is 10% under First SecurityFed's certificate of incorporation;

  •
  MB Financial's charter provides that certain business combinations with greater than 14.9% stockholders require approval of the holders of at least 80% of the outstanding shares of common stock unless either a majority of the disinterested directors have approved the transaction or certain fair price and procedure requirements are satisfied; a similar provision applies to greater than 10% stockholders under First SecurityFed's certificate of incorporation; and

  •
  under MB Financial's bylaws, special meetings of stockholders may be called by stockholders owning at least a majority of all votes entitled to be cast at the meeting; First SecurityFed's certificate of incorporation does not permit stockholders to call special meetings of stockholders.

        The rights of stockholders of MB Financial and First SecurityFed are described in detail under "Comparison of Stockholder Rights" beginning on page     .

MB Financial has agreed to honor a $1 million commitment to be made by First Security Federal Savings Bank to the Heritage Foundation.

        The merger agreement provides that First Security Federal Savings Bank may make a commitment for a $1 million cash contribution the Heritage Foundation, a foundation established by First Security Federal Savings Bank in 1996 to provide charitable benefits to persons and organizations residing within the communities in which First Security Federal Savings Bank operates. MB Financial Bank must honor this commitment within 90 days after the merger. The First SecurityFed board currently intends to cause First Security Federal Savings Bank to make this commitment after First SecurityFed stockholders have adopted the merger agreement at the annual meeting and all required regulatory approvals of the merger have been obtained. The First SecurityFed board believes that MB Financial Bank's honoring of this commitment demonstrates MB Financial's dedication to supporting the communities served by First SecurityFed.

First SecurityFed stockholders will own about    % of the outstanding shares of MB Financial common stock after the merger.

        The total number of shares that will be issued by MB Financial in the merger has been fixed at 1,996,849, subject to increase for any First SecurityFed stock option exercises prior to the merger and any increase elected by MB Financial to prevent the merger from being restructured as an all-cash transaction. Based on the number of shares of MB Financial common stock outstanding as of            , 2004, and assuming no adjustment to the fixed number of MB Financial shares, First SecurityFed stockholders will own about    % of the outstanding shares of MB Financial common stock after the merger, if completed as a cash and stock transaction.

        This information does not take into account currently outstanding First SecurityFed stock options. As of                        , 2004, there were outstanding options to purchase 413,592 shares of First SecurityFed common stock (of which 398,592 were vested).

First SecurityFed stockholders have the right to be paid the fair value of their shares in cash instead of receiving the consideration provided for in the merger agreement. (See page     .)

        Under Delaware law, any First SecurityFed stockholder may dissent from the merger and elect to have the fair value of his or her shares appraised by the Delaware Chancery Court and paid in cash instead of receiving the merger consideration issuable to him or her pursuant to the merger agreement.

        To dissent from the merger and demand appraisal, a First SecurityFed stockholder must satisfy the following conditions:

  •
  deliver a written demand for appraisal to First SecurityFed before the vote on the adoption of the merger agreement;

  •
  not vote in favor of the merger agreement (the return of a signed proxy which does not specify a vote against the merger agreement or a direction to abstain will constitute a waiver of the stockholder's right of appraisal); and

  •
  continuously hold the First SecurityFed shares from the date of the making of the demand through the time the merger is completed.

        A copy of the relevant sections of Delaware law governing this process is attached to this proxy statement-prospectus as Appendix C.

First SecurityFed's directors and executive officers may have interests in the merger that are different from yours. (See page     .)

        You should be aware that some of the First SecurityFed directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as First SecurityFed stockholders. These interests exist primarily because of the rights under certain pre-existing benefit and compensation plans and certain agreements with executive officers. These pre-existing agreements provide executive officers with severance benefits if their employment is terminated under specified circumstances in connection with or following the merger. These interests also arise from provisions of the merger agreement relating to director and officer indemnification and insurance, stay bonuses for certain officers, and appointments to the board of directors and advisory board of MB Financial Bank.

        Pursuant to his employment agreement with First Security Federal Savings Bank, Julian E. Kulas, President and Chief Executive Officer of First SecurityFed and First Security Federal Savings Bank, will receive, upon completion of the merger and the termination of his employment, a lump sum cash payment, which is subject to cutback to avoid tax penalties and loss of tax deductibility. Mr. Kulas has entered into an agreement with MB Financial Bank pursuant to which he will be paid a monthly fee for serving as a consultant to MB Financial Bank for two years following the merger to facilitate the transition of First SecurityFed's assets, liabilities and relationships. Mr. Kulas' agreement with MB Financial Bank contains a covenant not to compete with MB Financial for the duration of the consulting period and for three years thereafter.

        Six other executive officers of First SecurityFed and First Security Federal Savings Bank have pre-existing change in control severance agreements pursuant to which they will be entitled to benefits if their employment is involuntarily terminated without cause within two years after the merger. These benefits include a lump sum cash payment based on current compensation levels, continuation of health benefits, and the vesting of any unvested stock options and restricted stock. These benefits are subject to cutback to avoid tax penalties and loss of tax deductibility, and are also subject to reduction, on a dollar-for-dollar basis, for any payments to the officer under the stay bonus program to be established by MB Financial pursuant to the merger agreement.

        Under the stay bonus program, five of the six officers with change in control severance agreements will be eligible to earn cash bonuses based on continued employment payable over the two-year period after completion of the merger. Participation in the stay bonus program is contingent upon the officer entering into a non-competition and non-solicitation agreement with MB Financial Bank.

        The members of the First SecurityFed board of directors knew about and considered these additional interests when they approved the merger agreement.

MB Financial will account for the merger as a purchase. (See page     .)

        MB Financial will account for the merger as a "purchase" in accordance with accounting principles generally accepted in the United States of America.

First Security Federal Savings Bank will be merged with MB Financial Bank. (See page     .)

        Following the completion of the merger, MB Financial will hold First SecurityFed's subsidiary savings bank, First Security Federal Savings Bank, as a separate subsidiary. MB Financial expects that during the summer of 2004, First Security Federal Savings Bank will be merged with and into MB Financial's principal subsidiary bank, MB Financial Bank, N.A., with MB Financial Bank as the surviving institution. We sometimes refer to the merger of our subsidiary banks as the "bank merger."

Bank regulators must approve the merger of our companies and the merger of our banks.

        Under federal law, the merger of our companies must be approved by the Board of Governors of the Federal Reserve System and the bank merger must be approved by the Office of the Comptroller of the Currency. In addition, a notice of the conversion of First Security Federal Savings Bank to a national bank charter must be filed with the Office of Thrift Supervision. The U.S. Department of Justice may review the impact of the mergers of our companies and the banks on competition.

        Once the Federal Reserve Board approves the merger of our companies, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice, the merger may be completed on or after the 15th day after final approval from the Federal Reserve Board. Similarly, after we receive approval of the bank merger from the Office of the Comptroller of the Currency, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice, the bank merger may be completed on or after the 15th day after final approval from the Office of the Comptroller of the Currency.

        As of the date of this proxy statement-prospectus, all of the required applications or notices have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See "Proposal I. Adoption of the Merger Agreement—Conditions to Completion of the Merger."

In addition to regulatory approvals, a number of other conditions must be satisfied or waived before we can complete the merger. (See page     .)

        The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, in addition to the required regulatory approvals. These conditions include:

  •
  adoption of the merger agreement by First SecurityFed stockholders;

  •
  absence of any injunction or other legal restraint blocking the merger or the bank merger;

  •
  approval for listing on The Nasdaq Stock Market of the shares of MB Financial common stock to be issued in the merger;

  •
  exercise of appraisal rights by the holders of not more than 10% of the outstanding shares of First SecurityFed common stock;

  •
  receipt by First SecurityFed of all necessary consents of third parties under First SecurityFed's material contracts;

  •
  accuracy of our respective representations and warranties in the merger agreement on the date of signing and the closing date; and

  •
  performance by each of us in all material respects with our respective obligations under the merger agreement.

        We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

First SecurityFed has agreed to restrictions on its business activities pending the closing of the merger. (See page     )

        First SecurityFed has agreed generally not to undertake any activities outside of the ordinary course of business prior to completion of the merger without first obtaining the consent of MB Financial.

We can amend the merger agreement and waive our rights under the merger agreement. (See page     .)

        We can agree to amend the merger agreement and each of us can waive our right to require the other party to adhere to the terms and conditions of the merger agreement, where law allows. After First SecurityFed's stockholders have adopted the merger agreement, however, we may not change the amount or form of consideration to be received by the First SecurityFed stockholders in the merger (whether as a cash and stock transaction or all-cash transaction), or otherwise materially adversely affect First SecurityFed stockholders without their consent to such a change, to the extent required by law.

The merger agreement can be terminated under specified circumstances. (See page     .)

        MB Financial and First SecurityFed can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement:

  •
  if the other company materially breaches its representations and warranties or obligations under the merger agreement and does not timely cure the violation, provided that the party seeking termination is not itself in material breach of the merger agreement;

  •
  if a regulatory or other governmental authority does not permit completion of the merger, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement;

  •
  if First SecurityFed's stockholders vote not to adopt the merger agreement; or

  •
  if the merger has not been completed by September 30, 2004, unless the company seeking termination is in material breach of the merger agreement.

        In addition to the circumstances described above, MB Financial will be entitled to terminate the merger agreement if:

  •
  MB Financial receives reports concluding that First SecurityFed could reasonably be required to expend more than $1.0 million for remediation of any environmental problems, subject to First SecurityFed's right to require that an independent expert confirm that remediation costs projected by the original report are more likely than not accurate;

  •
  First SecurityFed's board of directors fails to recommend adoption of the merger agreement, or withdraws, modifies or changes its recommendation in a manner adverse to the interests of MB Financial; or

  •
  First SecurityFed fails to hold the annual meeting within 60 days after the date of this proxy statement-prospectus.

        First SecurityFed can also terminate the merger agreement prior to the annual meeting if First SecurityFed receives an acquisition proposal more favorable to its stockholders from a financial point of view which is not matched by MB Financial and it has paid MB Financial the $5.9 million termination fee referred to below.

There is a fee payable by First SecurityFed to MB Financial if the merger agreement is terminated under certain circumstances. (See page     .)

        The merger agreement provides that in certain circumstances, First SecurityFed may be required to pay MB Financial a termination fee of $5.9 million in cash.

First SecurityFed stock options will be converted into MB Financial stock options. First SecurityFed will have the right, but not the obligation, to make an offer to option holders to cash-out their options in the merger. (See page     )

        Each outstanding option to purchase First SecurityFed common stock granted under First SecurityFed's stock option and incentive plan that has not been exercised prior to the merger will, following the merger, be converted into an option to purchase MB Financial common stock on the same terms as the First SecurityFed option, with adjustments to the number of shares purchasable and the exercise price based on the exchange ratio. This conversion will occur even if the merger is restructured as an all-cash transaction.

        No later than ten days prior to the anticipated date of completion of the merger, First SecurityFed will have the right, but not the obligation, to permit the holders of outstanding vested First SecurityFed stock options to elect to have all or a designated number of options cashed out as of the effective time of the merger, for a per share cancellation price equal to $35.25 less the exercise price per share. As of the date of this proxy statement-prospectus, there were outstanding vested options to purchase an aggregate of 398,592 shares of First SecurityFed common stock at a weighted average exercise price of $16.74 per share. On the same date, options on an additional 15,000 shares with a weighted average exercise price of $18.90 per share were unvested.

THE ANNUAL MEETING
(PAGE    )

Meeting Information and Vote Requirements

        The annual meeting of First SecurityFed stockholders will be held on May 19, 2004, at 1:00 p.m., Chicago time, at First SecurityFed's main office, located at 936 North Western Avenue, Chicago, Illinois 60622-4695, unless adjourned or postponed. At this meeting, First SecurityFed stockholders will be asked to:

  1.
  adopt the merger agreement;

  2.
  elect three directors, each for a three-year term; and

  3.
  ratify the appointment of Crowe Chizek and Company LLC as First SecurityFed's independent auditors for the fiscal year ending December 31, 2004.

Stockholders will also be asked to act on any other business that may be properly submitted to a vote at the annual meeting or any adjournments or postponements of the annual meeting.

        You may vote at the annual meeting if you owned First SecurityFed common stock as of the close of business on March 31, 2004. You may cast one vote for each share of First SecurityFed common stock you owned at that time.

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First SecurityFed common stock. Directors will be elected by a plurality of the votes cast at the annual meeting. Ratification of the appointment of the auditors requires the affirmative vote of a majority of the votes cast on the matter.

        The affirmative vote of the holders of a majority of the outstanding shares of First SecurityFed common stock present in person or by proxy and voting on the matter may authorize the adjournment or postponement of the annual meeting. No proxy that is voted against the adoption of the merger agreement will be voted in favor of adjournment or postponement to solicit further proxies for that proposal.

Recommendation of First SecurityFed's Board of Directors

        First SecurityFed's board of directors believes that the merger is fair to you and in your best interest and in the best interests of First SecurityFed's customers and community. The board unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR adoption of the merger agreement. The board also unanimously recommends that you vote FOR the election of the directors named in this proxy statement-prospectus and FOR the ratification of the appointment of the independent auditors.

SHARE OWNERSHIP OF MANAGEMENT
AND DIRECTORS

        On March 31, 2004, the record date for the annual meeting, the directors and executive officers of First SecurityFed and their affiliates beneficially owned and were entitled to vote 560,697 shares of First SecurityFed common stock, or 13.87% of the First SecurityFed shares outstanding on that date. These shares do not include 271,410 shares of First SecurityFed common stock underlying outstanding options to purchase First SecurityFed common stock held by First SecurityFed directors and executive officers as of that date. On March 31, 2004, the directors and executive officers of MB Financial and their affiliates did not beneficially own any shares of First SecurityFed common stock.

        Each director of First SecurityFed and First Security Federal Savings Bank has entered into a support agreement with MB Financial under which he or she has agreed to vote all of the shares of First SecurityFed common stock he or she owns of record or beneficially and is entitled to vote as of the record date for the annual meeting in favor of adoption of the merger agreement. See "Proposal I. Adoption of the Merger Agreement—Director Support and Non-Competition Agreements."

COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

        MB Financial common stock is traded on the Nasdaq Stock Market under the symbol "MBFI." First SecurityFed common stock is traded on the Nasdaq Stock Market under the symbol "FSFF." The following table sets forth the reported high and low sales prices of shares of MB Financial common stock and First SecurityFed common stock, and the quarterly cash dividends per share declared, in each case for the periods indicated. The high and low sales prices are based on intraday sales for the periods reported. MB Financial's stock prices and dividend amounts have been restated to give effect to the three-for-two stock split in the form of a 50% stock dividend paid by MB Financial on December 21, 2003.

	MB Financial Common Stock			First SecurityFed Common Stock
	High	Low	Dividends	High	Low	Dividends
2002 Fiscal Year
First Quarter	$21.46	$17.52	$0.10	$20.75	$19.00	$0.13
Second Quarter	23.27	19.51	0.10	22.22	19.51	0.13
Third Quarter	23.48	18.70	0.10	22.45	20.97	0.13
Fourth Quarter	23.99	21.26	0.10	24.30	21.44	0.13
2003 Fiscal Year
First Quarter	$24.17	$21.87	$0.10	$27.71	$23.63	$0.13
Second Quarter	27.53	23.77	0.10	30.22	24.91	0.16
Third Quarter	30.00	26.15	0.12	29.89	24.90	0.17
Fourth Quarter	36.70	28.88	0.12	31.30	26.50	0.17
2004 Fiscal Year
First Quarter	$39.94	$35.10	$0.12	$35.40	$29.94	$0.17
Second Quarter (through , 2004)

        First SecurityFed intends, subject to future operating results, capital requirements, regulatory standards and other factors, to declare and pay cash dividends on First SecurityFed common stock at a quarterly rate of $0.17 per share in a manner, on dates and with respect to record dates consistent with past practice. With respect to the payment of its last dividend prior to completion of the merger, however, First SecurityFed is required to coordinate such payment with MB Financial to preclude any loss or duplication of dividend payments. Under the merger agreement, First SecurityFed may not declare or pay any other dividends or make any other distributions with respect to its capital stock without the prior written consent of MB Financial. See "Proposal I. Adoption of the Merger Agreement—Conduct of Business Pending the Merger." First SecurityFed's board of directors is under no obligation to declare dividends on First SecurityFed common stock.

        MB Financial's bylaws currently provide that MB Financial's annual dividend payout ratio, meaning the percentage of net income (excluding extraordinary or non-recurring gains) paid out as cash dividends, generally must be at least 25% unless MB Financial's board of directors, by vote of two-thirds of the entire board, approves otherwise. For purposes of this provision, when calculating its dividend payout ratio with respect to dividends paid during a particular year, MB Financial uses the prior year's net income. The dividend payout provision is one among several special corporate governance provisions relating to the merger of equals transaction of MB Financial's predecessors, MB Financial, Inc., a Delaware corporation, and MidCity Financial Corporation, completed in November 2001. The dividend payout provision, along with all of the other special corporate governance provisions, will expire at the time of MB Financial's upcoming annual meeting of stockholders, to be held on April 27, 2004. While MB Financial has no current plans to reduce its annual dividend payout ratio below 25% following expiration of the special payout provision, no assurance can be given that it will not do so. The timing and amount of future dividends on MB

Financial common stock will depend upon earnings, cash requirements, MB Financial's financial condition and other factors deemed relevant by MB Financial's board of directors. Dividends may also be limited by certain regulatory restrictions.

        As of March 31, 2004, the 26,811,100 outstanding shares of MB Financial common stock were held by approximately 678 record owners and the 4,043,563 outstanding shares of First SecurityFed common stock were held by approximately 660 record owners.

RISK FACTORS

        An investment in MB Financial's common stock in connection with the merger involves certain risks. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the caption "A Warning About Forward-Looking Statements," you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Risks Relating to the Merger

You might not receive the form of merger consideration that you elect.

        As a general matter, you will have the right to elect to receive $35.25 per share in cash, a number of shares of MB Financial common stock valued at $35.25 per share, based on the average closing price of MB Financial common stock over the ten trading day period ending on the second trading day before the date of completion of the merger, or a combination of both, in exchange for your First SecurityFed shares. However, only a fixed number of First SecurityFed shares will be exchangeable for each of the stock consideration and the cash consideration. The number of First SecurityFed's shares that will be converted to stock will be equal to the fixed number of MB Financial shares to be issued in the merger divided by the exchange ratio. The exchange ratio will be determined by dividing $35.25 by the average closing price of MB Financial common stock over the ten trading day period ending on the second trading day prior to the date of completion of the merger, with cash paid in lieu of fractional share interests. The number of First SecurityFed shares that will be exchanged for cash will be determined by subtracting the number of shares exchangeable for stock from the total number of outstanding First SecurityFed shares. Therefore, you may receive stock and/or cash in an amount that is not consistent with your election, depending on the elections of other First SecurityFed stockholders. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in MB Financial stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. See "Proposal I. Adoption of the Merger Agreement—Allocation Provisions."

        Assuming the fixed number of MB Financial shares to be issued in the merger remains unadjusted at 1,996,849 and the number of outstanding shares of First SecurityFed common stock remains at 4,043,563, if the merger were completed as of the date of this proxy statement-prospectus, then the exchange ratio would be    , based on an average closing price of MB Financial common stock of $            . In this case,                        , or            %, of the                        outstanding shares of First SecurityFed common stock would convert to MB Financial common stock, with the remaining            shares converting to cash. If the average closing price of MB Financial common stock were higher, the exchange ratio would be lower, the percentage of the aggregate merger consideration payable in stock would increase and the percentage of the aggregate merger consideration payable in cash would correspondingly decrease. A lower average MB Financial closing price would have the opposite effect. Changes in the price of MB Financial's common stock may result from a variety of factors, including but not limited to general market and economic conditions, changes in MB Financial's business, financial condition, results of operations and prospects, and regulatory considerations. Many of these factors are beyond MB Financial's control.

The tax consequences of the merger to you will depend on the form of merger consideration you actually receive, not elect.

        If you receive a different form of consideration than you elected, the tax consequences to you may be different than they would have been had you received the form of consideration you elected, including the recognition of taxable gain to the extent cash is received. See "Proposal I. Adoption of The Merger Agreement—Material United States Federal Income Tax Consequences."

The value at the time of the merger of any stock consideration you receive in the merger could be less than the value you would have received if you were paid the cash consideration instead.

        To the extent you receive the stock consideration, whether based on your election or pursuant to the allocation provisions of the merger agreement, you will receive for each First SecurityFed share exchangeable for stock a number of MB Financial shares equal to $35.25 divided by the average closing price of MB Financial common stock over the ten trading day period ending on the second trading day prior to the date of completion of the merger. Because the price of MB Financial common stock at the time of completion of the merger may be higher or lower than the average closing price, the actual value of the MB Financial shares you receive for your First SecurityFed shares may be more or less than $35.25 per share. If, for example, the average closing price were $38.00, then the exchange ratio would be .9276. If the actual price of MB Financial common stock at the time of completion of the merger were $37.00, the per share stock consideration would only be worth $34.32 ($37.00 × .9276) at such time. If the actual MB Financial price at the time of completion of the merger were instead $39.00, the per share stock consideration would be worth $36.18 at such time.

        As also noted above, the market price of MB Financial's common stock fluctuates based on a number of factors, many of which are beyond MB Financial's control. Because the deadline date for submitting your election form will be before the end of the ten trading day period used to determine the average closing price, you will not know the average closing price or the exchange ratio at the time you submit your election form. As a result, to the extent you elect or are allocated the stock consideration for all or a portion of your First SecurityFed shares, it is possible that this consideration will be worth less to you at the time of the merger than the $35.25 cash consideration. Even if the market price of MB Financial common stock at the time of completion of the merger is greater than the average closing price, because the market price could subsequently decline, it is possible that you will be unable to sell the MB Financial shares you receive in the merger at a price that would generate equal or greater value than you would have received if those shares were exchanged in the merger for the $35.25 cash consideration.

A significant decline in the market value of MB Financial common stock could result in the merger being restructured as an all-cash transaction at MB Financial's sole election.

        If, based on the closing price of MB Financial common stock on the second trading day before the date of completion of the merger, the aggregate value of the fixed number of MB Financial shares to be issued in the merger is less than 40% of the value of the aggregate cash and stock consideration payable to First SecurityFed stockholders, then either: (1) at MB Financial's sole election, the fixed number of MB Financial shares to be issued in the merger will be increased such that the aggregate value of those shares is at least 40% of the value of the aggregate merger consideration, based on the closing price of MB Financial common stock on the second trading day before the date of completion of the merger; or (2) the merger will be restructured as an all-cash transaction at $35.25 per share. In all likelihood, the determination of the value of MB Financial's stock for these purposes and any such election by MB Financial will not be made until after First SecurityFed stockholders have voted on adoption of the merger agreement. Therefore, if the merger agreement is adopted at the annual meeting and the merger is restructured as an all-cash transaction, First SecurityFed stockholders will not have an opportunity to vote again on the merger agreement. If the merger were completed as of the date of this proxy statement-prospectus with the fixed number of MB Financial shares to be issued in the merger remaining unadjusted at 1,996,849, the aggregate value of those shares would be approximately $                        , or    % of the value of the aggregate merger consideration payable to First SecurityFed stockholders, based on the closing price of MB Financial common stock on            , 2004 of $    .

The value you will receive in the merger for your First SecurityFed shares has essentially been fixed.

        The consideration you will receive in the merger for your First SecurityFed shares will either be $35.25 per share in cash or MB Financial common stock valued at $35.25, based on the average closing price of MB Financial common stock, or a combination of both. To the extent the market value of First SecurityFed common stock increases above $35.25 prior to the merger, you will not be compensated for this increase in value.

MB Financial may experience greater than expected difficulties in integrating First SecurityFed's businesses.

        The merger will involve the integration of two financial institutions that have previously operated independently of one another. MB Financial expects to realize cost savings together with other financial and operating benefits from the merger, but there can be no assurance as to when, or the extent to which, if at all, MB Financial will be able to realize these benefits. MB Financial may experience greater than expected difficulties in integrating First SecurityFed's business, which could have an adverse effect on MB Financial's ability to realize the expected benefits of the merger.

        There are many things that could go wrong and adversely affect the business and profitability of the combined financial institution. We cannot predict the full range of post-merger problems that may occur. Some possible difficulties include:

  •
  the integration of the businesses of MB Financial Bank and First Security Federal Savings Bank takes longer, or is more difficult, time-consuming or costly than expected;

  •
  the expected growth opportunities and cost savings from the merger are not fully realized or take longer to realize than expected;

  •
  economic conditions deteriorate in the Chicago metropolitan area, the primary market area of both MB Financial Bank and First Security Federal Savings Bank; or

  •
  operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, are greater than expected.

If you become a stockholder of MB Financial following the merger, you will have much less influence as a stockholder of MB Financial than as a stockholder of First SecurityFed.

        If the fixed number of shares to be issued by MB Financial in the merger remains unadjusted at 1,996,849, then based on the                        shares of MB Financial common stock outstanding as of                , 2004, First SecurityFed stockholders would own approximately    % of the outstanding shares of MB Financial common stock. If you become a stockholder of MB Financial in the merger, you will therefore have a percentage ownership that is smaller than your percentage ownership as a First SecurityFed stockholder. Because of this, you will have less influence on the management and policies of MB Financial than you now have on the management and policies of First SecurityFed.

Risks Relating to MB Financial

MB Financial's allowance for loan losses may prove to be insufficient to absorb probable losses in its loan portfolio.

        Like First SecurityFed, lending money is a substantial part of MB Financial's business. Every MB Financial loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

  •
  cash flow of the borrower and/or the project being financed;

  •
  in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

  •
  the credit history of a particular borrower;

  •
  changes in economic and industry conditions; and

  •
  the duration of the loan.

        MB Financial maintains an allowance for loan losses which it believes is appropriate to provide for any probable losses in its loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:

  •
  an ongoing review of the quality, size and diversity of the loan portfolio;

  •
  evaluation of non-performing loans;

  •
  historical loan loss experience; and

  •
  the amount and quality of collateral, including guarantees, securing the loans.

        At December 31, 2003, MB Financial's allowance for probable loan losses as a percentage of total loans was 1.40%, and as a percentage of total non-performing loans was 187.44%. If MB Financial's loan losses exceed its allowance for probable loan losses, its business, financial condition and profitability may suffer.

Changes in interest rates may reduce MB Financial's net interest income.

        Like other financial institutions, MB Financial's consolidated operating results are largely dependent on its net interest income. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. MB Financial's net interest income is impacted by changes in market rates of interest, the interest rate sensitivity of its assets and liabilities, prepayments on its loans and investments and limits on increases in the rates of interest charged on its loans.

        MB Financial's interest-earning assets and interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. While MB Financial continually takes measures intended to manage the risks from changes in market interest rates, MB Financial cannot control or accurately predict changes in market rates of interest.

MB Financial pursues acquisitions to supplement internal growth.

        MB Financial pursues a strategy of supplementing internal growth by acquiring other financial institutions and related entities in order to achieve certain size objectives that it believes are necessary to compete effectively with its larger competitors. There are risks associated with this strategy, however, including the following:

  •
  With the overall strength of the banking industry, numerous potential acquirors exist for most acquisition candidates, creating intense competition, particularly with respect to price. In many cases, this competition involves organizations with significantly greater resources than MB Financial;

  •
  MB Financial may be exposed to potential asset quality issues or unknown or contingent liabilities of the banks or businesses it acquire. If these issues or liabilities exceed MB Financial's estimates, its earnings and financial condition may be adversely affected;

  •
  Prices at which acquisitions can be made fluctuate with market conditions. MB Financial has experienced times during which acquisitions could not be made in specific markets at prices its management considered acceptable and expects that it will experience this condition in the future in one or more markets;

  •
  The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity in order to make the transaction economically feasible. This integration process is complicated and time consuming to MB Financial, and it can also be disruptive to the customers of the acquired business. If the integration process is not conducted successfully and with minimal effect on the acquired business and its customers, MB Financial may not realize the anticipated economic benefits of particular acquisitions within the expected time frame, and MB Financial may lose customers or employees of the acquired business;

  •
  MB Financial may borrow funds to finance an acquisition, thereby increasing its leverage and diminishing its liquidity; and

  •
  MB Financial has completed various acquisitions and opened additional banking offices in the past few years that enhanced its rate of growth. MB Financial may not be able to continue to sustain its past rate of growth or to grow at all in the future.

MB Financial's continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed.

        MB Financial is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. MB Financial anticipates that its existing capital resources will satisfy its capital requirements for the foreseeable future. MB Financial may at some point need to raise additional capital to support continued growth, both internally and through acquisitions.

        MB Financial's ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside MB Financial's control, and on MB Financial's financial performance. Accordingly, we cannot assure you of MB Financial's ability to raise additional capital if needed or on terms acceptable to it. If MB Financial cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired.

Since MB Financial's business is concentrated in the Chicago and Oklahoma City metropolitan areas, a downturn in the economy of either of these areas may adversely affect MB Financial's business.

        Except for its lease banking activities, which are nationwide, MB Financial's lending and deposit gathering activities are concentrated primarily in the Chicago metropolitan area, and, to a lesser extent, the Oklahoma City metropolitan area. MB Financial's success depends on the general economic conditions of these metropolitan areas and their surrounding areas.

        A majority of the loans in MB Financial's portfolio are secured by real estate. Most of these loans are secured by properties located in the Chicago metropolitan area, with the remainder located in Oklahoma. Negative conditions in the real estate markets where collateral for a mortgage loan is located could adversely affect the borrower's ability to repay the loan and the value of the collateral securing the loan. Real estate values are affected by various other factors, including changes in general or regional economic conditions, governmental rules or policies and natural disasters such as tornados.

        Adverse changes in the regional and general economy could reduce MB Financial's growth rate, impair its ability to collect loans and generally have a negative effect on MB Financial's financial condition and results of operations.

The loss of certain key personnel could adversely affect MB Financial's operations.

        MB Financial's success depends in large part on the retention of a limited number of key management, lending and other banking personnel. MB Financial could undergo a difficult transition period if it were to lose the services of any of these individuals. MB Financial's success also depends on the experience of its banking facilities' managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key persons could negatively impact the affected banking operations.

MB Financial's future success is dependent on its ability to compete effectively in the highly competitive banking industry.

        MB Financial faces substantial competition in all phases of its operations from a variety of different competitors. Its future growth and success will depend on its ability to compete effectively in this highly competitive environment. To date, MB Financial has grown its business successfully by focusing on its geographic markets and emphasizing the high level of service and responsiveness desired by its customers. MB Financial competes for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies. Many of MB Financial's competitors offer products and services which MB Financial does not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than MB Financial does, and smaller newer competitors may also be more aggressive in terms of pricing loan and deposit products than MB Financial in order to obtain a share of the market. Some of the financial institutions and financial services organizations with which MB Financial competes are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured state-chartered banks and national banks and federal savings banks. As a result, these nonbank competitors have certain advantages over MB Financial in accessing funding and in providing various services.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        This document, including information incorporated into this document by reference, contains statements about MB Financial and First SecurityFed which we believe are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information regarding the financial condition, results of operations and businesses of MB Financial and First SecurityFed before the merger and MB Financial after the merger. They also include information relating to the synergies, efficiencies, cost savings and revenue enhancements that are expected to be realized from the merger.

        The sections of this document which contain forward-looking statements include "Questions and Answers About the Merger and the Annual Meeting," "Summary," "Proposal I. Adoption of the Merger Agreement—Background of the Merger," "—Reasons of First SecurityFed for the Merger and Recommendation of the First SecurityFed Board of Directors," and "—Opinion of First SecurityFed's Financial Advisor." Forward-looking statements are also identified by words such as "believes," "anticipates," "estimates," "projects," "expects," "intends," "plans," "should," "potential," or similar expressions.

        Forward-looking statements involve certain risks and uncertainties. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated into this proxy statement-prospectus by reference, could affect the future results of MB Financial or First SecurityFed before the merger, or MB Financial after the merger, and could cause those results to differ materially from those expressed in the forward-looking statements:

  •
  expected cost savings and synergies from the merger might not be realized within the expected time frames, and costs or difficulties relating to integration matters might be greater than expected;

  •
  the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

  •
  competitive pressures among depository institutions;

  •
  interest rate movements and their impact on customer behavior and net interest margin;

  •
  the impact of repricing and competitors' pricing initiatives on loan and deposit products;

  •
  the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place;

  •
  MB Financial's ability to realize the residual values of its direct finance, leveraged, and operating leases;

  •
  the ability to access cost-effective funding;

  •
  changes in financial markets;

  •
  changes in economic conditions in general and in the Chicago metropolitan area in particular, including changes in real estate values;

  •
  the costs, effects and outcomes of litigation;

  •
  new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations of these laws by taxing authorities;

  •
  changes in accounting principles, policies or guidelines; and

  •
  future acquisitions by MB Financial of other depository institutions or lines of business.

        Further information on other factors which could affect the results or outcomes projected in forward-looking statements is included in MB Financial's and First SecurityFed's SEC filings incorporated by reference into this proxy statement-prospectus. See "Where You Can Find More Information."

SELECTED HISTORICAL FINANCIAL DATA

        We are providing the following information to aid you in your analysis of the financial aspects of the merger. This information is derived from MB Financial's and First SecurityFed's audited financial statements for the years ended December 31, 2003, 2002, 2001, 2000 and 1999. The following information is only a summary. You should read it together with the historical financial statements and related notes contained in MB Financial's and First SecurityFed's Annual Reports on Form 10-K for the year ended December 31, 2003. See "Where You Can Find More Information." First SecurityFed's audited financial statements are also contained in First SecurityFed's 2003 annual report to stockholders, a copy of which has been provided to you together with this proxy statement-prospectus.

Selected Consolidated Financial and Other Data of MB Financial, Inc.

	At or for the Year Ended December 31,
	2003	2002	2001	2000(1)	1999(1)
	(Dollars in thousands, except per share data)
Statement of Income Data:
Interest income	$206,904	$208,866	$227,256	$227,988	$196,951
Interest expense	65,368	76,188	111,882	121,227	94,130

Net interest income	141,536	132,678	115,374	106,761	102,821
Provision for loan losses	12,756	13,220	6,901	8,163	2,665

Net interest income after provision for loan losses	128,780	119,458	108,473	98,598	100,156
Other income	62,012	39,116	26,196	20,448	19,649
Gain on sale of bank subsidiary	3,083	—	—	—	—
Goodwill amortization expense(2)	—	—	2,548	2,229	1,777
Other expenses	116,983	90,833	83,880	81,670	76,379
Merger expenses	(720)	—	22,661	—	—

Income before income taxes	77,612	67,741	25,580	35,147	41,649
Applicable income taxes	24,220	21,371	13,217	8,186	13,275

Net income	$53,392	$46,370	$12,363	$26,961	$28,374

Common Share Data(3):
Basic earnings per share	$2.00	$1.75	$0.47	$1.02	$1.10
Diluted earnings per share	1.96	1.72	0.46	1.02	1.10
Book value per share	14.04	12.91	11.19	10.50	9.61
Weighted average shares outstanding:
Basic	26,648,265	26,429,523	26,342,712	26,411,048	25,792,580
Diluted	27,198,602	26,987,058	26,771,228	26,422,476	25,809,773
Dividend payout ratio(4)	22.00%	22.80%	63.34%	31.19%	18.42%
Cash dividends per share(4)	$0.44	$0.40	$0.30	$0.32	$0.20

(1)
The information as of and for the years ended December 31, 2000 and 1999 has been restated to reflect the November 2001 merger (referred to as the "MB Financial-MidCity Financial merger") of MB Financial's predecessors, MB Financial, Inc., a Delaware corporation (referred to as "Old MB Financial"), and MidCity Financial Corporation, a Delaware corporation (referred to as "MidCity Financial"), which was accounted for as a pooling-of-interests.
(2)
Upon the adoption of Statement of Financial Accounting Standards No. 142 on January 1, 2002, MB Financial ceased amortizing goodwill.
(3)
All common share data has been restated to reflect the three-for-two stock split in the form of a 50% stock dividend paid by MB Financial on December 21, 2003.
(4)
Prior to the MB Financial-MidCity Financial merger, Old MB Financial did not pay any cash dividends, and MB Financial paid its first cash dividend after the MB Financial-MidCity Financial merger in February 2002. Accordingly, cash dividends per common share data and dividend payout ratio information during and prior to the year ended December 31, 2001 reflects dividends paid prior to the MB Financial-MidCity Financial merger to holders of shares of MidCity Financial common stock, which was converted to MB Financial common stock at an exchange ratio of 230.32955 to 1.

	At or for the Year Ended December 31,
	2003	2002	2001(2)	2000(1)	1999(1)
	(Dollars in thousands)
Balance Sheet Data:
Cash and due from banks	$91,283	$90,522	$106,572	$92,652	$84,438
Federal funds sold	—	16,100	19,500	29,775	7,700
Investment securities	1,112,110	893,553	843,286	950,446	989,260
Loans, gross	2,825,794	2,504,714	2,311,954	2,019,197	1,863,536
Allowance for loan losses	39,572	33,890	27,500	26,836	21,607
Total assets	4,355,093	3,759,581	3,465,853	3,287,351	3,107,307
Deposits	3,432,035	3,019,565	2,821,726	2,639,395	2,480,991
Short-term and long-term borrowings	413,064	268,695	277,262	313,397	314,421
Junior subordinated notes issued to capital trusts	87,443	84,800	25,000	25,000	25,000
Stockholders' equity	375,493	343,187	293,588	277,306	254,639
Performance Ratios:
Return on average assets(2)	1.28%	1.27%	0.36%	0.85%	0.97%
Return on average equity(2)	14.82%	14.60%	4.27%	10.24%	11.76%
Net interest margin — fully tax equivalent basis(3)	3.80%	4.03%	3.73%	3.75%	3.87%
Net interest margin(3)	3.72%	3.97%	3.65%	3.66%	3.77%
Loans to deposits	82.34%	82.95%	81.93%	76.50%	75.11%
Asset Quality Ratios:
Non-performing loans to total loans(4)	0.75%	0.88%	0.78%	0.81%	0.91%
Non-performing assets to total assets(5)	0.50%	0.60%	0.55%	0.52%	0.58%
Allowance for loan losses to total loans	1.40%	1.35%	1.19%	1.33%	1.16%
Allowance for loan losses to non-performing loans(4)	187.44%	154.16%	152.79%	163.88%	127.09%
Net loan charge-offs to average loans	0.37%	0.33%	0.42%	0.15%	0.42%
Liquidity and Capital Ratios:
Tier 1 capital to risk-weighted assets	11.64%	13.05%	10.73%	11.60%	11.70%
Total capital to risk-weighted assets	12.86%	14.99%	12.43%	12.74%	12.76%
Tier 1 capital to average assets	8.97%	9.74%	7.96%	8.46%	8.47%
Average equity to average assets	8.63%	8.68%	8.45%	8.26%	8.23%
Other:
Banking facilities	41	44	38	39	38
Full-time equivalent employees	936	809	754	785	792

(1)
The information as of or for the years ended December 31, 2000 and 1999 have been restated to reflect the MB Financial-MidCity Financial merger in November 2001, which was accounted for as a pooling-of-interests.
(2)
For the year ended December 31, 2001, includes expenses totaling $22.7 million ($19.2 million net of the related tax benefit) incurred in connection with the MB Financial-MidCity Financial merger.
(3)
Net interest margin is shown on a tax-equivalent basis and represents net interest income as a percentage of average interest earning assets.
(4)
Non-performing loans include loans accounted for on a non-accrual basis, accruing loans contractually past due 90 days or more as to interest and principal and loans the terms of which have been renegotiated to provide reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.
(5)
Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.

Selected Consolidated Financial and Other Data of First SecurityFed Financial, Inc.

	At or for the Year Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$494,411	$464,301	$431,275	$403,663	$372,292
Cash and cash equivalents	13,861	27,817	9,421	6,102	6,257
Loans receivable, net(1)	303,977	301,642	287,450	275,454	241,168
Mortgage-backed securities:
Held-to-maturity	5,055	11,880	17,880	5,424	7,577
Available-for-sale	34,487	12,780	5,996	7,602	9,410
Investments securities:
Held-to-maturity	37,563	57,246	74,336	72,882	85,331
Available-for-sale	71,185	29,848	15,745	24,292	11,212
Deposits	309,842	290,612	268,857	252,662	238,123
Total borrowings	93,644	92,105	83,600	64,600	46,300
Shareholders' equity	85,884	75,932	72,038	80,249	83,156
Selected Operations Data:
Total interest income	$29,787	$30,900	$30,437	$29,000	$25,285
Total interest expense	10,836	12,646	14,716	14,312	11,037

Net interest income	18,951	18,254	15,721	14,688	14,248
Provision for loan losses	120	127	144	246	246

Net interest income after provision for loan losses	18,831	18,127	15,577	14,442	14,002
Deposit service charges	484	491	364	372	368
Gain (loss) on sale of securities	—	53	81	(46)	12
Other non-interest income	574	405	690	311	430

Total non-interest income	1,058	949	1,135	637	810
Total non-interest expense	7,358	7,100	6,554	6,087	6,102

Income before taxes	12,531	11,976	10,158	8,992	8,710
Income tax provision	4,313	3,958	3,396	2,989	3,028

Net income	$8,218	$8,018	$6,762	$6,003	$5,682

Basic earnings per share	$2.29	$2.20	$1.68	$1.28	$1.14
Diluted earnings per share	2.19	2.15	1.67	1.28	1.14

(1)
The allowance for loan losses at December 31, 2003, 2002, 2001, 2000 and 1999 was $3,032,000, $2,937,000, $2,806,000, $2,561,000 and $2,315,000, respectively.

	At or for the Year Ended December 31,
	2003	2002	2001	2000	1999
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average equity)	1.71%	1.79%	1.62%	1.54%	1.62%
Return on equity (ratio of net income to average equity)	10.16	10.84	8.88	7.34	6.82
Dividend payout ratio	27.06	25.52	32.51	42.16	35.08
Interest rate spread information:
Average during period	3.90	3.81	3.25	2.94	3.31
Net interest margin(1)	4.36	4.48	4.13	4.04	4.36
Ratio of operating expense to average total assets	1.52	1.58	1.58	1.56	1.73
Efficiency ratio(2)	0.36	0.37	0.39	0.40	0.40
Ratio of average interest-earning assets to average interest-bearing liabilities	119.61	122.81	123.91	129.24	132.19
Quality Ratios
Non-performing assets to total assets at end of period	0.56	0.44	0.42	0.39	0.37
Allowance for loan losses to non-performing loans at end of period	110.29	142.71	153.25	164.38	166.19
Allowance for loan losses to gross loans receivable at end of period	0.98	0.96	0.96	0.93	0.96
Capital Ratios:
Equity to total assets at end of period	17.37	16.35	16.70	19.88	22.34
Average equity to average assets	16.68	16.57	18.47	20.96	23.57

(1)
Net interest income divided by average interest-earning assets.

(2)
The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

COMPARATIVE UNAUDITED PRO FORMA PER SHARE DATA

        Set forth below are the book value, cash dividends, and basic and diluted earnings per common share data for each of MB Financial and First SecurityFed on a historical basis, for MB Financial on a pro forma combined basis and on a pro forma combined basis per First SecurityFed equivalent shares. The Combined Pro Forma Amounts data reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the closing date of the merger. The Pro Forma First SecurityFed Equivalent Shares data shows the effect of the merger from the perspective of an owner of First SecurityFed common stock. The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had MB Financial and First SecurityFed been combined as of the dates and for the periods shown.

	MB Financial as Reported	First SecurityFed as Reported	Combined Pro Forma Amounts for MB Financial/ First SecurityFed		Pro Forma First Security Fed Equivalent Shares(1)
Book value per share at December 31, 2003	$14.04	$21.26	$15.58		$14.45
Shares outstanding at December 31, 2003	26,750,130	4,039,063	28,746,979	(2)	N/A
Cash dividends declared per common share for the year ended December 31, 2003	$0.44	$0.63	$0.44	(3)	$0.41
Basic earnings per share for the year ended December 31, 2003	$2.00	$2.29	$2.06		$1.91
Diluted earnings per share for the year ended December 31, 2003	$1.96	$2.19	$2.01		$1.86

(1)
Computed by multiplying the Combined Pro Forma Amounts by an assumed exchange ratio for the stock portion of the merger consideration of .9276, based on an assumed average MB Financial closing price of $38.00.

(2)
Computed by adding the fixed number of MB Financial shares to be issued in the merger (assumed to be 1,996,849) to the 26,750,130 outstanding shares reported by MB Financial at December 31, 2003.

(3)
Combined pro forma dividends per share represent MB Financial's dividends per share for the year ended December 31, 2003.

FIRST SECURITYFED ANNUAL MEETING

        First SecurityFed's board of directors is using this document to solicit proxies from the holders of First SecurityFed common stock for use at First SecurityFed's annual meeting of stockholders. Set forth below is information about the annual meeting.

Time and Place of the Annual Meeting

    Wednesday, May 19, 2004
    1:00 p.m., Chicago time

    First Security Federal Savings Bank
    936 North Western Avenue
    Chicago, Illinois 60622-4695

Matters to be Considered at the Annual Meeting

        At the annual meeting, First SecurityFed stockholders will be asked to consider and vote upon: (i) the adoption of the merger agreement; (ii) the election of three directors; (iii) the ratification of the appointment of Crowe Chizek and Company LLC as First SecurityFed's independent auditors for the year ending December 31, 2004; and (iv) any other matters that may properly come before the annual meeting, including approval of any adjournment or postponement of the meeting. As of the date of this document, First SecurityFed's board of directors is not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this document. As noted under "Proposal II. Election of Directors," while directors will be elected for three-year terms to expire in 2007, these terms will expire before that time, if and when the merger is completed.

Record Date; Voting Rights of Stockholders

        First SecurityFed's board of directors has fixed the close of business on March 31, 2004 as the record date for stockholders entitled to notice of and to vote at the annual meeting. Only holders of record of First SecurityFed common stock on the record date are entitled to notice of and to vote at the annual meeting. Each share of First SecurityFed common stock that you own as of the close of business on the record date entitles you to one vote. On the record date, there were 4,043,563 shares of First SecurityFed common stock outstanding and entitled to vote at the annual meeting, held by approximately 660 stockholders of record.

Votes Required

        The affirmative vote of the holders of at least a majority of the outstanding shares of First SecurityFed common stock is required to adopt the merger agreement. Directors will be elected by a plurality of the votes cast. Ratification of the appointment of the independent auditors requires the approval of a majority of the votes cast on the matter. Your board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement, "FOR" the election of the director nominees named in this proxy statement-prospectus and "FOR" the ratification of the appointment of the independent auditors.

        Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First SecurityFed common stock, abstentions and failures to vote on this proposal will have the same effect as votes against the proposal. If your shares are held in street name with a broker, your broker will likely not be able to vote your shares on the merger agreement without instructions from you. Such shares are referred to as "broker non-votes," which will have the same effect as votes against adoption of the merger agreement. Votes withheld and broker non-votes will have no effect on the election of directors. Abstentions will have the same effect as votes against the ratification of the appointment of the independent auditors, while broker non-votes will have no effect on this proposal.

Voting of Proxies

        You may vote in person at the annual meeting or by proxy. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the annual meeting. If your shares are held in street name with a bank or broker and you wish to vote at the annual meeting, you will need to contact your bank or broker to obtain authorization to do so.

        Voting instructions are included on your proxy card. If you properly give your proxy and submit it in time to vote, your shares will be voted as you have directed. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted "FOR" the adoption of the merger agreement, "FOR" the election of the director nominees named in this proxy statement-prospectus and "FOR" the ratification of the appointment of the independent auditors. If your shares are held in street name with a broker and you fail to provide voting instructions, then as described above under "—Vote Required," your broker will likely not be permitted to vote your shares on the merger agreement. Your broker will most likely be permitted to vote your shares on the election of directors and ratification of the appointment of the independent auditors if you do not provide voting instructions on these matters.

        If any other matters are properly presented for consideration at the annual meeting, the persons named in the form of proxy sent to record holders will have the discretion to vote on those matters in accordance with their best judgment. First SecurityFed's board of directors is not aware of any other matters to be presented at the annual meeting other than those described in the notice of the annual meeting. The affirmative vote of the holders of a majority of the shares of First SecurityFed common stock present and voting on the matter may authorize the adjournment or postponement of the annual meeting. No proxy that is voted against adoption of the merger agreement will be voted in favor of adjournment or postponement to solicit further proxies for that proposal.

        You might receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children—in which case you will receive three separate proxy cards to vote. Please complete and return all cards.

Revocability of Proxies

        If you are the record holder of your shares, you may revoke your proxy before it is voted by:

  •
  submitting a new proxy with a later date;

  •
  notifying the secretary of First SecurityFed in writing before the annual meeting that you have revoked your proxy; or

  •
  voting in person at the annual meeting.

        If your shares are held in street name, you must contact your bank or broker if you wish to revoke your proxy.

ESOP Participants

        If you participate in First SecurityFed's employee stock ownership plan, you will receive a voting instruction form that reflects all shares you may vote under the plan. Under the terms of the employee stock ownership plan, all shares held in the employee stock ownership plan are voted by the employee stock ownership plan trustee, but each participant in the employee stock ownership plan may direct the trustee how to vote the shares of First SecurityFed common stock allocated to his or her employee stock ownership plan account. Unallocated shares of First SecurityFed common stock held by the employee stock ownership plan will be voted by the trustee in the manner directed by a majority of plan participants who directed the trustee as to the manner of voting their shares, subject to the exercise of its fiduciary duties. Allocated shares for which no timely voting instructions are received by the trustee will be voted by the trustee in its discretion. The deadline for returning your voting instructions to the trustee is            , 2004.

Proxy Solicitation Costs

        First SecurityFed will pay its own costs of soliciting proxies. In addition to this mailing, First SecurityFed directors, officers and employees may also solicit proxies personally, electronically or by telephone. First SecurityFed also will reimburse brokers, banks and other nominees for their expenses in sending these materials to their customers and obtaining their voting instructions. First SecurityFed has retained Regan & Associates to assist in the solicitation of proxies for a fee of approximately $5,000, including expenses.

Security Ownership

        The following table sets forth information as of March 31, 2004 regarding the share ownership of (i) those persons or entities known by First SecurityFed to beneficially own more than five percent of its common stock; (ii) each executive officer of First SecurityFed named in the Summary Compensation table appearing under "Proposal II. Election of Directors;" and (iii) all current directors and executive officers of First SecurityFed as a group. For information regarding the individual beneficial ownership of First SecurityFed common stock by all First SecurityFed directors and nominees, see "Proposal II. Election of Directors." The address of each of the beneficial owners, except where otherwise indicated, is: c/o First SecurityFed Financial, Inc., 936 North Western Avenue, Chicago, Illinois 60622-4695.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
First SecurityFed Financial, Inc. Employee Stock Ownership Plan	296,707(1)	7.34%
The Heritage Foundation of First Security Federal Savings Bank, Inc. 2329 W. Chicago Avenue Chicago, Illinois 60622	250,000(2)	6.18%
Thomson Horstmann & Bryant, Inc. 7.34%Park 80 West, Plaza Two Saddle Brook, New Jersey 07663	261,000(3)	6.45%
Named Officers
Julian Kulas President and Chief Executive Officer	299,522(4)	7.35%
Paul Bandriwsky Chief Operating Officer	41,412(5)	1.02%
All directors and executive officers as a group (11 persons)	832,112(6)	19.28%

(1)
The amount reported represents shares held by First SecurityFed's Employee Stock Ownership Plan (referred to as the "ESOP"), 215,933 of which have been allocated to accounts of participants. First Bankers Trust, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP that have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. For each issue voted upon by First SecurityFed's stockholders, the unallocated shares held by the ESOP are voted by the ESOP trustee in the same manner as the trustee is directed to vote on the issue by a majority of the plan participants who directed the trustee as to the manner of voting the shares allocated to their plan accounts. Allocated shares as to which the ESOP trustee receives no voting instructions are voted by the trustee in its discretion.

(2)
As reported in a Schedule 13G filed with the Securities and Exchange Commission on March 10, 2002. The Heritage Foundation reported sole voting and dispositive powers as to all 250,000 shares listed. The trustees of the foundation are Paul Nadzikewycz, Chairman of First SecurityFed's board of directors, Julian Kulas, First SecurityFed's President and Chief Executive Officer, and Terry Gawryk, a director of First SecurityFed. Pursuant to a letter from the Office of Thrift Supervision issued to First SecurityFed in connection with the approval of First Security Federal Savings Bank's mutual-to-stock conversion in 1997, the shares of common stock held by the foundation must be voted by the trustees in the same ratio as all other shares of common stock so that the board and management of First SecurityFed do not derive additional voting control from the foundation shares.

(3)
As reported in an amendment to a Schedule 13G filed with the Securities and Exchange Commission on January 21, 2004. Thomson Horstmann & Bryant, Inc. reported sole voting power as to 92,900 shares; shared voting power as to zero shares; sole dispositive power as to 168,100 shares; and shared dispositive power as to zero shares.

(4)
Amount includes 221,141 shares held directly and through First Security Federal Savings Bank's profit sharing plan, 6,575 shares held jointly with Mr. Kulas' wife, 16,931 shares allocated to Mr. Kulas' ESOP account, 25,000 shares held as the trustee of a trust, the beneficiary of which is Mr. Kulas' wife, with respect to which shares Mr. Kulas may be deemed to have sole or shared voting and/or dispositive powers. The amount also includes 29,875 shares underlying exercisable stock options.

(5)
Amount includes 27,656 shares held directly and 1,833 shares held jointly with Mr. Bandriwsky's wife. The amount also includes 10,000 shares underlying exercisable stock options. Does not include 15,000 shares underlying unvested stock options or 4,500 unvested shares of restricted stock awarded to Mr. Bandriwsky under First SecurityFed's Recognition and Retention Plan (referred to as the "RRP").

(6)
Amount includes shares held directly, as well as shares held jointly with family members, retirement accounts, First Security Federal Savings Bank's profit sharing plan, shares allocated to the ESOP accounts of the group members, held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole or shared voting and/or dispositive powers. The amount also includes 271,410 shares underlying exercisable stock options, but does not include any unvested stock options or unvested awards of restricted stock under the RRP.

Support Agreements

        Each director of First SecurityFed and First Security Federal Savings Bank has entered into a support agreement with MB Financial under which he has agreed to vote all of the shares of First SecurityFed common stock he owns of record or beneficially and is entitled to vote as of the record date for the annual meeting in favor of adoption of the merger agreement. See "Proposal I. Adoption of the Merger Agreement—Director Support and Non-Competition Agreements."

PROPOSAL I. ADOPTION OF THE MERGER AGREEMENT

        The following information describes the material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the appendices to this proxy statement-prospectus, including the merger agreement. A copy of the merger agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the merger agreement and the other appendices in their entirety.

General

        The merger agreement provides for the merger of First SecurityFed with MB Financial in a cash and stock transaction, subject to restructuring as an all-cash transaction if the value of the aggregate stock consideration to be paid by MB Financial is less than 40% of the value of the aggregate merger consideration based upon the closing price of MB Financial common stock on the second trading day before the date of completion of the merger and MB Financial elects not to increase the number of shares issuable in the transaction. If the merger is to be completed as a cash and stock transaction, First SecurityFed will be merged with and into MB Financial, with MB Financial as the surviving entity. In this case, the merger will be effected by the filing of a certificate of merger with the Delaware Secretary of State and articles of merger with the Maryland State Department of Assessments and Taxation. If the merger is restructured as a cash-out merger, MB Financial will form a wholly owned Delaware subsidiary which will be merged with and into First SecurityFed, with First SecurityFed surviving the cash-out merger as a wholly owned subsidiary of MB Financial. The cash-out merger would be effected by the filing of a certificate of merger with the Delaware Secretary of State.

        The merger agreement provides that unless both MB Financial and First SecurityFed agree to a later date, the filing or filings necessary to make the merger effective will be made on or before the tenth business day after all of the conditions to completion of the transaction have been satisfied or waived. See "—Conditions to Completion of the Merger."

        Subject to the allocation provisions of the merger agreement and a possible restructuring of the merger as an all-cash transaction at $35.25 per share, you will have the right to elect to receive, for each share of First SecurityFed common stock that you own, either $35.25 in cash, shares of MB Financial common stock valued at $35.25 per share, based on MB Financial's average closing price over the ten trading day period ending on the second trading day before the date of completion of the merger, or a combination of both. See "—Consideration to be Received in the Merger."

Background of the Merger

        Since the completion of First SecurityFed's initial public offering on October 30, 1997, First SecurityFed's board of directors and management have from time to time reviewed various strategic options available to First SecurityFed including, among other things, continued independence, acquisitions of other institutions and mergers with other institutions. First SecurityFed's board of directors and management have also prepared and updated on an annual basis a business plan and budget. Finally, First SecurityFed's board of directors has also periodically compared quantitative measures of First SecurityFed's performance with those of other financial institutions and monitored the local financial institutions merger market.

        During recent years, First SecurityFed has attempted to negotiate the acquisition of several other financial institutions. In each case, First SecurityFed was unable to negotiate an acquisition on favorable terms due to competition from other, larger financial institutions. In addition, during 2002 and 2003, First SecurityFed's management was informally approached by several larger financial institutions to explore whether a merger might make sense. Finally, during 2003, several members of First SecurityFed's management informed First SecurityFed's board of directors that they were considering retirement within the next several years. As a result of these factors, during the summer of

2003, First SecurityFed's board and Executive Committee held several planning sessions to analyze First SecurityFed's future strategic options. In each case, the goal was to identify a course of action that would be in the best interests of First SecurityFed's stockholders, customers and community members.

        On August 16, 2003, First SecurityFed's board considered a range of factors affecting its future ability to build stockholder value and serve First SecurityFed's customers and community. Among the factors considered were the possible retirement of several senior officers, the significant increase in local competition, the recent significant increase in regulatory compliance requirements, the need to upgrade First SecurityFed's information systems and use of technology in its product offerings, and the possibility that interest rates in general might increase, depressing thrift institution earnings and stock prices. The board also noted that, based on its discussions with investment bankers, merger prices were at high levels and could decrease in the near term. After extensive analysis, First SecurityFed's board of directors determined that it was appropriate to explore whether it would make sense for First SecurityFed to merge with a stronger institution.

        First SecurityFed's board then discussed with First SecurityFed's financial advisor, Hovde Financial LLC, the best technique for securing a merger proposal that would be in the best interest of First SecurityFed's stockholders, customers and community members. After review, the board concluded that it was in the best interests of First SecurityFed to prepare and distribute to potential merger partners a confidential memorandum containing detailed information regarding First SecurityFed. After review, the board authorized Hovde to contact potential merger partners on a "no name" basis to assess their interest in receiving a confidential memorandum for an institution with financial and operational characteristics similar to First SecurityFed's.

        On August 28, 2003, First SecurityFed's board reviewed First SecurityFed's business plan, including First SecurityFed's strengths and weaknesses and its future strategic challenges. First SecurityFed's board also reviewed the draft confidential memorandum and authorized Hovde to send it to the potential merger partners which had expressed an interest in reviewing it.

        On September 23, 2003 First SecurityFed's board met with counsel to review its fiduciary duties and the merger process to date. On September 25, 2003 First SecurityFed's board reviewed at great length with Hovde and First SecurityFed's counsel the current status of the merger process. First SecurityFed's board noted that, of the parties which were sent a confidential memorandum, three larger institutions (including MB Financial) had provided detailed letters of interest relating to a possible merger transaction with First SecurityFed. First SecurityFed's board noted that each potential merger partner was financially strong and experienced in providing financial services to middle class ethnic and immigrant customers in an urban setting.

        First SecurityFed's board reviewed each of the letters of interest in great detail at the September 25, 2003 meeting. Among the factors considered were the potential synergies with each potential partner, each potential partner's financial condition, operating results and stock performance, and the value of the proposed merger consideration. First SecurityFed's board also reviewed at length the impact on First SecurityFed's customers and community of a merger with each of the three potential partners. Finally, First SecurityFed's board reviewed again First SecurityFed's business plan and its ability to enhance stockholder value through alternate means. After discussion, First SecurityFed's board voted to permit the three parties to perform due diligence in the hope that they might improve their proposals.

        During the month of October 2003, the three potential merger partners conducted extensive due diligence on First SecurityFed. In mid November 2003, each of the three potential merger partners submitted revised letters of interest.

        On November 21, 2003, First SecurityFed's board of directors held an all-day meeting at which the board met with and received presentations from senior executives of each of the three potential merger partners regarding the details and benefits of their proposals. Following the meeting, the directors reviewed financial and other information regarding the potential partners and their proposals. In addition, the board noted that each potential merger partner had proposed to make a major commitment to First SecurityFed's customers and community by (i) hiring additional customer service personnel who speak Ukrainian, Polish or Spanish, (ii) including such languages in their telephone banking systems, (iii) maintaining all of First SecurityFed's offices (and in some cases extending their hours) and (iv) causing a substantial contribution to be made to the Heritage Foundation of First Security Federal Savings Bank.

        On November 24, 2003, First SecurityFed's board met again with Hovde and counsel. At that meeting, First SecurityFed's board reviewed First SecurityFed's business plan as well as its ability to record favorable financial results in the future. First SecurityFed's board also considered whether it might be in the best interests of the stockholders, customers and community for First SecurityFed to remain independent or to defer the merger process for a period of time. Finally, the board reviewed each merger proposal including the transaction structure, the current and pro forma financial strength of each potential merger partner, the relevant stock pricing ratios and the available analysts' recommendations regarding the securities to be received. After extensive review, First SecurityFed's board unanimously agreed to open negotiations on a merger agreement with MB Financial.

        The merger agreement was drafted and negotiated during December 2003 and early January 2004. During such period there were numerous telephone calls and meetings among First SecurityFed's management, counsel, Hovde and MB Financial's counsel, management and financial advisor.

        On January 8, 2004, First SecurityFed's board met to consider the proposed merger agreement. First SecurityFed's board, counsel and Hovde reviewed all aspects of the merger agreement, including the termination fee. In addition, the board reviewed the advisability of entering into a merger transaction from a stockholder, customer and community standpoint. Among other things, the board concluded that it was unlikely that First SecurityFed would be able to implement a strategy that would generate a more favorable return to stockholders and have a more favorable impact on First SecurityFed's customers and community than the proposed merger with MB Financial.

        On January 9, 2004, First SecurityFed's board again reviewed at length the merger process and First SecurityFed's business plan and strategic alternatives. The board also reviewed the financial aspects of the transaction as well as the impact on First SecurityFed's customers and community members. Finally, the board reviewed Hovde's opinion, issued that day, that the merger consideration to be received by stockholders is fair from a financial point of view. After a long and thorough discussion, the board unanimously agreed to approve the merger, subject to stockholder and regulatory approval and to the other conditions contained in the agreement.

First SecurityFed's Reasons for the Merger; Recommendation of the First SecurityFed Board of Directors

        Reasons for the Merger.    The terms of the merger agreement, including the consideration to be paid to First SecurityFed stockholders, were the result of arms-length negotiations between representatives of MB Financial and First SecurityFed. In the course of reaching its decision to approve the merger agreement, First SecurityFed's board of directors considered a number of factors, including the following:

  •
  the belief that the merger would result in stockholders of First SecurityFed receiving a sound return on their investment;

  •
  the value of the merger consideration essentially being fixed at a price of $35.25 per First SecurityFed share, as First SecurityFed stockholders will receive either $35.25 in cash, shares of MB Financial common stock having a value of $35.25 based on the average closing price of MB

    Financial common stock during the ten trading day period ending on the second trading day before the date of completion of the merger, or a combination of both;

  •
  the generally tax-free nature of the stock consideration, as discussed under "—Material United States Federal Income Tax Consequences";

  •
  the expectation the combined company will be well-positioned to take advantage of enhanced operating efficiencies and new markets within the Chicago metropolitan area;

  •
  the current and prospective economic and competitive environments facing First SecurityFed and other financial institutions characterized by:

  •
  intensifying competition from both banks and non-bank financial services organizations;

  •
  the increasing pressure on maintenance of a profitable net interest margin;

  •
  the escalating necessity for strong fee-based income producing components; and

  •
  the growing costs and complexity associated with regulatory compliance for public companies in the banking industry;

  •
  the high costs of technology and new facilities required to continue to grow assets and income and serve First SecurityFed's customers;

  •
  a review of:

  •
  the business, operations, earnings and financial condition, including capital levels and asset quality, of MB Financial on historical, prospective, and pro forma bases and in comparison to other financial institutions in the Chicago metropolitan area;

  •
  the demographic, economic and financial characteristics of the markets in which MB Financial operates, including existing competition, history of the market areas with respect to financial institutions and average demand for credit, on historical and prospective bases; and

  •
  the likelihood of regulators approving the merger without undue conditions or delay;

  •
  the expanded product, and service offerings and new locations to conduct business in available for First SecurityFed customers;

  •
  the impact of the merger on the depositors, employees, customers and communities served by First SecurityFed;

  •
  the historical integration track record of MB Financial in other merger and acquisition transactions;

  •
  MB Financial's success in serving ethnic customers in urban market areas similar to First SecurityFed's;

  •
  increased market liquidity for First SecurityFed stockholders receiving MB Financial stock in the merger;

  •
  the expectation that the merger will be accretive to GAAP earnings per share of MB Financial;

  •
  the quality and depth of MB Financial's management group; and

  •
  the opinion of Hovde Financial LLC, First SecurityFed's financial advisor, that, as of January 9, 2004, the merger consideration was fair from a financial point of view to First SecurityFed stockholders.

        This discussion of the information and factors considered by the First SecurityFed board of directors is not intended to be exhaustive, but it includes all material factors considered by the First SecurityFed board. In reaching its determination to approve and recommend the merger, the First SecurityFed board of directors did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors.

        Recommendation of the First SecurityFed Board.    First SecurityFed's board of directors believes that the terms of the merger are fair to, and in the best interests of, First SecurityFed's stockholders, customers and community and unanimously recommends that First SecurityFed stockholders vote FOR adoption of the merger agreement.

Opinion of First SecurityFed's Financial Advisor

        First SecurityFed engaged Hovde Financial LLC as its financial advisor in connection with the merger based on Hovde's Midwest financial institution experience and expertise. Hovde is a nationally recognized investment banking firm that has substantial expertise in transactions similar to the merger. On January 9, 2004, Hovde delivered to the First SecurityFed board of directors its written opinion dated as of January 9, 2004 that, based upon and subject to the various considerations set forth in that opinion, the merger consideration was fair from a financial point of view to the holders of First SecurityFed common stock. Hovde reaffirmed its written opinion dated as of January 9, 2004 by delivering an updated written opinion to the First SecurityFed board of directors dated as of                , 2004, the date of this proxy statement-prospectus. In requesting Hovde's advice and opinion, no limitations were imposed by First SecurityFed upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion.

        The full text of the opinion of Hovde, dated as of                        ,    , 2004, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement-prospectus as Appendix B. First SecurityFed stockholders should read this opinion in its entirety. Hovde's opinion is directed only to the fairness, from a financial point of view, of the merger consideration, and does not constitute a recommendation to First SecurityFed stockholders as to how they should vote at the annual meeting. The summary of the opinion of Hovde set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion.

        Hovde, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, valuations and other purposes. Hovde is familiar with First SecurityFed, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the merger agreement. In the course of its daily trading activities, investment funds controlled by an affiliate of Hovde may from time to time effect transactions in and hold securities of First SecurityFed and MB Financial. As of the date of its opinion, Hovde-affiliated entities owned 90,759 shares of MB Financial common stock and no shares of First SecurityFed common stock.

        Hovde will receive a fee contingent upon the completion of the merger for services rendered in connection with advising First SecurityFed regarding the merger, including the fairness opinion and financial advisory services provided to First SecurityFed. As of the date of this proxy statement-prospectus, such fee would be approximately $1,750,000, of which Hovde has received $120,000 to date.

        The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were presented to the First SecurityFed board of directors by Hovde on January 8 and 9, 2004. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation made by Hovde to the First SecurityFed board of directors, but it does summarize all of the material analyses performed and presented by Hovde.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde may have given certain analyses more or less weight than other analyses. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the First SecurityFed board of directors and its fairness opinion.

        In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First SecurityFed and MB Financial. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde's analysis of the fairness of the merger consideration, from a financial point of view, to First SecurityFed stockholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde's opinion does not address the relative merits of the merger as compared to any other business combination in which First SecurityFed might engage. In addition, as described above under "—First SecurityFed's Reasons for the Merger; Recommendation of the First SecurityFed Board of Directors," Hovde's opinion to the First SecurityFed board of directors was one of many factors taken into consideration by the First SecurityFed board of directors in making its determination to approve the merger agreement.

        During the course of its engagement and for the purposes of its opinion, Hovde:

  (i)
  reviewed the merger agreement;

  (ii)
  reviewed certain historical publicly available business and financial information concerning First SecurityFed and MB Financial;

  (iii)
  reviewed certain internal financial statements and other financial and operating data concerning First SecurityFed and MB Financial;

  (iv)
  analyzed certain financial projections prepared by the management of MB Financial;

  (v)
  conducted meetings with members of the senior management of MB Financial and First SecurityFed for the purpose of reviewing the future prospects of MB Financial and First SecurityFed, including forward looking information related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (referred to below as "synergies") expected to be achieved as a result of the merger;

  (vi)
  reviewed historical market prices and trading volumes for First SecurityFed common stock and MB Financial common stock;

  (vii)
  reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that it considered relevant;

  (viii)
  evaluated the pro forma ownership of MB Financial common stock by First SecurityFed's stockholders relative to the pro forma contribution of First SecurityFed's assets, liabilities, equity and earnings to the combined company;

  (ix)
  analyzed the pro forma impact of the merger on the combined company's earnings per share, consolidated capitalization and financial ratios; and

  (x)
  performed such other analyses and considered such other factors as it deemed appropriate.

        In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by First SecurityFed and MB Financial and in the discussions with First SecurityFed and MB Financial management. In that regard, Hovde assumed that the forward looking information, including without limitation, the synergies and information regarding under-performing and non-performing assets and net charge-offs, have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of First SecurityFed and MB Financial. Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed that such allowances for First SecurityFed and MB Financial are in the aggregate adequate to cover such losses. Hovde was not retained to and did not conduct a physical inspection of any of the properties or facilities of First SecurityFed or MB Financial. In addition, Hovde did not review individual credit files nor make an independent evaluation or appraisal of the assets and liabilities of First SecurityFed and MB Financial and it was not furnished with any such evaluations or appraisals.

        Transaction Multiple Analysis.    Hovde compared the offer value to First SecurityFed's book value, tangible book value, adjusted 6.5% core capital, trailing twelve months GAAP earnings per share ("EPS"), 2003 calendar-year estimated GAAP EPS (as estimated by Hovde), 2004 calendar-year estimated GAAP EPS (as estimated by Hovde), tangible book value to core deposits premium, deposits and assets. Based on the price per share of $35.25 for First SecurityFed common stock, and taking into consideration the in-the-money value of First SecurityFed options resulting in an aggregate offer value of $147,983,880, Hovde observed that the implied transaction multiples to First SecurityFed were as follows:

Offer value to book value	182.18%
Offer value to tangible book value	182.32%
Offer value to adjusted 6.5% core capital	309.24%
Offer value to trailing-twelve-months GAAP EPS	17.9x
Offer value to 2003 calendar-year estimated GAAP EPS	17.7x
Offer value to 2004 calendar-year estimated GAAP EPS	16.9x
Premium over tangible book value to core deposits	26.09%
Offer value to deposits	48.01%
Offer value to assets	30.15%

        Premium to Market Analysis Based on First SecurityFed Historical Trading Valuation.    Hovde reviewed the merger consideration premium to the price of First SecurityFed common stock at different intervals ending on January 6, 2004, using the 5-day, 10-day, 20-day, 30-day, 45-day, 60-day and 90-day average closing price of First SecurityFed common stock during such periods. Using such average closing prices, Hovde observed that the premium to First SecurityFed common stock was as follows:

	First SecurityFed average closing price	Premium to average trading price
Last trading day	$30.17	16.84%
Last 5 Trading Days	$30.24	16.57%
Last 10 Trading Days	$30.47	15.69%
Last 20 Trading Days	$30.65	15.01%
Last 30 Trading Days	$30.68	14.90%
Last 45 Trading Days	$30.48	15.65%
Last 60 Trading Days	$30.32	16.26%
Last 90 Trading Days	$29.68	18.77%

        Stock Trading History Analysis.    Hovde reviewed the history of the reported trading prices of First SecurityFed's common stock and MB Financial's common stock and the relationship between the movements in the prices of First SecurityFed's common stock and MB Financial's common stock to movements in certain stock indices, including the NASDAQ Bank and Thrift Index, the Russell 2000 Financial Services Index, and the Standard & Poor's 500 Index. Hovde noted that during the one year period ended January 6, 2004, First SecurityFed's common stock underperformed the Russell 2000 Financial Services Index and outperformed the NASDAQ Bank and Thrift Index and the Standard & Poor's 500 Index. Within the same one-year period, Hovde observed that MB Financial's common stock outperformed the NASDAQ Bank and Thrift Index, the Russell 2000 Financial Services Index and the Standard & Poor's 500 Index. Hovde concluded by stating that MB Financial's common stock also outperformed First SecurityFed's common stock from January 6, 2003 to January 6, 2004.

	Beginning Index Value on January 6, 2003	Ending Index Value on January 6, 2004
First SecurityFed	100.00%	126.18%
MB Financial	100.00%	155.77%
Nasdaq Bank and Thrift Index	100.00%	125.94%
Russell 2000 Financial Services Index	100.00%	131.91%
S&P 500 Index	100.00%	120.95%

        Hovde also noted that during the three year period ended January 9, 2004, First SecurityFed' common stock outperformed the NASDAQ Bank and Thrift Index, the Russell 2000 Financial Services Index and the Standard & Poor's 500 Index. Within the same three-year period, Hovde observed that MB Financial's common stock also outperformed the NASDAQ Bank and Thrift Index, the Russell 2000 Financial Services Index and the Standard & Poor's 500 Index. Hovde concluded by stating that MB Financial's common stock outperformed First SecurityFed's common stock from January 6, 2001 to January 6, 2004.

	Beginning Index Value on January 6, 2001	Ending Index Value on January 6, 2004
First SecurityFed	100.00%	218.46%
MB Financial	100.00%	432.40%
Nasdaq Bank and Thrift Index	100.00%	152.35%
Russell 2000 Financial Services Index	100.00%	150.05%
S&P 500 Index	100.00%	86.55%

        Contribution Analysis.    Hovde prepared a contribution analysis showing percentages of assets, loans, deposits, equity and tangible equity at September 30, 2003, and the estimated calendar-year 2003 and 2004 net income on GAAP basis that would be contributed to the combined company on a pro-forma basis by First SecurityFed and MB Financial. These contribution percentages were compared to the approximately 7.35% (under the cash and stock structure) and 13.24% (assumes all First SecurityFed shares are converted entirely into MB Financial common stock) of the pro forma common shares outstanding that holders of First SecurityFed common stock would own if the merger were completed.

	First SecurityFed Contribution	MB Financial Contribution
Balance Sheet
Assets	10.28%	89.72%
Net Loans	9.56%	90.44%
Deposits	8.46%	91.54%
Common Equity	18.12%	81.88%
Tangible Common Equity	21.94%	78.06%
Income Statement
2003 Calendar-year Estimated Net Income—GAAP	13.52%	86.48%
2004 Calendar-year Estimated Net Income—GAAP	12.29%	87.71%

        Discounted Cash Flow Analysis.    Hovde estimated the discounted present value of the First SecurityFed common stock by using estimated 2004-2008 aggregate cash earnings (which estimates were made by Hovde) of $8.8 million, $9.2 million, $9.6 million, $10.1 million and $10.6 million, respectively, and 2004-2008 dividends per share of $0.68, $0.71, $0.75, $0.79, and $0.83, respectively. In arriving at the terminal value of First SecurityFed's earnings stream at the end of 2008, Hovde assumed a terminal earnings value multiple at a range of 12.0, 14.0, 16.0, 18.0 and 20.0. Similarly, in arriving at the terminal value of First SecurityFed's book value at the end of 2008, Hovde assumed a terminal book value multiple at a range of 100.0%, 125.0%, 150.0%, 175.0% and 200.0%. The terminal values were then discounted, along with annual dividends for 2004-2008, using a range of discount rates of 10.0%, 11.0%, 12.0%, 13.0% and 14.0% to arrive at the present value for First SecurityFed's common stock. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of First SecurityFed common stock. These analyses and the underlying assumptions yielded a per share range of value for First SecurityFed common stock of approximately $18.91 to $33.89 based on the earnings approach and $17.69 to $36.89 based on the book value approach.

        Financial Implications to First SecurityFed Stockholders.    Hovde prepared an analysis of the financial implications to the holders of First SecurityFed common stock. This analysis indicated the level of accretion to estimated cash earnings per share, GAAP earnings per share, book value per share, tangible book value per share and dividends per share that a stockholder of First SecurityFed would achieve on a pro forma equivalent basis, assuming a First SecurityFed share is converted entirely into MB Financial common stock. The table below summarizes these results:

	2004		2005		2006		2007		2008
Cash Earnings per Share	4.0%		8.4%		12.3%		17.1%		21.7%
GAAP Earnings per Share	0.9%		5.0%		9.5%		14.0%		18.8%
Book Value per Share	(21.2%	)	(18.2%	)	(15.1%	)	(12.0%	)	(8.9%	)
Tangible Book Value per Share	(42.3%	)	(37.6%	)	(33.0%	)	(28.5%	)	(24.0%	)
Dividends per Share	(30.0%	)	(26.0%	)	(23.4%	)	(19.7%	)	(16.4%	)

        Comparative Shareholder Rates of Return.    Hovde presented an analysis of comparative theoretical shareholder returns in several scenarios, including (i) First SecurityFed remaining independent; (ii) First SecurityFed being acquired in 2008; (iii) First SecurityFed merging with MB Financial under the terms of the merger agreement; and (iv) First SecurityFed merging with MB Financial under the terms of the merger agreement (assuming a First SecurityFed share is converted entirely into MB Financial common stock) and the pro forma company in turn being acquired in 2008. This analysis, which was based on the net present value of projected dividend streams and projected common stock valuations, using historical operating and acquisition price-to-earnings and price-to-book value multiples, indicated total shareholder returns of 6.29% if First SecurityFed remained independent, 13.95% if First SecurityFed were acquired in 2008, 18.63% if First SecurityFed merged with MB Financial, and 25.77% if First SecurityFed merged with MB Financial and the pro forma company in turn were acquired in 2008.

        Analysis of Selected Mergers.    Hovde reviewed comparable mergers involving thrifts headquartered in the Midwest announced since January 1, 1998, in which the seller's assets were between $200 million and $2.0 billion and the seller's tangible equity to assets ratio was in excess of 10.0% (referred to as the "overcapitalized thrifts"). This overcapitalized thrifts merger group consisted of the following nine transactions:

Buyer	Seller
Midwest Banc Holdings	Big Foot Financial
MB Financial	FSL Holdings
DFC Acquisition	Cameron Financial
Citizens Bancshares	MBLA Financial
Anchor BanCorp Wisconsin	FCB Financial
FBOP	Calumet Bancorp
MAF Bancorp	Westco Bancorp
Union Planters	First Mutual Bancorp
State Financial Services	Home Bancorp of Elgin

        Hovde also reviewed comparable mergers involving thrifts headquartered in the Chicago metropolitan statistical area announced since January 1, 1998, in which the seller's assets were between $200 million and $2.0 billion (referred to as the "Chicago area thrifts"). This Chicago area thrifts merger group consisted of the following eight transactions:

Buyer	Seller
MAF Bancorp	Fidelity Bancorp
Midwest Banc Holdings	Big Foot Financial
MB Financial	FSL Holdings
Charter One Financial	Alliance Bancorp
Coal City Corporation	Avondale Financial
FBOP	Calumet Bancorp
MAF Bancorp	Westco Bancorp
State Financial Services	Home Bancorp of Elgin

        Hovde then calculated the medians, averages, high and lows for the following relevant transaction ratios in the overcapitalized thrifts merger group and the Chicago area merger group: the multiple of the offer value to the acquired company's earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company's book value per share and tangible book value per share; and the tangible book value premium to core deposits, each as of the announcement date of the transaction. Hovde compared these multiples with the corresponding multiples for the merger. The results of this analysis are as follows:

	Offer Value to
	Book Value Per Share (%)	Tangible Book Value Per Share (%)	12 months Preceding Earnings Per Share (x)	Ratio of Tangible Book Value Premium to Core Deposits (%)
First SecurityFed	182.18%	182.32%	17.9x	26.09%
Overcapitalized merger group median	127.41%	139.78%	17.5x	8.33%
Overcapitalized merger group average	136.25%	140.38%	19.5x	11.00%
Overcapitalized merger group high	223.20%	223.20%	27.6x	35.13%
Overcapitalized merger group low	99.66%	99.66%	11.5x	0.83%
Chicago Area merger group median	143.42%	143.99%	12.8x	8.72%
Chicago Area merger group average	141.06%	141.22%	17.0x	10.42%
Chicago Area merger group high	170.61%	170.61%	27.6x	16.84%
Chicago Area merger group low	112.80%	112.80%	11.5x	4.74%

        Comparable Company Analysis.    Using publicly available information, Hovde compared the stock market valuation and operating characteristics of MB Financial on a standalone basis with the following comparable Illinois based publicly traded bank institutions:

Company Name	Headquarters	Ticker
AMCORE Financial	Rockford, IL	AMFI
Associated Ban-Corp	Green Bay, WI	ASBC
Corus Bankshares	Chicago, IL	CORS
First Midwest Bancorp	Itasca, IL	FMBI
First Oak Brook Bancshares	Oak Brook, IL	FOBB
Midwest Banc Holdings	Melrose Park, IL	MBHI
Old Second Bancorp	Aurora, IL	OSBC
PrivateBancorp	Chicago, IL	PVTB
Taylor Capital	Rosemont, IL	TAYC
Wintrust Financial	Lake Forest, IL	WTFC

        Indications of such financial performance and stock market valuation included the calculation of price-to-book value, price-to-tangible book value, price-to-2003 estimated GAAP earnings and price-to-2004 estimated GAAP earnings.

	Price to Book Value (%)	Price to Tang. Book Value (%)	Price to 2003E GAAP EPS (x)	Price to 2004E GAAP EPS (x)
MB Financial	258.56%	328.40%	18.1x	15.5x
Comparable Group Median	260.84%	294.65%	16.2x	14.8x
Comparable Group Average	243.21%	265.88%	17.0x	15.4x
Comparable Group High	293.77%	318.79%	21.9x	20.1x
Comparable Group Low	172.43%	173.93%	14.0x	13.2x

        Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration was fair from a financial point of view to First SecurityFed stockholders.

Consideration to be Received in the Merger

        Subject to the allocation provisions of the merger agreement and the possible restructuring of the merger as an all-cash transaction, you will have the right to elect to receive, for each share of First SecurityFed common stock that you own, either:

  •
  $35.25 in cash; or

  •
  a number of shares of MB Financial common stock determined by dividing $35.25 by the average closing price of MB Financial common stock over the ten trading day period ending on the second trading day prior to the date of completion of the merger, with cash paid in lieu of fractional share interests based on the average closing price. We sometimes refer to this number of shares as the "exchange ratio."

        You may elect either of these options for all of your First SecurityFed shares, or you may choose cash for some shares and MB Financial stock for some shares. Because, however, there is a fixed number of shares of MB Financial common stock that will be issued in the merger, a fixed number of First SecurityFed shares will be exchangeable for each of the stock and cash consideration. Therefore, you may receive stock and/or cash in an amount that is not consistent with your election, depending upon the elections of other First SecurityFed stockholders. See "—Allocation Procedures" below.

        The fixed number of MB Financial shares will be 1,996,849, subject to the following possible adjustments:

  •
  an increase for any First SecurityFed stock option exercises after the date of the merger agreement and prior to the completion of the merger, with the number of additional MB Financial shares determined by (1) multiplying 52% by the number of shares of First SecurityFed common stock issued pursuant to such stock option exercises, and then (2) multiplying the number of shares determined under clause (1) by .9724, rounded up or down to the nearest whole share;

  •
  an adjustment to reflect any change, after the date of the merger agreement and prior to the commencement of the ten-trading day period used to determine the exchange ratio, in the issued and outstanding shares of MB Financial common stock into a different number or class of shares by virtue of any stock split, stock dividend, subdivision, reorganization (other than an acquisition transaction), recapitalization or similar change in MB Financial's capitalization; the number of additional shares, if any, determined under the preceding bullet point for option exercises will likewise be adjusted; and

  •
  an increase, if applicable, elected by MB Financial in order to prevent the merger from being restructured as an all-cash transaction if the value of the aggregate stock consideration to be paid by MB Financial is less than 40% of the value of the aggregate merger consideration based upon the closing price of MB Financial common stock on the second trading day prior to the date of completion of the merger. See "—Possible Restructuring of the Merger as an All-Cash Transaction."

Allocation Provisions

  Treatment of Unvested Restricted Stock, Certain ESOP Shares and Dissenting Shares

        Regardless of how many stock election shares and cash election shares there are, the following will occur:

  •
  All unvested shares of restricted stock awarded under First SecurityFed's recognition and retention plan will be converted into the right to receive the stock consideration. We sometimes refer to these shares as the "unvested RRP shares." As of the date of this proxy-statement prospectus, there were 4,500 unvested RRP shares.

  •
  A portion of the shares of First SecurityFed common stock held by the First SecurityFed employee stock ownership plan that have not been allocated to plan participants, determined by dividing the employee stock ownership plan's outstanding loan indebtedness to First SecurityFed by $35.25, will be converted into the right to receive the cash consideration. We sometimes refer to these unallocated shares to be converted to cash as the "cash election designated ESOP shares." This cash will be used to repay the employee stock ownership plan's outstanding loan indebtedness to First SecurityFed. As of the date of this proxy statement-prospectus, there were 296,707 unallocated shares held by the employee stock ownership plan, and the amount of the outstanding loan indebtedness of the employee stock ownership plan to First SecurityFed was $3,332,160. For additional information on the impact of the merger on Employee Stock Ownership Plan participants, see "—Employee Stock Ownership Plan."

  •
  Any shares of First SecurityFed common stock held by holders who have properly exercised dissenters' rights of appraisal in connection with the merger will be deemed converted into the right to receive the cash consideration. We sometimes refer to these shares as the "dissenting shares." For additional information on appraisal rights, see "—Appraisal Rights."

  Fixed Number of First SecurityFed Shares That Will Be Exchanged for Stock

        A fixed number of First SecurityFed shares will be exchanged for stock. That number will be determined by dividing the fixed number of MB Financial shares to be issued in the merger by the exchange ratio. As noted above under "—Consideration to Be Received in the Merger," the exchange ratio will be determined by dividing $35.25 by the average closing price of MB Financial common stock over the ten trading day period ending on the second trading day prior to the date of completion of the merger. By way of example, if the fixed number of MB Financial shares to be issued in the merger remains unadjusted at 1,996,849 and the average closing price of MB Financial common stock is $38.00, then the exchange ratio would be .9276 and the fixed number of First SecurityFed shares that will be exchanged for stock will be 2,152,705.

        If the number of stock election shares, when aggregated with the unvested RRP shares, exceeds the fixed number of First SecurityFed shares exchangeable for stock, then all persons making stock elections will be paid the cash consideration for the excess stock election shares on a pro rata basis, and all shares held by holders who do not timely make their elections (referred to below as "non-election shares") will be converted to the cash consideration.

  Fixed Number of First SecurityFed Shares That Will Be Exchanged for Cash

        There is also a fixed number of First SecurityFed shares that will be exchanged for cash. That number will be determined by subtracting the fixed number of First SecurityFed shares exchangeable for stock from the total number of outstanding First SecurityFed shares. Continuing the above example, if the fixed number of First SecurityFed shares exchangeable for stock is 2,152,705 and the total number of outstanding shares of First SecurityFed common stock is 4,043,563, then the fixed number of First SecurityFed shares that will be exchanged for cash is 1,890,858.

        If the number of cash election shares, when aggregated with dissenting shares and cash election designated ESOP shares, exceeds the fixed number of First SecurityFed shares exchangeable for cash, then all persons making cash elections will receive the stock consideration for the excess cash election shares on a pro rata basis, and all non-election shares will be converted to the stock consideration.

  Examples of Allocation Mechanism

        The following are examples of how the allocation mechanism will work.

  Excess Stock Elections

        Suppose Stockholder Smith owns 1,000 shares of First SecurityFed common stock and elects to exchange 500 of his shares for stock and the other 500 for cash. Assume that out of the total of 4,043,563 shares of First SecurityFed common stock outstanding, the holders of 2,426,138, or 60%, of such shares elect the stock consideration. Assume also that the average closing price of MB Financial common stock is $38.00, that the exchange ratio is .9276, and that the fixed number of MB Financial shares to be issued is 1,996,849, which means that the number of outstanding First SecurityFed shares to be converted to stock is 2,152,705 and the number of outstanding First SecurityFed shares to be converted to cash is 1,890,858. Assume further that the number of unvested RRP shares is 4,500. Under this scenario:

  •
  All cash election designated ESOP shares will be exchanged for the cash consideration.

  •
  All First SecurityFed stockholders who elected cash will receive the cash consideration.

  •
  All non-election shares will be exchanged for the cash consideration.

  •
  All unvested RRP shares will be exchanged for the stock consideration.

  •
  All stock election shares will be allocated as follows:

  2,152,705 - 4,500 = 2,148,205 = total number of stock election shares to be converted to stock consideration (total number of shares to be exchanged for stock less unvested RRP shares)

  2,148,205 ÷ 2,426,138 = 88.544% = percentage of stock election shares to be converted to stock consideration (number of stock election shares to be exchanged for stock consideration divided by total number of stock election shares)

  500 × 88.544% = 443 (rounded) = number of Stockholder Smith's First SecurityFed shares to be exchanged for stock

        Stockholder Smith would thus receive 410 shares of MB Financial common stock in exchange for 443 of his stock election shares (443 × exchange ratio of .9276). Stockholder Smith would also receive a cash payment of $35.22 for his fractional MB Financial share (fractional MB Financial share of .9268 × $38.00 average closing price of MB Financial common stock). For his remaining 557 First SecurityFed shares, Stockholder Smith would receive aggregate cash consideration of $19,634 ($35.25 × 557).

  Excess Cash Elections

        Assume the same facts as in the previous example except that, out of a total of 4,043,563 shares of First SecurityFed common stock outstanding, the holders of 2,830,494, or 70%, of such shares elect the cash consideration. Assume further that there are no dissenting shares and that the number of cash election designated ESOP shares is 94,529 (determined by dividing the current outstanding employee stock ownership plan loan indebtedness of $3,332,160 by $35.25). Under this scenario:

  •
  All unvested RRP shares will be exchanged for the stock consideration.

  •
  All First SecurityFed stockholders who elected stock will receive the stock consideration.

  •
  All non-election shares will be exchanged for the stock consideration.

  •
  All cash election designated ESOP shares will be exchanged for the cash consideration.

  •
  All cash election shares will be allocated as follows:

  1,890,858 - 94,529 = 1,796,329 total number of cash election shares to be converted to cash consideration (total number of shares to be exchanged for cash less cash election designated ESOP shares)

  1,796,329 ÷ 2,830,494 = 63.46% = percentage of cash election shares to be converted to cash consideration (number of cash election shares to be exchanged for cash consideration divided by total number of cash election shares)

  500 × 63.46% = 317 (rounded) = number of Stockholder Smith's First SecurityFed shares to be exchanged for cash

        Stockholder Smith would thus receive aggregate cash consideration of $11,174 for 317 of his cash election shares ($35.25 × 317) and 633 shares of MB Financial common stock in exchange for his 683 remaining First SecurityFed shares (683 × exchange ratio of .9276). Stockholder Smith would also receive a cash payment of $20.93 for his fractional MB Financial share (fractional MB Financial share of .5508 × $38.00 average closing price of MB Financial common stock).

Possible Restructuring as an All-Cash Transaction

        The merger agreement provides that if, based on the closing price of MB Financial common stock on the second trading day preceding the date of completion of the merger, the fixed number of MB Financial shares to be issued in the merger has an aggregate value of less than 40% of the aggregate value of the cash and stock merger consideration, then:

  •
  MB Financial will have the right, but not the obligation, to increase the fixed number of MB Financial shares such that the aggregate market value of these shares is at least 40% of the aggregate value of the cash and stock merger consideration at such time. MB Financial must make this election by the close of business on the last trading day preceding the date of completion of the merger.

  •
  If MB Financial does not make the election, the merger will be restructured as a cash-out merger, whereby a newly formed wholly owned subsidiary of MB Financial will be merged with and into First SecurityFed, with First SecurityFed surviving the cash-out merger as a wholly owned subsidiary of MB Financial. Each share of First SecurityFed common stock, other than dissenting shares, will be converted into the right to receive the $35.25 per share cash consideration.

        If the merger were completed as a cash and stock transaction with the MB Financial shares issued having an aggregate value of less than 40% of the aggregate value of the cash and stock merger consideration, First SecurityFed stockholders could owe federal income taxes for the MB Financial shares they receive. By ensuring that the aggregate value of the MB Financial shares, if any, issued in the merger is at least 40% of the aggregate value of the total merger consideration, the generally tax-free nature of the stock consideration should be preserved. See "—Material United States Federal Income Tax Consequences."

        The closing price per share of MB Financial common stock on            , 2004 was $            .    Based on this price, if the fixed number of MB Financial shares were 1,996,849, these shares would have an aggregate value of $                        , representing    % of the value of the aggregate merger consideration. With this fixed number of MB Financial shares, the closing price of MB Financial common stock on the second trading day prior to the date of completion of the merger would have to be at or below $28.48 for a restructuring as a cash-out merger to be a possibility.

Election Procedures and Surrender of First SecurityFed Stock Certificates

        Within five business days after this proxy statement-prospectus is mailed to First SecurityFed stockholders, MB Financial's exchange agent for the merger, LaSalle Bank, N.A., will send to each holder of record of First SecurityFed common stock as of the record date for the annual meeting, an election form and transmittal materials for the surrender to the exchange agent of First SecurityFed stock certificates. The exchange agent will use reasonable best efforts to make the election form and transmittal materials available to persons who become recordholders of First SecurityFed common stock after the record date for the annual meeting and prior to the second business day before the election deadline, described below. If you hold your First SecurityFed shares in street name with a bank or broker, your bank or broker will be responsible for forwarding an election form to you.

        If you have a preference as to the form of consideration that you want to receive for your First SecurityFed shares, you must complete, date and sign the election form and return it before the election deadline. If you are the record holder of your First SecurityFed shares, you must return your signed election form, along with your First SecurityFed stock certificate(s) and completed transmittal materials, to the exchange agent by the election deadline. Please note that you will not receive the shares of MB Financial stock and/or the cash consideration to which you are entitled until you provide to the exchange agent your First SecurityFed stock certificates, as described below. If the merger agreement is terminated, your First SecurityFed certificates which you have surrendered will be returned to you by the exchange agent. If you hold your First SecurityFed shares through a bank or broker, follow the procedures for returning your election form specified by your bank or broker.

        First SecurityFed shares as to which an election has been made will be given priority in allocating the form of merger consideration over shares as to which no election is received. In addition, if you hold any First SecurityFed shares which you acquired upon exercise of an incentive stock option and which you will have held for less than one year as of the election deadline specified below, you may designate these shares in your election form for priority allocation of any stock consideration which you are entitled to receive. You may wish to make such a designation because if these shares are exchanged for stock, you will avoid a disqualifying disposition of these shares under the Internal Revenue Code that would otherwise occur if you receive cash consideration in exchange for these shares. You are urged to consult your personal tax advisor if you hold any First SecurityFed shares which you acquired upon exercise of an incentive stock option and which you will have held for less than one year as of the election deadline.

        None of MB Financial, First SecurityFed or First SecurityFed's financial advisor for the merger makes any recommendation as to whether you should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See "—Material United States Federal Income Tax Consequences."

  For an election form to be effective, it must be:

  •
  Properly completed and executed; and

  •
  Actually received, together with properly completed and executed transmitted materials and First SecurityFed stock certificate(s), by the exchange agent by 5:00 p.m., Central Time, on the deadline date specified in the election form.

        If a properly completed and executed election form for your First SecurityFed shares, accompanied by properly completed and executed transmittal materials for your shares and the certificate(s) evidencing your shares, is not returned to the exchange agent by 5:00 p.m., Central Time, on the deadline date specified in the election form, your shares will be deemed non-election shares. In this case, you will have no choice as to whether you will receive cash or MB Financial stock in payment for your First SecurityFed shares. You will receive cash or MB Financial stock depending on the elections made by other First SecurityFed stockholders, and the resulting allocation that is required under the merger agreement as described above under "—Allocation Procedures." An election form may be revoked or changed by the person submitting it or any other person to whom the shares are subsequently transferred, but any such revocation or change must be in writing and received by the exchange agent not later than 5:00 p.m., Central Time, on the deadline date specified in the election form. MB Financial will have the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether any election has been properly made and to disregard immaterial defects in an election form, and any decision of MB Financial or the exchange agent regarding such matters will be binding and conclusive. Neither MB Financial nor the exchange agent will be under any obligation to notify any person of any defect in an election form.

Payment of Merger Consideration

        If the merger is completed as a cash and stock transaction, then no later than the fifth business day after the date of completion of the merger, the exchange agent will send to each First SecurityFed stockholder who properly surrendered his or her stock certificate(s) to the exchange agent in accordance with the transmittal materials by the election deadline, the applicable cash and/or stock consideration to which the stockholder is entitled, without interest, including a check for any cash in lieu of a fractional share interest. If the merger is restructured as an all-cash transaction, then by the third business day after the date of completion of the merger, the exchange agent will send to each First SecurityFed stockholder who properly surrendered his or her stock certificate(s) to the exchange agent in accordance with the transmittal materials by the election deadline, the cash consideration to which the stockholder is entitled.

        Within five business days after the date of completion of the merger, the exchange agent will send transmittal materials for surrendering stock certificates to each First SecurityFed stockholder who did not surrender or improperly surrendered his or her certificate(s) to the exchange agent by the election deadline. Upon proper surrender of the stockholder's certificate(s) to the exchange agent in accordance with the transmittal materials, the exchange agent will promptly send to the stockholder the applicable cash and/or stock consideration to which the stockholder is entitled, without interest, including a check for any cash in lieu of a fractional share interest.

        Holders of unexchanged shares of First SecurityFed common stock exchangeable for MB Financial common stock will not be entitled to receive any dividends or other distributions with a record date after the effective time of the merger payable with respect to MB Financial common stock until after their First SecurityFed certificates are properly surrendered. When those certificates are surrendered, any unpaid dividends or distributions with respect to MB Financial common stock will be paid, without interest.

        If your First SecurityFed stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. You may also be required, in the discretion of MB Financial and/or the exchange agent, to post an indemnity bond, which may amount to 2% of the market value of the shares evidenced by the lost, stolen or destroyed certificate. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership.

Treatment of First SecurityFed Stock Options

        Each outstanding option to purchase First SecurityFed common stock granted under First SecurityFed's stock option and incentive plan that has not been exercised prior to the merger will, following the merger, be converted into an option to purchase MB Financial common stock on the same terms as the First SecurityFed option, with adjustments to the number of shares purchasable and the exercise price based on the exchange ratio. This conversion will occur even if the merger is restructured as an all-cash transaction.

        No later than ten days prior to the anticipated date of completion of the merger, First Security Fed will have the right, but not the obligation, to permit the holders of outstanding vested First Security Fed stock options to elect to have all or a designated number of options cashed out as of the effective time of the merger for a per share cancellation price equal to $35.25 less the exercise price per share. If First SecurityFed decides to permit such election, holders of vested options will be notified of their election rights in writing, and any cash-out elections will be irrevocable and will need to be received by First SecurityFed in writing by the second day prior to the anticipated date of completion of the merger. To the extent they are cashed-out, incentive stock options will lose their favorable federal income tax status and the option holder will recognize ordinary income in the amount of cash received. First SecurityFed option holders considering making any such election offered to them are urged to consult their personal tax advisors regarding the potential federal, state and other tax consequences to them.

        As of the date of this proxy statement-prospectus, there were outstanding vested options to purchase an aggregate of 398,592 shares of First SecurityFed common stock at a weighted average exercise price of $16.74 per share, and outstanding unvested options to purchase an aggregate of 15,000 shares of First SecurityFed common stock at a weighted average exercise price of $18.90 per share.

Employee Stock Ownership Plan

        If you are a participant in First SecurityFed's employee stock ownership plan, you will have full election rights with respect to shares allocated to your employee stock ownership plan account. An election form will be sent to you by the employee stock ownership plan trustee. As noted under "—Allocation Procedures," with respect to shares of First SecurityFed common stock that are held by the employee stock ownership plan that have not been allocated to plan participants, a portion of such shares, referred to as the cash election designated ESOP shares, will be exchanged for cash at $35.25 per share in an amount sufficient to repay the employee stock ownership plan's outstanding loan indebtedness to First SecurityFed. See "—Allocation Provisions - Treatment of Unvested Restricted Stock, Certain ESOP Shares and Dissenting Shares." The remaining unallocated shares will be exchangeable for cash or MB Financial common stock, at the election of the employee stock ownership plan trustee. The merger agreement provides that First SecurityFed must terminate the employee stock ownership plan as of the effective time of the merger.

        Additional information regarding employee benefits and related matters is contained under "—Employee Benefit Plan Matters" and —Interests of Insiders in the Merger."

The Bank Merger

        Following the effective time of the merger, MB Financial will hold First SecurityFed's subsidiary savings bank, First Security Federal Savings Bank, as a separate subsidiary. MB Financial expects that during the summer of 2004, First Security Federal Saving Bank will convert to a national bank charter and on the same day merge with and into MB Financial's principal subsidiary bank, MB Financial Bank, N.A., with MB Financial Bank as the surviving institution. Following the bank merger, First Security Federal Savings Bank's Chicago-area branches will operate under the MB Financial Bank name. The merger agreement provides that First Security Federal Savings Bank's Philadelphia, PA branch will continue to operate as "First Security Bank—branch of MB Financial Bank, N.A." for at least one year after the merger, unless MB Financial reasonably determines that the data processing and associated operating costs relating to maintaining a separate trade name are too expensive.

Material United States Federal Income Tax Consequences

        The following discussion summarizes the material United States federal income tax consequences of the merger to United States persons who hold shares of First SecurityFed common stock as capital assets within the meaning of the Internal Revenue Code, and participate in the merger. This discussion is based on the opinion of Silver, Freedman & Taff, L.L.P, counsel to MB Financial, as issued and delivered to the board of directors of MB Financial. A copy of the opinion of Silver, Freedman & Taff, L.L.P. was included as Exhibit 8 to the Registration Statement on Form S-4 filed by MB Financial with the SEC on April 6, 2004. This discussion does not purport to be a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not discuss the tax consequences that might be relevant to First SecurityFed stockholders subject to special treatment under United States federal income tax law such as:

  •
  dealers or brokers in securities;

  •
  tax-exempt entities;

  •
  financial institutions;

  •
  insurance companies;

  •
  foreign persons;

  •
  persons that hold First SecurityFed shares as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction; and

  •
  holders who acquired First SecurityFed shares through the exercise or cancellation of employee stock options or as compensation through other means.

        Further, this discussion does not address any non-income tax considerations or describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. This discussion is based on the Internal Revenue Code and regulations promulgated thereunder, applicable administrative rulings and judicial precedent currently in effect, and on certain factual assumptions. There can be no assurance that there will not be changes in the legal authorities on which this discussion is based (which changes could be retroactive), or that there will not be a change in the facts or the validity of the factual assumptions underlying this discussion, that could alter or modify the statements and conclusions below and could affect the tax consequences of the merger.

        Neither MB Financial nor First SecurityFed plans to obtain any rulings from the Internal Revenue Service concerning tax issues with respect to the merger. The opinion of Silver, Freedman & Taff, L.L.P. as to the material federal income tax consequences of the merger is dated April 6, 2004 and is based on the U.S. federal income tax laws in effect as of that date. An updated opinion will be delivered prior to the closing of the merger. The opinion states, on the basis of the facts, certain customary representations made by First SecurityFed and MB Financial, and assumptions set forth in the opinions:

  •
  that if the merger is consummated for stock and cash consideration, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and MB Financial and First SecurityFed will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; or

  •
  that if the merger is consummated solely for cash consideration, for federal income tax purposes the merger will be disregarded and the transaction will be treated as a cash purchase of all of the outstanding shares of First SecurityFed common stock by MB Financial; and

  •
  that no gain or loss will be recognized in the merger for federal income tax purposes by MB Financial or First SecurityFed.

        An opinion of tax counsel represents counsel's legal judgment, but has no binding effect or official status of any kind. The Internal Revenue Service may assert contrary positions. Moreover, contrary positions may be adopted by a court, if the positions are litigated.

        The opinion of Silver, Freedman & Taff, L.L.P. relating to a transaction that involves both stock and cash consideration is based on the assumption that First SecurityFed stockholders will receive MB Financial common stock with a value of at least 40% of the value of the aggregate merger consideration based upon the closing price of MB Financial common stock on the second trading day before the date of completion of the merger.

        Based on the opinion of Silver, Freedman & Taff, L.L.P., the material United States federal income tax consequences of the merger to First SecurityFed stockholders are expected to be as follows:

        Stockholders Receiving Only MB Financial Stock.    If you receive only MB Financial stock in the merger, then:

  •
  you will not recognize gain or loss on the conversion of your First SecurityFed shares into shares of MB Financial stock pursuant to the terms of the merger, except to the extent that you receive cash in lieu of a fractional share. If you receive cash in lieu of a fractional share of MB Financial stock, you will recognize gain or loss equal to the difference between the cash you receive and the part of the basis of your First SecurityFed shares allocated to your fractional share interest. Any such gain or loss will generally be a capital gain or loss.

  •
  your tax basis in the MB Financial stock you receive will be the same as the tax basis of the shares of First SecurityFed shares you surrender in the merger, less any proportionate part of your basis allocable to any fractional share interest in MB Financial stock for which you receive cash. Your holding period for the MB Financial stock you receive will include the holding period of the First SecurityFed shares you surrender in the merger.

        Stockholders Receiving Both MB Financial Stock and Cash.    You may receive both MB Financial stock and cash in exchange for your First SecurityFed shares if you elect to receive cash for only part of your First SecurityFed shares and elect to receive MB Financial stock for the remainder, or if you elect to receive solely cash or solely MB Financial stock and the amount of cash or MB Financial stock is subject to proration. If you fall into this category:

  •
  you will recognize gain, if any, in an amount equal to the lesser of

  •
  the excess of the consideration you receive, including both the fair market value of the MB Financial stock and cash, over the basis of the First SecurityFed shares you surrender in the merger, or

  •
  the amount of cash you receive.

  •
  you will not recognize any loss.

  •
  your basis in the MB Financial stock you receive will be equal to the basis of the First SecurityFed shares you surrender in the merger, decreased by the amount of cash you receive, and increased by the amount of gain, if any, you recognize, including any amount of gain treated as a dividend as described below.

  •
  your holding period for the MB Financial stock you receive will include the holding period of the First SecurityFed shares you surrender in the merger.

        If you own both First SecurityFed shares and MB Financial stock or own blocks of First SecurityFed shares with different tax bases, you are urged to consult your own tax advisor with respect to the application of the foregoing rules to your particular situation.

        If you recognize any gain by virtue of the rules described above, you will need to know whether the character of that gain is taxable as capital gain or dividend income. Any gain you recognize will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend to you under Section 302 of the Internal Revenue Code, as described below. Your capital gain will constitute long-term capital gain if you held the First SecurityFed shares for more than one year prior to the completion of the merger. Any long-term capital or dividend income recognized in the merger by an individual First SecurityFed stockholder generally will be subject to a maximum federal income tax rate of 15%.

        Any gain that you recognize should avoid being treated as a dividend under Section 302 of the Internal Revenue Code provided:

  •
  the percentage of the outstanding MB Financial stock you own both actually and under the constructive ownership rules of Section 318 of the Internal Revenue Code, measured after giving effect to the merger, is less than 80% of the percentage of the outstanding MB Financial stock that would have been owned actually and constructively by you after the merger if MB Financial had issued solely common stock in the merger and none of the merger consideration had been paid in cash, or

  •
  your relative stock interest in MB Financial is minimal, you exercise no control over the affairs of MB Financial, and the percentage of the outstanding MB Financial stock you own both actually and under the constructive ownership rules of Section 318 of the Internal Revenue Code, measured after giving effect to the merger, is less (by even a small margin) than the percentage of the outstanding MB Financial stock that would have been owned actually and constructively by you after the merger if MB Financial had issued solely common stock in the merger and none of the merger consideration had been paid in cash.

        The constructive ownership rules of Section 318 of the Internal Revenue Code, mentioned above, treat you as owning:

  •
  stock owned by certain family members,

  •
  stock owned by certain entities in which you have an interest, and

  •
  stock that could be acquired by you by the exercise of an option or conversion right.

        Similarly, an entity may be deemed to own stock that is actually owned by persons who have an interest in the entity, such as stockholders, partners or beneficiaries.

        If your receipt of cash has the effect of the distribution of a dividend under the foregoing rules, recognized gain will be treated as dividend income only to the extent of your ratable share of the undistributed earnings and profits of First SecurityFed immediately prior to completion of the merger.

        First SecurityFed Stockholders Receiving Only Cash.    If you receive solely cash in exchange for your First SecurityFed shares, you will be treated as receiving a distribution in redemption of your shares. If you fall into this category, the cash you receive will generally be treated as a distribution in full payment in exchange for your First SecurityFed shares, and you will recognize gain or loss equal to the difference between the amount of cash you receive and the basis in the First SecurityFed shares you surrender. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such stock was held for more than one year prior to the date of the merger. However, if you are not treated as completely terminating your interest because of the application of the constructive ownership rules of Section 318 of the Internal Revenue Code (described above), under certain circumstances the full amount of the cash you receive may be treated as dividend income to the extent of the undistributed earnings and profits of First SecurityFed immediately prior to the completion of the merger, under Section 302 of the Internal Revenue Code (see discussion above).

        Reporting Requirements and Backup Withholding.    Each First SecurityFed stockholder receiving MB Financial stock in the merger must file a statement with their federal income tax returns setting forth their tax basis in the First SecurityFed common stock surrendered in the merger and the fair market value of the MB Financial common stock and the amount of any cash received in the merger. In addition, First SecurityFed stockholders will be required to retain permanent records of these facts relating to the merger.

        Backup withholding at a 28% rate may apply with respect to payments received in the merger unless the recipient (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide his or her correct taxpayer identification number may have to pay penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder's federal income tax liability provided that any required information is furnished to the Internal Revenue Service.

        Because the foregoing discussion does not address foreign, state, or local taxation and does not deal with all aspects of federal taxation, and the tax consequences will not be the same for all First SecurityFed stockholders, you should consult your own tax advisor as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of foreign, state, local and other tax laws and the possible effect of any proposed changes in the tax law.

Accounting Treatment of the Merger

        MB Financial will account for the merger using the purchase method of accounting under accounting principles generally accepted in the United States of America. Accordingly, the assets and liabilities of First SecurityFed will be recorded by MB Financial at their respective fair values at the time of the completion of the merger. The excess of MB Financial's purchase price over the net fair value of the assets acquired and liabilities assumed, including identifiable intangible assets, will be recorded as goodwill. Under the purchase method of accounting, prior period financial statements are not restated and the consolidated results of operations of First SecurityFed will be included in MB Financial's consolidated statements of operations from the date of the completion of the merger.

Appraisal Rights

        Pursuant to Section 262 of the Delaware General Corporation Law, you may dissent from the merger and elect to have the fair value of your First SecurityFed shares judicially determined and paid in cash, but only if you comply with the provisions of Section 262. You will have this right regardless of whether the merger is completed as a cash and stock transaction or is restructured as an all-cash transaction.

        The following is a brief summary of the statutory procedures that you must follow in order to perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix C to this proxy statement-prospectus.

        To dissent from the merger and demand appraisal, you must satisfy the following conditions:

  •
  deliver a written demand for appraisal to First SecurityFed before the vote on the adoption of the merger agreement;

  •
  not vote in favor of the merger agreement (the return of a signed proxy which does not specify a vote against the merger agreement or a direction to abstain will constitute a waiver of your right of appraisal); and

  •
  continuously hold your First SecurityFed shares from the date of the making of the demand through the time the merger is completed.

        If you fail to comply with any of these conditions and the merger is completed, you will only be entitled to receive the consideration provided in the merger agreement. Your failure to vote on the merger agreement will not constitute a waiver of your appraisal rights. Voting against the merger agreement will not satisfy the requirement of a written demand for appraisal.

        All written demands for appraisal should be addressed to: First SecurityFed Financial, Inc. 936 North Western Avenue Chicago, Illinois 60622-4695, Attention: Secretary, before the vote concerning the merger agreement at the annual meeting, and should be executed by, or on behalf of, the holder of record. If First SecurityFed shares are owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If First SecurityFed shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds First SecurityFed shares as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of First SecurityFed common stock in the name of such record owner.

        Within 10 days after completion of the merger, MB Financial must give written notice that the merger has become effective to each holder of First SecurityFed shares who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from MB Financial the appraisal of his or her First SecurityFed shares. Within 120 days after the completion of the merger, either MB Financial, or any First SecurityFed stockholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the First SecurityFed shares held by all stockholders entitled to appraisal of their shares. MB Financial does not currently intend to file such a petition. Because MB Financial has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

        If a petition for appraisal is duly filed by a First SecurityFed stockholder and a copy is delivered to MB Financial, MB Financial will then be obligated within 20 days of receipt of such copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights.

        The Court of Chancery will then appraise the First SecurityFed shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by MB Financial of such value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive the amount.

        If you are considering seeking an appraisal, you should bear in mind that the fair value of your First SecurityFed shares determined under Section 262 could be more than, the same as or less than the consideration you are to receive pursuant to the merger agreement if you do not seek appraisal of your shares.

        Costs of the appraisal proceeding may be assessed against the stockholder by the court as the court deems equitable in the circumstances.

Failure to comply strictly with these procedures will cause you to lose your appraisal rights. Consequently, if you desire to exercise your appraisal rights, you are urged to consult a legal advisor before attempting to exercise these rights.

Restrictions on Resales by Affiliates

        This proxy statement-prospectus does not cover any resales of the MB Financial common stock to be issued in the merger, and no person is authorized to make any use of this proxy statement-prospectus in connection with any such resale.

        All shares of MB Financial common stock issued to First SecurityFed stockholders in connection with the merger will be freely transferable, except for shares issued to any person who is deemed to be an "affiliate" of First SecurityFed under the Securities Act of 1933 at the time of the annual meeting. Persons who may be deemed affiliates for this purpose generally include directors, executive officers and the holders of 10% or more of the outstanding shares of First SecurityFed common stock. Affiliates may not sell shares of MB Financial common stock received by them in the merger except pursuant to:

  •
  Rule 145 under the Securities Act of 1933;

  •
  an effective registration statement under the Securities Act of 1933 covering the resale of those shares; or

  •
  any available exemption from the registration requirements of the Securities Act of 1933 other than Rule 145.

        Generally, pursuant to Rule 145, during the one-year period following completion of the merger, affiliates of First SecurityFed may resell publicly shares of MB Financial common stock received by them in connection with the merger if they comply with certain limitations as to the amount of MB Financial common stock sold in any three-month period and as to the manner of sale. After the initial one-year period, affiliates of First SecurityFed who are not affiliates of MB Financial may resell their shares without restriction.

        Each affiliate of First SecurityFed as of the date of this proxy statement-prospectus has executed an agreement with MB Financial pursuant to which he has agreed to comply with the restrictions on resales described above.

Conduct of Business Pending the Merger

        Pursuant to the merger agreement, First SecurityFed and MB Financial have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, both companies have agreed not to take any actions that would result in a breach of their respective representations and warranties or obligations under the merger agreement, that would result in the merger not qualifying as a reorganization under the Internal Revenue Code or that would result in any of the conditions to completion of the merger not being satisfied, except as otherwise permitted under the agreement. MB Financial has also agreed not to amend its charter or bylaws in a way that would materially and adversely affect the rights or powers of its stockholders generally or to take any other action that could materially delay or affect MB Financial's ability to complete the merger. First

SecurityFed has also agreed that, in addition to the other restrictions set forth in the merger agreement, it will conduct its business in the usual course consistent with past practice and use reasonable best efforts to preserve intact its business organization, employees and business relationships. First SecurityFed has further agreed that it will not, and will not permit any of its subsidiaries to, undertake any of the following activities without the prior written consent of MB Financial, subject to the exceptions noted below and the exceptions set forth in the merger agreement:

  •
  issuing any additional shares of capital stock, stock options or other rights to acquire capital stock, other than pursuant to the exercise of stock options and the delivery of unrestricted shares upon the vesting of restricted stock awarded under the First SecurityFed recognition and retention plan;

  •
  issuing any other securities, debentures or subordinated notes;

  •
  paying any dividends or other distributions on its capital stock, other than the payment by First SecurityFed of regular quarterly cash dividends of not more than $0.17 per share and other than dividends from wholly owned subsidiaries;

  •
  increasing employee compensation or benefits or entering into any employment, change in control or similar agreement, other than annual bonuses and normal increases in salary for rank and file employees consistent with past practice and salary increases of up to 4% and targeted bonuses for non-rank and file employees and officers;

  •
  selling, transferring or encumbering any of its assets, except in the ordinary course of business consistent with past practice, or selling or transferring any of its deposit liabilities;

  •
  entering into or modifying any lease or license relating to real or personal property or intellectual property, except in the ordinary course of business consistent with past practice in an amount involving less than $50,000;

  •
  acquiring the assets, business or properties of any person, other than pursuant to foreclosure or in a fiduciary capacity;

  •
  selling or acquiring any loans (excluding originations), loan participations or servicing rights;

  •
  amending its certificate of incorporation or bylaws;

  •
  materially changing its accounting principles, practices or methods, except as may be required by generally accepted accounting principles or any governmental authority;

  •
  entering into, materially modifying, terminating or renewing any material contract;

  •
  settling any legal claims involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;

  •
  foreclosing upon any real property without obtaining a phase one environmental assessment, except for one- to four-family residential properties of five acres or less which are not believed to contain potential environmental contaminants;

  •
  voluntarily changing its deposit mix or increasing or decreasing the interest rate paid on its deposits except in a manner consistent with past practice;

  •
  opening any new branch office or deposit taking facility;

  •
  acquiring any investment securities other than non-callable securities with a projected average life of less than three years in the ordinary course of business consistent with past practice, entering into any derivatives contract or structured note, or entering into, modifying or extending the terms of any agreement relating to the hedging of interest rate risk;

  •
  making capital expenditures of more than $25,000 individually or $50,000 in the aggregate;

  •
  materially changing its loan underwriting policies or lending in excess of specified amounts;

  •
  investing in any new or existing joint venture or any new real estate development or construction activity;

  •
  materially changing its interest rate and other risk management policies and practices;

  •
  incurring any debt other than Federal Home Loan Bank advances having a term of one year or less in the ordinary course of business consistent with past practice;

  •
  making charitable contributions in excess of $1,000 individually or $10,000 in the aggregate, provided that First Security Federal Savings Bank is entitled to make an unfunded commitment to the Heritage Foundation for an unrestricted cash contribution in the amount of $1,000,000 which will be funded by MB Financial or others on its behalf within 90 days after completion of the merger; or

  •
  entering into any new lines of business.

        Third Party Proposals.    In addition to the restrictions listed above, First SecurityFed has agreed that it will not encourage or enter into negotiations for any third party proposal for a merger or consolidation with First SecurityFed, or acquisition of substantially all of the assets of First SecurityFed or of the stock of First SecurityFed representing at least 20% of its outstanding voting power (referred to as an "alternative proposal"). Notwithstanding this agreement, if First SecurityFed receives an unsolicited alternative proposal that First SecurityFed's board of directors concludes in good faith is, or is reasonably likely to be, more favorable from a financial point of view to First SecurityFed stockholders than the merger with MB Financial (referred to as a "superior proposal"), First SecurityFed may provide information to and negotiate with the third party which submitted the alternative proposal if First SecurityFed's board of directors determines in good faith that the failure to do so would more likely than not violate its fiduciary duties under Delaware law. In order to constitute a superior proposal, an alternative proposal which would entail the acquisition of First SecurityFed stock must be for the acquisition of more than 50% of the outstanding voting power. First SecurityFed must promptly notify MB Financial of any alternative proposal received and apprise it of any related developments.

        First SecurityFed's pursuit of a superior proposal could result in First SecurityFed's owing MB Financial a termination fee of $5,916,000 in cash. See "—Termination of the Merger Agreement-Termination Fee Payable by First SecurityFed."

Representations and Warranties

        In the merger agreement, MB Financial and First SecurityFed have made certain representations and warranties to each other. These primarily relate to:

  •
  corporate organization and existence;

  •
  capitalization;

  •
  ownership of subsidiaries;

  •
  corporate authorization to enter into the merger agreement and to consummate the merger;

  •
  absence of any breach of organizational documents, violation of law or breach of certain material agreements as a result of the merger;

  •
  regulatory approvals required in connection with the merger;

  •
  reports filed with the SEC and bank regulatory agencies;

  •
  financial statements;

  •
  absence of material adverse changes in each party's business since December 31, 2002;

  •
  environmental matters;

  •
  tax matters;

  •
  litigation;

  •
  compliance with laws and Community Reinvestment Act rating;

  •
  employee benefits and labor matters;

  •
  in the case of First SecurityFed, certain contracts;

  •
  fees paid to financial advisors;

  •
  insurance policies;

  •
  in the case of First SecurityFed, ownership and other property rights;

  •
  adequacy of the loan loss allowance;

  •
  in the case of First SecurityFed, transactions with insiders;

  •
  in the case of First SecurityFed, delivery of an opinion of its financial advisor;

  •
  undisclosed liabilities;

  •
  absence of events that would give rise to a material claim for indemnification by a director, advisory director, officer or employee;

  •
  in the case of First SecurityFed, loan and investment portfolios;

  •
  accuracy of books and records;

  •
  absence of defaults under material contracts, and, in the case of First SecurityFed, compliance with servicing obligations;

  •
  rights to intellectual property;

  •
  interest rate risk management instruments, such as swaps, caps, floors and option agreements;

  •
  material fulfillment of fiduciary duties as a trustee, custodian, guardian or escrow agent;

  •
  maintenance of adequate disclosure controls and procedures; and

  •
  inapplicability to the merger of any takeover law.

        For a complete description of these representations and warranties, see Articles V and VI of the merger agreement, a copy of which is attached as Appendix A to this proxy statement-prospectus.

Conditions to Completion of the Merger

        Mutual Closing Conditions.    The obligations of MB Financial and First SecurityFed to complete the merger are subject to the satisfaction of the following conditions:

  •
  adoption of the merger agreement by First SecurityFed's stockholders;

  •
  receipt of all regulatory approvals required to complete the merger and the bank merger and the expiration of all statutory waiting periods; however, no approval will be deemed received if it contains any non-standard, unduly burdensome condition or requirement that would so materially reduce the benefits of the merger to MB Financial that had this condition or requirement been known, MB Financial, in its reasonable judgment, would not have entered into the merger agreement;

  •
  absence of any legal prohibition on completing the merger;

  •
  the Registration Statement on Form S-4, of which this proxy statement-prospectus is part, being effective and not subject to any stop order by the SEC;

  •
  qualification for listing on The Nasdaq Stock Market of the shares of MB Financial common stock to be issued in the merger; and

  •
  each company having obtained all other approvals and consents required for the merger and the bank merger.

        Additional Closing Conditions for the Benefit of First SecurityFed.    In addition to the mutual closing conditions, First SecurityFed's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  accuracy, as of the date of the merger agreement and as of the closing, of the representations and warranties made by MB Financial to the extent specified in the merger agreement;

  •
  performance in all material respects by MB Financial of the obligations required to be performed by it at or prior to closing; and

  •
  First SecurityFed receives a certificate signed by the Chief Executive Officer or Chief Financial Officer of MB Financial certifying that the two preceding conditions have been met.

        Additional Closing Conditions for the Benefit of MB Financial.    In addition to the mutual closing conditions, MB Financial's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  accuracy, as of the date of the merger agreement and as of the closing, of the representations and warranties made by First SecurityFed to the extent specified in the merger agreement;

  •
  performance in all material respects by First SecurityFed of the obligations required to be performed by it at or prior to closing;

  •
  obtainment by First SecurityFed of the written consents of third parties to specified material contracts, without payment of any fee, penalty or other compensation for the consent;

  •
  the holders of no more than 10% of the outstanding shares of First SecurityFed common stock exercise appraisal rights under Delaware law as dissenting stockholders; and

  •
  MB Financial receives a certificate signed by the Chief Executive Officer or Chief Financial Officer of First SecurityFed certifying that the four preceding conditions have been met.

Waiver; Amendment

        MB Financial and First SecurityFed can agree to amend the merger agreement and each of them can waive their right to require the other party to adhere to the terms and conditions of the merger agreement, where law allows. After First SecurityFed's stockholders have adopted the merger agreement, however, no amendment may change the amount or form of consideration to be received by First SecurityFed stockholders in the merger, or otherwise materially adversely affect First SecurityFed stockholders, without their approval.

Termination of the Merger Agreement

        Right to Terminate.    The merger agreement may be terminated under the following circumstances:

  •
  MB Financial and First SecurityFed can mutually agree at any time to terminate the merger agreement prior the effective time of the merger.

  •
  The merger agreement may be terminated by either party if:

  •
  the other party materially breaches its representations and warranties or obligations under the merger agreement and does not cure the violation within 30 days after being notified of the breach, provided that the party seeking termination is not itself in material breach of its representations and warranties or obligations under the merger agreement;

  •
  if a regulatory authority does not grant an approval needed to complete the merger or the bank merger, provided that the non-approval is not due to the failure of the party seeking termination to perform its obligations under the merger agreement, or a court or other governmental body issues a final, non-appealable order prohibiting the merger or the bank merger;

  •
  at any time following the annual meeting if, at the annual meeting, First SecurityFed's stockholders voted not to adopt the merger agreement, provided that termination under this clause will not be effective if, under the circumstances described below, MB Financial seeks to terminate as a result of First SecurityFed's board of directors changing its recommendation that First SecurityFed stockholders vote in favor of adopting the merger agreement; or

  •
  if the merger has not been completed by September 30, 2004, provided that the party seeking termination is not then in material breach of its representations and warranties or obligations under the merger agreement.

  •
  The merger agreement may also be terminated by MB Financial if:

  •
  MB Financial receives reports concluding that First SecurityFed could reasonably be required to expend more than $1.0 million for remediation of any environmental problems, subject to First SecurityFed's right to require a review of these reports by one of at least three independent experts proposed by First SecurityFed and selected by MB Financial. If First SecurityFed asserts this right, then MB Financial will not have the right to terminate unless the independent expert selected concludes that remediation costs projected by the original report are more likely than not accurate.

  •
  A meeting of First SecurityFed's stockholders to vote on the merger agreement is not held within 60 days after the date of this proxy statement-prospectus. If MB Financial terminates the merger agreement pursuant to this clause, it will be entitled to a $5,916,000 termination fee as described below.

  •
  First SecurityFed's board of directors withdraws or changes in a manner adverse to MB Financial the board's recommendation that First SecurityFed's stockholders vote in favor of adoption of the merger agreement. If MB Financial terminates the merger agreement pursuant to this clause, it will be entitled to a $5,916,000 termination fee as described below.

  •
  The merger agreement may also be terminated by First SecurityFed prior to the annual meeting in order to enter into an agreement with a third party for an alternative proposal which First SecurityFed's board of directors has determined to be a superior proposal compared to the merger with MB Financial and which is not matched by MB Financial. See "—Conduct of Business Pending the Merger-Third Party Proposals." In order to terminate the merger agreement under this clause, First SecurityFed must first pay MB Financial a $5,916,000 termination fee as described below.

        Termination Fee Payable by First SecurityFed.    First SecurityFed has agreed to pay MB Financial $5,916,000 in cash as liquidated damages if any of the following events occur:

  •
  MB Financial terminates the merger agreement as a result of the First SecurityFed board of directors withdrawing or changing in a manner adverse to MB Financial its recommendation that First SecurityFed's stockholders vote in favor of adoption of the merger agreement.

  •
  MB Financial terminates the merger agreement as a result of the First SecurityFed stockholders failing to vote on the merger agreement within 60 days after the date of this proxy statement-prospectus.

  •
  First SecurityFed terminates the merger agreement prior to the annual meeting in order to enter into an agreement with a third party for an alternative proposal which First SecurityFed's board of directors has determined to be a superior proposal compared to the merger with MB Financial.

  •
  First SecurityFed or First Security Federal Savings Bank enters into a binding letter of intent or definitive agreement relating to a change in control of First SecurityFed or First Security Federal Savings Bank, or a substantial portion of the assets of either of them, within one year after termination of the merger agreement by MB Financial as a result of an uncured material breach of the merger agreement by First SecurityFed, provided that MB Financial is not otherwise entitled to damages or other relief as a result of the breach by First SecurityFed.

  •
  A transaction involving a change in control of First SecurityFed or First Security Federal Savings Bank, or a substantial portion of the assets of either of them, is consummated within 18 months after termination of the merger agreement by MB Financial as a result of an uncured material breach of the merger agreement by First SecurityFed, provided that MB Financial is not otherwise entitled to damages or other relief as a result of the breach by First SecurityFed.

  •
  A transaction involving a change in control of First SecurityFed or First Security Federal Savings Bank, or a substantial portion of the assets of either of them, is consummated within 18 months after termination of the merger agreement by either MB Financial or First SecurityFed as a result of the stockholders of First SecurityFed failing to adopt the merger agreement at the annual meeting, provided that an alternative proposal arises prior to the annual meeting. See "—Conduct of Business Pending the Merger- Third Party Proposals."

        The merger agreement provides that upon payment of the termination fee, First SecurityFed will have no further obligation to MB Financial under the merger agreement or otherwise relating to the merger or bank merger.

Employee Benefit Matters

        The merger agreement calls for MB Financial to assume and continue most of First SecurityFed's employee benefit plans and arrangements, though MB Financial reserves the right to amend or terminate these plans and arrangements. In addition, as noted under "—Employee Stock Ownership Plan," First SecurityFed's employee stock ownership plan must be terminated as of the effective time of the merger. The merger agreement requires MB Financial to cause to be provided to each continuing full-time employee of First SecurityFed and its subsidiaries the opportunity to participate in each MB Financial employee benefit and welfare plan which is generally available to full-time employees of MB Financial and its subsidiaries on a uniform and non-discriminatory basis. These continuing employees will be given credit for past service in determining eligibility for participation and vesting of benefits and, only with respect to severance and vacation plans, accrual of benefits. MB Financial Bank will assume and honor the accrued but unused vacation and sick time of continuing employees that has been carried over from 2003 and accrued for by First SecurityFed as of December 31, 2003.

        The merger agreement provides that each full-time First Security Federal Savings Bank employee who is employed immediately prior to the merger and who is not entitled to receive any form of severance under any agreement or policy of First Security Federal Savings Bank will be entitled to a severance payment if he or she experiences an involuntary termination of employment without cause at or within one year after the effective time of the merger. This severance payment will be equal to one week's salary multiplied by the number of years of the employee's continuous, uninterrupted full-time employment with First Security Federal Savings Bank and MB Financial Bank, less applicable withholding taxes, provided that the minimum severance will be four weeks' salary and the maximum severance will be one year's salary.

        The merger agreement also provides for the establishment of a stay bonus program for certain executive officers of First SecurityFed and First Security Federal Savings Bank. A description of this program, along with additional information regarding employee benefits and related matters, particularly concerning directors and executive officers, is contained below under "—Interests of Insiders in the Merger."

Interests of Insiders in the Merger

        Payment to Julian E. Kulas Under His Employment Agreement and Consulting and Noncompetition Agreement with Mr. Kulas.    Julian E. Kulas, President and Chief Executive Officer of First SecurityFed, has an employment agreement with First Security Federal Savings Bank pursuant to which he will receive, upon completion of the merger, a lump sum cash payment of approximately $            and continuation of his current health benefits through December 31, 2006. The lump sum payment is subject to cutback to avoid tax penalties and loss of tax deductibility under the Internal Revenue Code.

        Mr. Kulas has entered into an agreement with MB Financial Bank pursuant to which he will serve as a consultant to MB Financial Bank for two years following the merger to facilitate the transition of ownership of First SecurityFed's assets, liabilities and relationships to MB Financial. During the first year of the consulting period, Mr. Kulas will be paid a monthly consulting fee of $7,418. During the second year of the consulting period, Mr. Kulas will be paid a monthly consulting fee of $2,967. Mr. Kulas will be provided an office and secretarial support by MB Financial Bank during the consulting period. The agreement with MB Financial Bank contains a covenant not to compete with MB Financial for the duration of the consulting period and for three years thereafter.

        Change in Control Severance Agreements with Other First SecurityFed Officers.    Each of the following officers of First SecurityFed and First Security Federal Savings Bank has a pre-existing change in control severance agreement with First Security Federal Savings Bank that will be assumed by MB Financial or MB Financial Bank in the merger: Paul Bandriwsky, Vice President and Chief Operations Officer; Adrian Hawryliw, Vice President and Philadelphia Branch Manager of First Security Federal Savings Bank; Peter Ilnyckyj, Vice President-Investor Relations; Mary H. Korb, Vice President-Lending; Harry I. Kucewicz, Treasurer and Chief Financial Officer; and Irene S. Subota, Vice President-Savings. Each agreement provides that if the officer's employment is "involuntarily terminated" in connection with or within 24 months after a change in control (which will occur upon completion of the merger), he or she will be entitled to receive:

  •
  a lump sum payment equal to two times (three times in the case of Messrs. Kucewicz and Bandriwsky) his or her then-current annual salary;

  •
  a lump sum payment equal to two times (three times in the case of Messrs. Kucewicz and Bandriwsky) the greater of (A) the actual bonus earned by officer for the fiscal year preceding the year in which the involuntary termination occurs or (B) the officer's target bonus for the fiscal year in which the involuntary termination occurs;

  •
  continuation of health benefits for the remaining term of the agreement; and

  •
  full vesting in any stock options, restricted stock or similar incentive awards.

        The term "involuntary termination" is defined to include termination of employment by the employer (other than for cause or due to death, disability, retirement or specified violations of law) without the officer's consent or by the officer following a material reduction of or interference with his or her duties, responsibilities or benefits without his or her consent. The merger agreement provides that if Mr. Kucewicz or Mr. Bandriwsky ceases full-time employment at the effective time of the merger or within two years after the merger, he will be deemed to have been involuntarily terminated for purposes of his change in control agreement.

        Based on current compensation levels, if their employment were involuntarily terminated in connection with or within two years after the merger, the aggregate lump sum payments to Mr. Bandriwsky, Mr. Hawryliw, Mr. Ilnycki, Ms. Korb, Mr. Kucewicz and Ms. Subota would be $408,300, $161,400, $113,100, $203,884, $278,850 and $119,216, respectively. In addition, Mr. Bandriwsky would become vested in options to purchase 15,000 shares of First SecurityFed common stock at an exercise price of $18.90 per share, and 4,500 shares of restricted stock. No other First SecurityFed executive officer currently holds any unvested options or restricted stock.

        The benefits payable under the change in control agreements are subject to cutback to avoid tax penalties and loss of tax deductibility under the Internal Revenue Code. These benefits are also subject to reduction, on a dollar-for-dollar basis, for any payments to the officer under the stay bonus program to be established by MB Financial or MB Financial Bank pursuant to the merger agreement, as described below.

        Under the stay bonus program, the following officers will be eligible to earn cash bonuses based on continued employment payable over the two-year period after the merger in the following aggregate amounts, less applicable withholding taxes: Mr. Bandriwsky—$157,531; Mr. Hawryliw—$155,400; Mr. Ilnyckyj—$113,100; Ms. Korb—$196,300; and Ms. Subota—$114,800. Mr. Bandriwsky will receive his stay bonus payments, subject to continued employment, in the following increments: 50% on the first business day after the completion of the merger; 25% on January 4, 2005; and 25% on January 3, 2006. The other officers will receive their stay bonus payments, subject to continued employment, in the following increments: 25% on the first business day after the completion of the merger; 25% on the first business day after the six month anniversary of the completion of the merger; and 50% on the two year anniversary of the completion of the merger. Participation in the stay bonus program is contingent upon the officer entering into a non-competition and non-solicitation agreement with MB Financial Bank (providing generally for a two-year, post-termination non-compete and non-solicitation period) and agreeing to a dollar-for-dollar reduction in any change in control agreements otherwise payable to the officer for any stay bonus payments made to the officer. If Mr. Bandriwsky enters into this agreement for the stay bonus program prior to the effective time of the merger, then upon the effective time of the merger, Mr. Bandriwsky will become fully vested in his 15,000 stock options and 4,500 shares of restricted stock, regardless of whether he experiences an involuntary termination under his change in control agreement.

        Indemnification and Continuance of Director and Officer Liability Insurance Coverage.    The merger agreement provides that for six years after the merger, MB Financial and its subsidiaries must indemnify, defend and hold harmless the directors, officers, employees and agents of First SecurityFed and its subsidiaries to the fullest extent permitted under applicable law and the certificate of incorporation and bylaws of First SecurityFed and the charter and bylaws of First Security Federal Savings Bank with respect to claims arising from facts or events occurring prior to completion of the merger. MB Financial also is required to advance expenses to the fullest extent permitted by law to any individual having a right of indemnification. MB Financial also has agreed, for a period of at least three years after completion of the merger, to maintain officers' and directors' liability insurance to reimburse persons currently covered by First SecurityFed's officers' and directors' liability insurance policy with respect to claims arising from facts or events occurring prior to completion of the merger. The terms of the insurance are to be at least as favorable as the current First SecurityFed policy;

however, MB Financial is not required to expend in the aggregate during the coverage period more than an amount equal to 150% of the annual premium most recently paid by First SecurityFed. If MB Financial is unable to maintain or obtain the insurance required, MB Financial must use its reasonable best efforts to obtain as much comparable insurance as is available for the amount specified, which may be in the form of tail coverage, or may request First SecurityFed to obtain tail coverage at its expense prior to completion of the merger.

        Election of Paul Nadzikewycz and Julian E. Kulas as Directors of MB Financial Bank.    Prior to completion of the merger, MB Financial will cause each of Paul Nadzikewycz, Chairman of the Board of Directors of First SecurityFed and First Security Federal Savings Bank, and Mr. Kulas to be elected as a director of MB Financial Bank as of the effective time of the merger for a term expiring in 2005. Subject to the fiduciary duties of the MB Financial board of directors and their qualifications to serve, MB Financial will cause each of Messrs. Nadzikewycz and Kulas to be elected for an additional one year term of service on the board of directors of MB Financial Bank, to expire in 2006. As directors of MB Financial Bank, Messrs. Nadzikewycz and Kulas will be entitled to compensation under the same compensation structure as applies to all other directors of MB Financial Bank.

        First Security Advisory Board.    At or prior to the effective time of the merger, MB Financial Bank will establish an advisory board for an initial term of six months to assist MB Financial Bank in serving the customers and communities presently being served by First Security Federal Savings Bank. Each First SecurityFed director will be offered a position on the advisory board, which will meet at least once every other month. Advisory board members will not be compensated for their service; however, if MB Financial Bank elects to continue the advisory board beyond its initial six-month term, then advisory directors who are not directors of MB Financial Bank will be entitled to receive fees for attendance at meetings as determined by MB Financial Bank.

Director Support and Non-Competition Agreements

        Each director of First SecurityFed and First Security Federal Savings Bank has entered into a support agreement with MB Financial under which he or she has agreed to vote all of the shares of First SecurityFed common stock that he or she owns of record or beneficially and is entitled to vote as of the record date for the annual meeting in favor of adoption of the merger agreement. Each voting agreement prohibits the director from transferring any voting interest in his or her shares except to a person who agrees to be bound by the voting agreement. Pursuant to their voting agreements with MB Financial, the directors of First SecurityFed and First Security Federal Savings Bank have agreed to vote an aggregate of 560,697 shares of First SecurityFed common stock in favor of adoption of the merger agreement, representing 13.87% of the outstanding shares of First SecurityFed common stock as of the record date for the annual meeting. While these agreements bind the directors as to the voting and transferring of their shares, the agreements specifically provide that nothing contained therein will prevent the directors from discharging their fiduciary duties as board members.

        Each director of First SecurityFed and First Security Federal Savings Bank has also entered into a resignation, non-competition, non-solicitation and confidentiality agreement with MB Financial, under which he or she has agreed, in general terms, to resign as a director of First SecurityFed and First Security Federal Savings Bank as of the effective time of the merger, to refrain from competing with MB Financial for two years after the merger and from soliciting MB Financial employees for three years after the merger, and to not divulge to third parties or use for his or her personal benefit confidential information relating to First SecurityFed and/or its subsidiaries.

        The execution of these agreements by the directors of First SecurityFed and First Security Federal Savings Bank served as a material inducement to the willingness of MB Financial to enter into the merger agreement.

Expenses

        All expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses, except that the filing fees for the Registration Statement on Form S-4 for the merger and the mailing and printing costs relating to the election forms and transmittal materials will be borne by MB Financial, and the mailing and printing costs relating to this proxy statement-prospectus will be borne by First SecurityFed.

Stock Listing

        MB Financial common stock is listed on The Nasdaq Stock Market National Market system under the symbol MBFI. It is a condition to completion of the merger that the shares of MB Financial common stock to be issued to First SecurityFed stockholders in the merger be approved for listing on The Nasdaq Stock Market National Market system. See "—Conditions to Completion of the Merger."

DESCRIPTION OF MB FINANCIAL'S CAPITAL STOCK

        The following information regarding the material terms of MB Financial's capital stock is qualified in its entirety by reference to MB Financial's charter.

General

        MB Financial's authorized capital stock consists of:

  •
  40,000,000 shares of common stock, par value $.01 per share; and

  •
  1,000,000 shares of preferred stock, par value $.01 per share.

        MB Financial's charter authorizes MB Financial's board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. MB Financial's charter provides by its terms that it may be amended by action of MB Financial's board of directors without a stockholder vote to change the number of shares of authorized capital stock. See "Comparison of Stockholder Rights—Amendment of Corporate Governance Documents." As of December 31, 2003, there were 26,750,530 shares of MB Financial common stock issued and outstanding. No shares of MB Financial preferred stock or other stock are currently outstanding. MB Financial's common stock is traded on The Nasdaq Stock Market National Market system under the symbol "MBFI."

Common Stock

        Each share of MB Financial common stock has the same relative rights and is identical in all respects with each other share of MB Financial common stock. MB Financial common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

        Subject to any prior rights of the holders of any preferred or other stock of MB Financial then outstanding, holders of MB Financial common stock are entitled to receive such dividends as are declared by the board of directors of MB Financial out of funds legally available for dividends.

        Except with respect to greater than 14.9% stockholders, full voting rights are vested in the holders of MB Financial common stock and each share is entitled to one vote. See "Comparison of Stockholders Rights—Restrictions on Voting Rights." Subject to any prior rights of the holders of any MB Financial preferred or other stock then outstanding, in the event of a liquidation, dissolution or winding up of MB Financial, holders of shares of MB Financial common stock will be entitled to receive, pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of MB Financial common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by MB Financial, nor will they have cumulative voting rights.

Preferred and Other Stock

        MB Financial may issue preferred stock, preference stock, special stock or other stock, in one or more series at such time or times and for such consideration as the board of directors of MB Financial may determine, generally without stockholder approval. The board of directors of MB Financial is expressly authorized at any time, and from time to time, to issue MB Financial preferred or other stock, with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of MB Financial is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of MB Financial's board of directors to approve the issuance of preferred or other stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in MB Financial more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of MB Financial.

        Shares of preferred or other stock redeemed or acquired by MB Financial may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by MB Financial upon approval of its board of directors.

Other Anti-Takeover Provisions

        In addition to the ability to issue preferred and other stock without stockholder approval, MB Financial's charter and bylaws contain a number of other provisions which may have the effect of delaying, deferring or preventing a change in control of MB Financial. See "Comparison of Stockholder Rights."

COMPARISON OF STOCKHOLDER RIGHTS

        First SecurityFed is incorporated under the laws of the State of Delaware. MB Financial is incorporated under the laws of the State of Maryland. The rights of holders of First SecurityFed common stock are governed by Delaware law and First SecurityFed's certificate of incorporation and bylaws. The rights of holders of MB Financial common stock are governed by Maryland law and MB Financial's charter and bylaws.

        This section of the proxy statement-prospectus describes certain differences between the rights of MB Financial stockholders and First SecurityFed stockholders, including those which may be material. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to Delaware and Maryland law, and to First SecurityFed's certificate of incorporation and bylaws and MB Financial's charter and bylaws.

        MB Financial's bylaws currently contain special corporate governance provisions, set forth in Article II, Section 10 of the bylaws, relating to the merger of equals transaction of MB Financial's predecessors, MB Financial, Inc., a Delaware corporation, and MidCity Financial Corporation, completed in November 2001. These special provisions will expire at the time of MB Financial's upcoming annual meeting of stockholders, to be held on April 27, 2004. Because these provisions will expire before the merger is completed, the discussion below describes MB Financial's bylaws as if these provisions are not currently effective.

Authorized Capital Stock

        First SecurityFed.    The authorized capital stock of First SecurityFed consists of:

  •
  8,000,000 shares of common stock, par value $.01 per share; and

  •
  500,000 shares of preferred stock, par value $.01 per share.

        MB Financial.    The authorized capital stock of MB Financial consists of 41,000,000 shares of capital stock, presently classified as follows:

  •
  40,000,000 shares of common stock, par value $.01 per share; and

  •
  1,000,000 shares of preferred stock, par value $.01 per share.

        MB Financial's charter authorizes MB Financial's board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. First SecurityFed is authorized under its certificate of incorporation, and MB Financial is authorized under its charter, to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval. In addition, MB Financial's charter provides by its terms that it may be amended by MB Financial's board of directors, without a stockholder vote, to change the number of shares of capital stock authorized, which could have the effect of diluting the interests of stockholders. Such an amendment to the certificate of incorporation of First SecurityFed requires stockholder approval in addition to action by the board of directors. See "—Amendment of Corporate Governance Documents."

Dividends

        First SecurityFed.    Pursuant to Delaware law, First SecurityFed may pay dividends on its common stock out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividends, the capital of First SecurityFed would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        MB Financial.    Under Maryland law, MB Financial is permitted to pay dividends or make other distributions unless after the distribution: (1) MB Financial would not be able to pay its debts as they become due in the usual course of business; or (2) MB Financial's total assets would be less than the sum of its total liabilities, plus, unless MB Financial's charter permits otherwise, the amount that would be needed, if MB Financial were dissolved at the time of the distribution, to satisfy preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Stockholders

        First SecurityFed.    Pursuant to First SecurityFed's bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of First SecurityFed at least 70 days prior to the meeting date. If, however, less than 80 days' notice of the date of the meeting is given or made to stockholders by public notice or mail, nominations must be received by First SecurityFed not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in First SecurityFed's bylaws.

        First SecurityFed's bylaws provide that First SecurityFed must receive written notice of any stockholder proposal for business at an annual meeting of stockholders at least 70 days before the first anniversary of the preceding year's annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice of the proposal must be received by First SecurityFed by no later than the close of business on the later of the 70th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made. Any such advance by more than 20 days from the anniversary date would have the effect of requiring that notice of a proposal be submitted earlier than normally required. In addition to meeting the applicable deadline, stockholder proposals must be accompanied by certain information specified in First SecurityFed's bylaws.

        MB Financial.    MB Financial's bylaws provide that MB Financial must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not less than 90 days or more than 120 days before the anniversary of the preceding year's annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice of the proposal must be received by MB Financial no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first. As under First SecurityFed's bylaws, any such advance by more than 20 days from the anniversary date may have the effect of requiring that notice of a proposal be submitted earlier than normally required.

        MB Financial's bylaws also provide that MB Financial must receive written notice of any stockholder director nomination for a meeting of stockholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of the nomination must be received by the secretary no later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.

Cumulative Voting for Election of Directors

        Under Delaware law and Maryland law, a corporation may provide for cumulative voting in the election of directors in its certificate of incorporation (in the case of a Delaware corporation) or charter (in the case of a Maryland corporation). Neither First SecurityFed nor MB Financial permits cumulative voting in the election of directors. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all the directors to be elected at that meeting, and thus preclude minority stockholder representation on the board of directors.

Restrictions on Voting Rights

        First SecurityFed.    First SecurityFed's certificate of incorporation generally prohibits any stockholder that beneficially owns more than 10% of the outstanding shares of First SecurityFed common stock from voting shares in excess of this limit.

        MB Financial.    MB Financial's charter contains a voting limitation substantially identical to the one in First SecurityFed's certificate of incorporation, except that the percentage limitation in MB Financial's charter is 14.9%.

        Maryland Control Share Acquisition Statute.    The Maryland General Corporation Law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which MB Financial has done pursuant to its bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of MB Financial common stock. Though not expected, MB Financial could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision. See "—Amendment of Corporate Governance Documents."

Number and Classification of Directors

        First SecurityFed.    First SecurityFed's certificate of incorporation provides that the number of directors is set from time to time by vote of a majority of the whole board (meaning the total number of directors First SecurityFed would have if there were no vacancies on the board). First SecurityFed's board of directors is currently comprised of nine members. The board is divided into three classes, with each class serving a staggered three-year term.

        MB Financial.    Like the board of directors of First SecurityFed, MB Financial's board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms. MB Financial's bylaws provide that MB Financial will have the number of directors set forth in its charter (17), until changed to a number not greater than 25 by the board of directors by a vote of a majority of the whole board. MB Financial currently has 18 directors; this number is expected to change to 17 upon the expiration of the term of one of MB Financial's current directors at MB Financial's upcoming annual meeting of stockholders.

Removal of Directors

        First SecurityFed.    First SecurityFed's certificate of incorporation provides that, subject to the rights of the holders of any class of preferred stock outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

        MB Financial.    The director removal provision of MB Financial's charter is substantially the same as the one contained in First SecurityFed's certificate of incorporation.

Filling Vacancies on the Board of Directors

        First SecurityFed.    First SecurityFed's certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock outstanding, vacancies in the board of directors may be filled only by a majority vote of the directors then in office.

        MB Financial.    Pursuant to MB Financial's charter, vacancies may be filled in substantially the same manner provided in First SecurityFed's certificate of incorporation, except that stockholders of MB Financial, in addition to the board of directors, may fill any vacancy created by the stockholders' removal of a director.

Amendment of Corporate Governance Documents

        First SecurityFed.    Generally, First SecurityFed's certificate of incorporation may be amended in the manner prescribed by Delaware law, which requires the approval of the board of directors of First SecurityFed and the holders of at least a majority of the outstanding shares of First SecurityFed common stock. The amendment of certain other provisions of First SecurityFed's certificate of incorporation, however, requires the vote of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These include provisions relating to: board authorization to issue and set the terms of preferred stock; voting limitations on 10% or greater stockholders; the prohibition on stockholder action by written consent; the call of special stockholders' meetings; the number, classification, election and removal of directors; certain business combinations with greater than 10% stockholders; the prevention of greenmail; indemnification of directors and officers; and amendments to the certificate of incorporation and bylaws.

        First SecurityFed's bylaws may be amended either by its board of directors, by the vote of a majority of the whole board, or by First SecurityFed's stockholders, by the vote of the holders of 80% of the voting power of the capital stock entitled to vote generally in the election of directors, voting together as a single class.

        MB Financial.    MB Financial's charter contains a provision regarding amendments of the charter that is similar to the one contained in the First SecurityFed's certificate of incorporation. That is, generally the charter may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of MB Financial common stock, with a super-majority stockholder vote required for amending specified provisions. These provisions are essentially the same as those specified in First SecurityFed's certificate of incorporation, except that amendment of the MB Financial charter provision limiting the liability of directors and officers requires a super-majority stockholder vote; the comparable provision of First SecurityFed's certificate of incorporation, which limits the liability of directors (but not officers), requires only a majority vote for an amendment. In addition, amendment of MB Financial's charter provision addressing board authorization to issue and set the terms of preferred and other stock requires only a majority stockholder vote; the comparable provision of First SecurityFed's certificate of incorporation requires a super-majority stockholder vote for an amendment. MB Financial's charter provides by its terms that it may be amended by MB Financial's board of directors, without a stockholder vote, to change the number of shares of capital stock authorized for issuance. Such an amendment to First SecurityFed's certificate of incorporation requires stockholder approval in addition to action by the board of directors.

        MB Financial's bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by MB Financial's stockholders, by the vote of the holders of 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Business Combinations with Certain Persons

        First SecurityFed.    First SecurityFed's certificate of incorporation provides that certain business combinations (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) involving "interested stockholders" of First SecurityFed require, in addition to any vote required by law, the approval of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An "interested stockholder" generally means a person who is a 10% or greater stockholder of First SecurityFed or who is an affiliate of First SecurityFed and at any time within the past two years was a 10% stockholder of First SecurityFed.

        MB Financial.    MB Financial's charter contains a provision on business combinations with interested stockholders that is substantially the same as the one contained in First SecurityFed's certificate of incorporation, except that the percentage for a person to be an "interested stockholder" is 14.9% under MB Financial's charter.

        Delaware Statutory Provision.    Section 203 of the Delaware General Corporation Law provides that if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an "interested stockholder" (for purposes of Section 203), that person may not engage in certain business combinations with the corporation for a period of three years unless one of the following three exceptions applies:

  •
  the board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder;

  •
  the person became an interested stockholder and 85% owner of the voting stock of the corporation in the same transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

  •
  the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting.

        A Delaware corporation may elect not to be governed by Section 203. First SecurityFed has not made such an election. Section 203 does not apply to the merger of MB Financial and First SecurityFed.

        Maryland Statutory Provision.    Like the Delaware General Corporation Law, the Maryland General Corporation Law contains a business combination statute. The Maryland business combination statute prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

        MB Financial has opted-out of the Maryland business combination statute through a provision in its charter.

Prevention of Greenmail

        First SecurityFed.    First SecurityFed's certificate of incorporation generally prohibits First SecurityFed from acquiring any of its own equity securities from a beneficial owner of 5% or more of First SecurityFed's voting stock unless: (i) the acquisition is approved by the holders of at least 80% of First SecurityFed's voting stock not owned by the seller, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by First SecurityFed or a subsidiary of First SecurityFed to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the board of directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of the First SecurityFed common stock and is approved by a majority of the board of directors, including a majority of the disinterested directors.

        MB Financial.    MB Financial's charter contains a provision substantially identical to the one contained in First SecurityFed's certificate of incorporation.

Super-Majority Stockholder Vote for Mergers, Acquisitions and Certain Other Transactions

        First SecurityFed.    First SecurityFed's certificate of incorporation and bylaws do not contain any provision requiring a super-majority vote for mergers and similar transactions, except with respect to business combinations with 10% or greater stockholders under certain circumstances. See "—Business Combinations with Certain Persons."

        MB Financial.    Like First SecurityFed's certificate of incorporation and bylaws, MB Financial's charter and bylaws do not contain any provision requiring a super-majority vote for mergers and similar transactions, except with respect to business combinations with 14.9% or greater stockholders under certain circumstances. See "—Business Combinations with Certain Persons." In addition, except for matters which under MB Financial's charter require a super-majority stockholder vote, MB Financial's charter specifically provides that notwithstanding any provision of law requiring action by stockholders by a vote of greater than a majority of the outstanding shares entitled to vote, the action will be valid if approved by the holders of at least a majority of the outstanding shares entitled to vote.

Non-Shareholder Constituency Provision

        First SecurityFed.    First SecurityFed's certificate of incorporation provides that when evaluating any offer of another person to (1) make a tender or exchange offer for any equity security of First SecurityFed, (2) merge or consolidate First Security with another corporation or entity or (3) acquire all or substantially all of the properties and assets of First SecurityFed, the First SecurityFed board of directors may in exercising its judgment as to what is in the best interest of First SecurityFed and its stockholders give due consideration to all relevant factors, including, among other things:

  •
  the social and economic effects of acceptance of the offer on the present and future customers and employees of First SecurityFed and its subsidiaries and on the communities in which First SecurityFed and its subsidiaries operate or are located; and

  •
  the ability of First SecurityFed to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institution to fulfill the objectives of a federally insured financial institution.

        MB Financial.    MB Financial's charter provides that when evaluating any offer of another person to (1) make a tender or exchange offer for any equity security of MB Financial, (2) merge or consolidate MB Financial with another corporation or entity or (3) acquire all or substantially all of the properties and assets of MB Financial, or when evaluating any other transaction which would or may involve a change in control of MB Financial, MB Financial's board of directors may, in exercising its business judgment as to what is in the best interests of MB Financial and its stockholders and in making any recommendation to MB Financial's stockholders, give due consideration to all relevant factors, including, but not limited to:

  •
  the immediate and long-term economic effect upon MB Financial's stockholders, including stockholders, if any, who do not participate in the transaction;

  •
  the social and economic effect on the employees, creditors and customers of, and others dealing with, MB Financial and its subsidiaries and on the communities in which MB Financial and its subsidiaries operate or are located;

  •
  whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of MB Financial;

  •
  whether a more favorable price could be obtained for MB Financial's stock or other securities in the future;

  •
  the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of MB Financial and its subsidiaries;

  •
  the future value of the stock or any other securities of MB Financial or the other entity to be involved in the proposed transaction;

  •
  any antitrust or other legal and regulatory issues that are raised by the proposal;

  •
  the business and historical, current or projected future financial condition or operating results of the other entity to be involved in the proposed transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

  •
  the ability of MB Financial to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution.

        If MB Financial's board of directors determines that any proposed transaction of the type described above should be rejected, it may take any lawful action to defeat the transaction, including, but not limited to, any or all of the following:

  •
  advising stockholders not to accept the proposal;

  •
  instituting litigation against the party making the proposal;

  •
  filing complaints with governmental and regulatory authorities;

  •
  acquiring the stock or any other securities of MB Financial;

  •
  increasing the authorized capital stock of MB Financial;

  •
  selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect to authorized but unissued stock;

  •
  acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and

  •
  obtaining a more favorable offer from another individual or entity.

Action By Stockholders Without a Meeting

        First SecurityFed.    First SecurityFed's certificate of incorporation provides that, subject to the rights of holders of any class or series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and not by written consent.

        MB Financial.    MB Financial's bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is signed by each stockholder entitled to vote on the matter. The bylaws also provide that, unless MB Financial's charter provides otherwise, the holders of any class of MB Financial stock, other than common stock, that is entitled to vote generally in the election of directors may act by written consent without a meeting if the consent is signed by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.

Special Meetings of Stockholders

        First SecurityFed.    First SecurityFed's certificate of incorporation provides that, subject to the rights of holders of any class or series of preferred stock, special meetings of stockholders may be called only by the board of directors by vote of a majority of the whole board.

        MB Financial.    MB Financial's bylaws provide that special meetings of stockholders may be called by MB Financial's board of directors by vote of a majority of the whole board. In addition, MB Financial's bylaws provide that a special meeting of stockholders shall be called by the Secretary of MB Financial on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Limitations on Directors' and Officers' Liability

        First SecurityFed's certificate of incorporation contains a provision limiting the personal liability of directors to the extent permitted by the Delaware General Corporation Law, which provides that no director will be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty except as follows:

  (1)
  A director may be liable under Section 174 of the Delaware General Corporation Law, which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions; and

  (2)
  A director also may be liable for:

  •
  breaching his or her duty of loyalty to the company or its stockholders;

  •
  for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

  •
  deriving an improper personal benefit from a transaction with the company.

        Consistent with Maryland law, MB Financial's charter provides that an officer or director of MB Financial may not be liable to MB Financial or its stockholders for money damages, except to the extent:

  •
  it is proved that the person actually received an improper benefit, for the amount of the benefit; or

  •
  a final judgment or adjudication against the person is based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or

  •
  otherwise provided by the Maryland General Corporation Law.

Indemnification

        Delaware Law.    Under the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings arising because of the person's relationship to the corporation. Generally, the indemnification will cover expenses regardless of whether the action stems from a civil, criminal, administrative or investigative proceeding if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies in an action or suit by or in the right of the corporation (i.e., a stockholder derivative claim) except that indemnification only extends to expenses (including attorneys' fees) incurred in the defense or settlement of such a proceeding. In cases involving the right of the corporation, the Delaware General Corporation Law requires court approval before there can be any indemnification when the person seeking the indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits or otherwise in defense in any action, suit or proceeding described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandatory under the Delaware General Corporation Law.

        The Delaware General Corporation Law provides that a corporation may pay the expenses incurred by a director or officer in defending a proceeding in advance of the final disposition of that proceeding, provided that the corporation has received from the director or officer a written undertaking to repay the amount advanced if it is ultimately determined that the director or officer is not entitled to be indemnified for the expenses.

        First SecurityFed's certificate of incorporation generally provides for the indemnification of and advancement of expenses to directors and officers to the extent permitted by the Delaware General Corporation Law. First SecurityFed's certificate of incorporation also provides that First SecurityFed may, to the extent authorized by a majority vote of the disinterested directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of First SecurityFed to the same extent these rights are conferred upon directors and officers by First SecurityFed's certificate of incorporation. First SecurityFed's certificate of incorporation further provides, consistent with Delaware law, that the right to indemnification and advancement of expenses conferred by First SecurityFed's certificate of incorporation is not exclusive of any other right which a person may have under First SecurityFed's certificate of incorporation, First SecurityFed's Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

        Maryland Law.    The Maryland General Corporation Law permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The Maryland General Corporation Law also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Similar to the Delaware General Corporation Law, the Maryland General Corporation Law provides that unless otherwise provided in the corporation's charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

        The Maryland General Corporation Law provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person's good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

        MB Financial's charter provides that MB Financial will indemnify and advance expenses to its directors and officers to the fullest extent required or permitted by the Maryland General Corporation Law. MB Financial's charter also provides that MB Financial may indemnify other employees and agents to the extent authorized by its Board of Directors and permitted by law. MB Financial's charter further provides, consistent with the Maryland General Corporation Law, that the rights to indemnification and to the advancement of expenses conferred by MB Financial's charter are not exclusive of any other right which a person may have under any statute, the charter, MB Financial's bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

Appraisal Rights

        Delaware Law.    Under the Delaware General Corporation Law, stockholders of a corporation who are voting on a merger or consolidation generally are entitled to dissent from the transaction and obtain payment of the fair value of their shares (so-called "appraisal rights"). Appraisal rights do not apply if, however, (1) the shares are listed on a national securities exchange or The Nasdaq Stock Market National Market system or are held by 2,000 or more holders of record and (2) except for cash in lieu of fractional share interests, the shares are being exchanged for the shares of the surviving corporation of the merger or the shares of any other corporation, which shares of such other corporation will, as of the effective date of the merger or consolidation, be listed on a national securities exchange or The Nasdaq Stock Market National Market system or held of record by more than 2,000 holders.

        Because First SecurityFed stockholders may be required to accept cash for at least part of the consideration paid for their shares, First SecurityFed stockholders are entitled to appraisal rights in connection with the merger. See "Proposal I. Adoption of the Merger Agreement—Appraisal Rights."

        Maryland Law.    The Maryland General Corporation Law provides that, except in connection with a transaction governed by the Maryland business combination statute or exempted from that statute pursuant to the statute's fair price provisions, a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange or The Nasdaq Stock Market National Market system or SmallCap system. Because, as described under "—Business Combinations with Certain Persons," MB Financial has opted-out of the Maryland business combination statute through a charter provision, and since MB Financial common stock is listed on The Nasdaq Stock Market, the holders of MB Financial common stock are not entitled to appraisal rights under any circumstances, regardless of the form of consideration to be paid for their shares.

Stockholder Inspection Rights

        Delaware Law.    The Delaware General Corporation Law provides that any stockholder, regardless of the number of shares held and how long he has held his shares, generally has the right to inspect the corporation's stock ledger, list of stockholders and other books and records, provided he has a proper purpose for doing so and satisfies certain procedural requirements.

        Maryland Law.    Under the Maryland General Corporation Law, only a holder or group of holders of 5% or more of the corporation's stock for at least six months has the right to inspect the corporation's stock ledger, list of stockholders and books of account. Stockholders who have held their shares for less than six months and holders of fewer than 5% of the shares are entitled to inspect the corporation's bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements.

PROPOSAL II. ELECTION OF DIRECTORS

General

        First SecurityFed's board of directors is composed of nine members divided into three equal classes. One-third of the directors are elected annually and are generally elected to serve for a three-year period or until their respective successors are elected and qualify.

        The following table sets forth certain information, as of March 31, 2004, regarding the composition of First SecurityFed's board of directors, including each director's term of office. The First SecurityFed board has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of First SecurityFed's board of directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as First SecurityFed's board of directors may recommend. At this time, the First SecurityFed's board of directors knows of no reason why a nominee might be unable to serve if elected. Except as disclosed herein, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

Name	Age	Position(s) Held With First SecurityFed	Director Since(1)	Shares of Common Stock Beneficially Owned		Percent of Class
		Nominees for Terms Expiring in 2007
Steve Babyk	57	Director	1993	55,486	(2)	1.4%
Lila Maria Bodnar	44	Director and Recording Secretary	1995	27,580	(3)	0.7%
George Kawka	60	Director	1986	43,131	(4)	1.1%
		Terms Expiring in 2005
Terry Gawryk	50	Director and Secretary	1981	27,229	(5)	0.7%
Jaroslav H. Sydorenko	62	Director	1993	20,121	(6)	0.5%
Chrysta Wereszczak	47	Director	1993	58,500	(7)	1.4%
		Terms Expiring 2006
Myron Dobrowolsky	69	Director	1985	33,588	(8)	1.4%
Julian Kulas	69	Director, President and Chief Executive Officer	1964	299,522	(9)	7.4%
Paul Nadzikewycz	65	Chairman of the Board	1973	96,283	(10)	2.4%

(1)
Includes service as a director of First Security Federal Savings Bank.

(2)
Amount includes 35,365 shares held directly. The amount also includes 20,121 shares underlying exercisable stock options.

(3)
Amount includes 6,910 shares held directly and 549 shares held jointly with Ms. Bodnar's husband. The amount also includes 20,121 shares underlying exercisable stock options.

(4)
Amount includes 23,010 shares held directly. The amount also includes 20,121 shares underlying exercisable stock options.

(5)
Amount includes 6,408 shares held directly and 700 shares held jointly with Mr. Gawryk's wife. The amount also includes 20,121 shares underlying exercisable stock options.

(6)
The amount is comprised of 20,121 shares underlying exercisable stock options.

(7)
Amount includes 23,195 shares held directly and 15,184 shares held jointly with Ms. Wereszczak's husband. The amount also includes 20,121 shares underlying exercisable stock options.

(8)
Amount includes 13,010 shares held directly and 457 shares held jointly with Mr. Dobrowolsky's wife. The amount also includes 20,121 shares underlying exercisable stock options.

(9)
Amount includes 221,141 shares held directly and through a profit sharing plan, 6,575 shares held jointly with Mr. Kulas' wife, 16,931 shares allocated to Mr. Kulas' ESOP account, 25,000 held as the trustee of a trust, the beneficiary of which is Mr. Kulas' wife, with respect to which shares Mr. Kulas may be deemed to have sole voting and/or investment power. The amount also includes 29,875 shares underlying exercisable stock options.

(10)
Amount includes 30,252 shares held directly, 10,391 shares held jointly with Mr. Nadzikewycz's wife and 23,600 held in a fiduciary capacity, with respect to which shares Mr. Nadzikewycz may be deemed to have sole voting and/or investment power. The amount also includes 32,040 shares underlying exercisable stock options.

        The business experience of each director and director nominee of First SecurityFed is set forth below. All directors have held their present positions for at least five years unless otherwise indicated.

        Steve Babyk.    Mr. Babyk has worked at Union Tank Car Company since 1969 and is currently the Director of Fleet Leasing. Mr. Babyk is primarily responsible for the care and leasing of over 50,000 railroad cars in the United States, Canada and Mexico.

        Lila Maria Bodnar.    Ms. Bodnar was an accountant with the First National Bank of Chicago from 1981 to 1985 and was a manager in the accounting department of the Chicago branch of the Bank of Montreal from 1985 to 1991. Ms. Bodnar has a Masters of Business Administration from Loyola University, Chicago, Illinois.

        George Kawka.    Mr. Kawka has been a senior architectural/engineering project manager with CH2M Hill (formerly PAL Telecom Group) since 1994 and was previously a senior project manager with AIC Security Systems, all in Chicago, Illinois.

        Terry Gawryk.    Mr. Gawryk has practiced law in Chicago, Illinois since 1979.

        Jaroslav H. Sydorenko.    Mr. Sydorenko served as a credit manager at Kanematsu USA, Inc., an import/export trading company located in Chicago, Illinois from 1985 to 2001. Since 2002, Mr. Sydorenko has served as a financial services manager for Wesco Distribution, an electrical distributor located in Chicago, Illinois.

        Chrysta Wereszczak.    Ms. Wereszczak was employed by the Unisys Corporation from 1982 to 1989 in a variety of positions, including Financial Manager and Regional Financial Analyst. She is currently involved with B&B Formica, a manufacturing business she owns with her spouse. Ms. Wereszczak is a member of the St. Nicholas School Board.

        Myron Dobrowolsky.    Mr. Dobrowolsky has been a civil engineer with the engineering firm of Dames and Moore, Chicago, Illinois since 1991. Previously, Mr. Dobrowolsky was an engineer with the Illinois Highway Department.

        Julian Kulas.    Mr. Kulas has served as the President and Chief Executive Officer of First Security Federal Savings Bank since 1964. Prior to that time, Mr. Kulas was also been engaged in the private practice of law since 1959. Mr. Kulas is extremely active in community affairs and holds a variety of positions with not-for-profit organizations. Mr. Kulas has been a Commissioner on the Chicago Commission on Human Relations since 1981.

        Paul Nadzikewycz.    Mr. Nadzikewycz has been a self-employed investor focusing primarily on real estate since 1987.

Director Independence

        First SecurityFed's board of directors has determined that all of its directors other than President Kulas are "independent directors," as that term is defined in the listing standards of the Nasdaq Stock Market.

Meetings and Committees of the Board of Directors of First SecurityFed and First Security Federal Savings Bank

        Meetings of First SecurityFed's board of directors are generally held on a quarterly basis. First SecurityFed's board of directors met 16 times during the fiscal year ended December 31, 2003. During fiscal 2003, no incumbent director of First SecurityFed attended fewer than 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of First SecurityFed's board of directors on which he or she served. Directors of First SecurityFed currently do not receive a fee for their service as such; rather, they are compensated as directors of First Security Federal Savings Bank. The board of directors of First SecurityFed has standing audit, compensation, executive, and nominating committees.

        Audit Committee.    The Audit Committee, composed of Directors Bodnar, Dobrowolsky and Wereszczak, appoints and oversees First SecurityFed's independent auditors, oversees management's activities with respect to accounting, recordkeeping, financial reporting and internal and other controls, reviews First SecurityFed's annual audited and quarterly financial statements, and maintains a procedure for confidential complaints regarding accounting matters. The Audit Committee met four times during the fiscal year ended December 31, 2003. Each member of the Audit Committee is "independent" as defined under the listing standards for the Nasdaq Stock Market. First SecurityFed's board of directors has determined that Director Bodner qualifies as an "audit committee financial expert" under applicable SEC rules, based on her educational background (B.A. in accounting and Masters of Business Administration), her more than ten years of experience in the banking industry, including working as an accountant for several large commercial banks, and her service as a member of the audit committee of First Security Federal Savings Bank's board of directors for nine years and as a member of the audit committee of First SecurityFed's board of directors for its entire six year existence. First SecurityFed's board of directors has adopted an amended and restated audit committee charter, a copy of which is attached to this proxy statement-prospectus as Appendix D.

        The Audit Committee has issued the following report with respect to First SecurityFed's financial statements for the year ended December 31, 2003:

  •
  The Audit Committee has reviewed and discussed with management First SecurityFed's fiscal 2003 audited financial statements;

  •
  The Audit Committee has met with representatives of First SecurityFed's independent auditors, Crowe Chizek and Company LLC, and discussed certain matters required under generally accepted auditing standards as set forth in Statement on Auditing Standards No. 61 to be communicated to audit committees in connection with the independent audit;

  •
  The Audit Committee has received the written disclosure and letter from the independent auditors required by Independence Standards Board No. 1 (which relates to the auditor's independence from First SecurityFed and its related entities) and has discussed with the auditors its independence from First SecurityFed;

  •
  Based on the review and discussions referred to in the three items above, the Audit Committee recommended to First SecurityFed's board of directors that the audited financial statements be included in First SecurityFed's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

        Submitted by the Audit Committee of the board of directors of First SecurityFed.

MYRON DOBROWOLSKY    LILA MARIA BODNAR    CHRYSTA WERESCZAK

        Compensation Committee.    The Compensation Committee is comprised of Directors Nadzikewycz, Sydorenko and Kawka. The Compensation Committee is responsible for making recommendations for the compensation of the chief executive officer and for approving the compensation of all other executive officers. This committee met three times during fiscal 2003, jointly with the Compensation Committee of First Security Federal Savings Bank.

        Executive Committee.    The Executive Committee is comprised of Directors Kulas, Nadzikewycz and Gawryk. The Executive Committee has and exercises all of the powers of the board of directors when such powers are required between meetings of the board of directors. The Executive Committee met five times in fiscal 2003.

        Governance/Nominating Committee.    The Governance/Nominating Committee is comprised of Directors Gawryk (Chairman), Wereszczak, and Babyk, all of whom are considered to be independent under applicable Nasdaq rules.

        The functions of the committee include the following:

  •
  consider and recommend to the board standards (such as independence, experience, leadership, diversity and stock ownership) for the selection of individuals to be considered for election or reelection to the board;

  •
  identify individuals qualified to become members of the board;

  •
  consider recommendations by stockholders for director nominations;

  •
  conduct reviews as appropriate into the background and qualifications of director candidates.

  •
  review the structure of the board and its committees and make recommendations with respect thereto (including size and composition);

  •
  consider and make recommendations regarding board and committee performance; and

  •
  consider and make recommendations regarding board continuing education guidelines.

        The committee begins the nominee identification process by evaluating the current members of the First SecurityFed board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to First SecurityFed's business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. Thus, under certain circumstances, the committee may choose not to consider an unsolicited recommendation.

        If any member of the board does not wish to continue in service, or if the Committee or the board decides not to re-nominate a member for re-election, or if the size of the board is increased, the Committee may solicit suggestions for director candidates from all board members. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. In evaluating director candidates, the Governance/Nominating Committee will consider persons who at a minimum satisfy the following criteria:

  •
  have the highest personal and professional ethics and integrity and whose values are compatible with First SecurityFed's;

  •
  have had experiences and achievements that have given them the ability to exercise and develop good business judgment;

  •
  are willing to devote the necessary time to the work of the board and its committees, which includes being available for board and committee meetings;

  •
  are familiar with the communities in which First SecurityFed operates and/or is actively engaged in community activities;

  •
  are involved in other activities or interests that do not create a conflict with their responsibilities to First SecurityFed and its stockholders; and

  •
  have the capacity and desire to represent the balanced, best interests of the stockholders of First SecurityFed as a group, and not primarily a special interest group or constituency.

        The Governance/Nominating Committee will also take into account whether a candidate satisfies the criteria for "independence" under the rules of the Nasdaq Stock Market, and if a nominee is considered for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

        The Governance/Nominating Committee did not meet in 2003. First SecurityFed's board of directors has adopted written charter for the Governance/Nominating Committee, a copy of which is attached to this proxy statement-prospectus as Appendix E.

Procedures for the Nomination of Directors by Stockholders

        Through the Governance/Nominating Committee.    The Governance/Nominating Committee has adopted procedures for the submission to the committee of director nominees by stockholders. If a determination is made that an additional candidate is needed for the board, the Governance/Nominating Committee will consider candidates submitted by First SecurityFed's stockholders. Stockholders can submit the names of candidates for director by writing to the Chairman of the Governance/Nominating Committee at First SecurityFed Financial, Inc., 936 Western Avenue, Chicago, Illinois 60622. To be timely, the Chairman of the Governance/Nominating Committee must receive a submission at least 120 days prior to the date of First Security's proxy materials for the preceding year's annual meeting. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, the stockholder's submission must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The submission must include the following information:

  •
  the name and address of the stockholder as they appear on First SecurityFed's books, and number of shares of First SecurityFed's common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder's ownership will be required);

  •
  the name, address and contact information for the candidate, and the number of shares of First SecurityFed's common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder's ownership should be provided);

  •
  a statement of the candidate's business and educational experience;

  •
  such other information regarding the candidate as would be required to be included in the proxy statement pursuant to the Securities and Exchange Commission's Regulation 14A;

  •
  a statement detailing any relationship between the candidate and First SecurityFed;

  •
  a statement detailing any relationship between the candidate and any customer, supplier or competitor of First SecurityFed;

  •
  detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

  •
  a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

        Direct Stockholders' Nominations.    Under Article I Section 6 of First SecurityFed's bylaws, director nominations may be made by stockholders. In order to assure that they are effective, nominations for directors by stockholders must be made in writing and delivered to the Secretary of First SecurityFed at least 70 days prior to the meeting date; provided however that in the event that less than 80 days' public notice or public disclosure of the date of the meeting is given or made to stockholders, notice to be timely must be so received not later than the close of business on the tenth day following the day on which public notice of the date of the meeting was mailed or public disclosure of the date of the meeting is made. A stockholder's notice to the Secretary must set forth as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (B) as to the stockholder giving the notice: (i) the name and address, as they appear on First SecurityFed's books, of such stockholder and (ii) the class and number of shares of First SecurityFed's capital stock that are beneficially owned by such stockholder.

Stockholder Communications with the Board

        A First SecurityFed stockholder who wants to communicate with the First SecurityFed board or with any individual First SecurityFed director can write to the Chairman of the Governance/Nominating Committee, First SecurityFed Financial, Inc., 936 Western Avenue, Chicago, Illinois 60622. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chairman will:

  •
  forward the communication to the director(s) to whom it is addressed;

  •
  attempt to handle the inquiry directly, for example where it is a request for information about Frist SecurityFed or it is a stock-related matter; or

  •
  not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Board Member Attendance at Annual Stockholder Meetings

        Although First SecurityFed does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Eight of First SecurityFed's nine directors attended last year's annual meeting of stockholders.

Code of Ethics

        First SecurityFed has adopted a code of ethics that is applicable to its senior financial officers, including its principal executive officer, principal financial officer, principal accounting officer and all officers performing similar functions as defined in the Code of Ethics. The Code of Ethics has been filed with the Securities and Exchange Commission as an exhibit to First SecurityFed's Annual Report on Form 10-K for the year ended December 31, 2003.

        Meetings and Committees of First Security Federal Savings Bank.    First Security Federal Savings Bank's board of directors meets monthly and may have additional special meetings upon request of the Chairman of the Board, the President or one third of the directors. First Security Federal Savings Bank's board of directors met 12 times during the fiscal year ended December 31, 2003. During fiscal 2003, no incumbent director of First Security Federal Savings Bank attended fewer than 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board of directors on which he or she served. Directors of First Security Federal Savings Bank receive a fee of $850 for each board meeting attended and $100 for each committee meeting attended. Chairman Paul Nadzikewycz and Recording Secretary Lila Maria Bodnar each receive an additional fee of $250 per month. The board of directors of First Security Federal Savings Bank has standing audit, compensation, executive, investment and loan committees.

        The Audit Committee is comprised of Directors Bodnar, Dobrowolsky and Wereszczak. This Committee oversees and reviews First Security Federal Savings Bank's financial, accounting, and internal control matters. The Audit Committee also reviews First Security Federal Savings Bank's audited financial statements with the outside auditors and the Report of Examination with the Office of Thrift Supervision examiners, either separately or with the full board. Finally, this committee has primary responsibility for relations with First SecurityFed's independent auditors. This committee met four times in 2003.

        The Compensation Committee oversees and reviews First Security Federal Savings Bank's compensation policies and sets the compensation levels for Executive Management. This committee is comprised of Directors Nadzikewycz, Kawka and Sydorenko and met three times in 2003.

        The Executive Committee provides oversight of board-related matters between regularly scheduled board meetings. The Executive Committee is comprised of Chairman Nadzikewycz, Director Gawryk and President Kulas. This committee met five times during fiscal year 2003.

        The Investment Committee is composed of President Kulas, Vice President Hawryliw and Treasurer Kucewicz. This committee meets at least once a month to handle the investments for First Security Federal Savings Bank and the implementation of First Security Federal Savings Bank's strategy as it relates to interest rate risk and reinvestment options. The Investment Committee met 16 times in 2003.

        The Loan Committee is composed of Directors Babyk, Gawryk, and Nadzikewcyz and Vice-President Korb. The Loan Committee reviews loan applications bi-monthly and sets interest rates for all loan types. The Loan Committee met 24 times in 2003.

Executive Compensation

        The following table sets forth information concerning the compensation earned in all capacities to First SecurityFed and its affiliates for the fiscal year ended December 31, 2003 for First SecurityFed's President and Chief Executive Officer and the only other executive officer whose aggregate annual compensation (salary plus bonus) exceeded $100,000 for fiscal 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus	Other Annual Compensation ($)(1)	Restricted Stock Award ($)		Options/ SARs (#)	All Other Compensation ($)
Julian E. Kulas President, Chief Executive Officer and Director	2003 2002 2001	$175,172 171,168 146,160	$7,418 7,132 6,090	$12,750 11,050 11,050		— — —	— — —	$65,525(2) 57,684(2) 45,540(2)
Paul Bandriwsky, Vice-President, Chief Operations Officer	2003 2002 2001	128,346 122,384 118,128	5,444 5,234 5,032	— — —	$	— 141,750(3) —	— — 25,000	— — —

(1)
Other annual compensation consists of fees received by Mr. Kulas for his service as a director of the company.

(2)
Consists of ESOP shares allocated for the prior year period, which allocation took place in the designated period.

(3)
Represents the dollar value of the award of restricted stock based upon the $18.90 closing price on July 17, 2001, the date of grant. The shares of restricted stock vest in five equal installments, which vesting began on July 17, 2002. Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of common stock. As of December 31, 2003, the 4,500 unvested shares of restricted stock held by Mr. Bandriwsky had an aggregate value of $135,090, based on the closing price of First SecurityFed's common stock on that date of $30.02, as reported by the Nasdaq Stock Market.

        The following table sets forth certain information concerning the number and value of unexercised stock options held by Mr. Kulas and Mr. Bandriwsky at December 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

			Number of Securities Underlying Unexercised Options At FY-End (#)		Value of Unexercised In-The-Money Options At FY-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Julian E. Kulas	130,325		29,875	—	398,309	—
Paul Bandriwsky	—	—	10,000	15,000	111,200	166,800

(1)
Represents the value of the in-the-money options (market price of the common stock less the exercise price) based upon the closing price of the common stock of $30.02 as reported on the Nasdaq National Stock Market on December 31, 2003.

        The following table provides information as of December 31, 2003 with respect to the shares of First SecurityFed's common stock that may be issued under First SecurityFed's existing equity compensation plans.

	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders(1)	413,592	$16.74	129,406(3)
Equity Compensation Plans Not Approved by Shareholders(2)	—	—	—

Total	413,592	$16.74	129,406(3)

(1)
Consists of First SecurityFed's 1998 Stock Option and Incentive Plan and 1998 Recognition and Retention Plan.

(2)
First SecurityFed does not currently maintain any equity compensation plans that have not been approved by its stockholders.

(3)
Included within this amount are 32,654 shares that may be awarded as restricted stock under the 1998 Recognition and Retention Plan.

        Employment Agreement.    Effective January 1, 2003, First Security Federal Savings Bank entered into an amended and restated employment agreement with President Kulas providing for an initial term of three years. Mr. Kulas' employment agreement provides for an annual base salary in an amount not less than his current salary and provides for an annual extension subject to the performance of an annual formal evaluation by the board of directors of First Security Federal Savings Bank. The agreement also provides for termination upon the employee's death, for cause or in certain events specified by Office of Thrift Supervision regulations. The employment agreement is terminable by the employee upon 90 days notice to First Security Federal Savings Bank.

        The employment agreement provides for payment to Mr. Kulas of an amount equal to 299% of his five-year annual average base amount (i.e., Mr. Kulas' Form W-2 income), in the event there is a "change in control" of First Security Federal Savings Bank where his employment involuntarily terminates in connection with such change in control, as defined, or within twelve months thereafter. The agreement also provides for the continued health coverage for the remainder of the term of his agreement should he be terminated without cause or involuntarily terminated in the event of a change in control. Mr. Kulas is expected to receive a severance benefit under this agreement in connection with the merger. The change in control provisions outlined in this paragraph have not changed significantly since the agreement was originally entered into in 1997. See "Proposal I. Adoption of the Merger Agreement—Interests of Insiders in Merger."

        In the event that Mr. Kulas' employment involuntarily terminates other than in connection with a change in control, as defined, or within twelve months thereafter, Mr. Kulas is entitled to (i) continued salary for the remaining term of the agreement at the rate in effect immediately prior to the date of termination, (ii) the greater of (x) the bonus that would have been earned by Mr. Kulas during the remaining term of the agreement (assuming such amount would equal the actual bonus paid for the year preceding the involuntary termination) or (y) the target bonus that would have been paid to Mr. Kulas for the fiscal year in which the involuntary termination occurs, (iii) continued health coverage for the remainder of the term of the agreement, and (iv) full vesting of any stock options, restricted stock or other similar incentive awards.

        Severance Agreement.    Effective as of January 1, 2003, First Security Federal Savings Bank entered into an amended and restated change in control severance agreement with Chief Operating Officer Paul Bandriwsky providing for an initial term of two years and subsequent one-year extensions upon the approval of the board of directors of First Security Federal Savings Bank. In the event of a "change in control" of First Security Federal Savings Bank, as defined in the agreement, where Mr. Bandriwsky's employment is involuntarily terminated in connection with such change in control, or is so terminated within twenty-four months thereafter, the severance agreement provides for the following (i) a payment to Mr. Bandriwsky of an amount equal to three times his annual salary in effect immediately prior to his termination, (ii) three times the greater of (a) the actual bonus earned by Mr. Bandriwsky for the fiscal year immediately preceding the termination or (b) Mr. Bandriwsky's target bonus for the fiscal year in which the termination occurs, and (iii) continued health benefits during the remaining term of the agreement. Mr. Bandriwsky is eligible to receive a severance benefit under his severance agreement if he terminates employment in connection with the merger. See "Proposal I. Adoption of the Merger Agreement—Interests of Insiders in Merger."

Compensation Committee Report on Executive Compensation

        The Compensation Committee of First SecurityFed's board of directors has furnished the following report on executive compensation:

        First SecurityFed's Compensation Committee has responsibility for reviewing the compensation policies and plans for First Security Federal Savings Bank and its affiliates. The policies and plans established are designed to enhance both short-term and long-term operational performance of First Security Federal Savings Bank and to build stockholder value through appreciation in First SecurityFed's stock price.

        The Committee's primary objectives are as follows:

  •
  to develop and maintain compensation plans that provide First Security Federal Savings Bank with the means of attracting and retaining quality executives at competitive compensation levels;

  •
  to implement compensation plans that motivate executives to perform to the full extent of their abilities; and

  •
  to implement compensation plans that enhance stockholder value by aligning closely the financial interests of First SecurityFed's executives with those of its stockholders.

        In determining compensation levels, plans and adjustments, the Committee takes into account, among other things, compensation reviews made by third parties each year. These studies are used to compare the compensation levels of First Security Federal Savings Bank personnel to those of personnel at other local and similarly situated financial institutions.

        With respect to Mr. Kulas' base salary in the fiscal year ended December 31, 2003, the Committee took into account a comparison of salaries of chief executive officers of local and similarly situated financial institutions. Likewise, each executive officer's base salary was determined by utilizing financial institution compensation surveys. The Committee also determined, based on First Security Federal Savings Bank's success in enhancing its lending operations, as well as the continued progress in executing its business plan, the implementation of cost reduction measures and recognition of the improvement in performance by First Security Federal Savings Bank, to award Mr. Kulas a cash bonus of $7,418.

        In connection with the mutual to stock conversion of First Security Federal Savings Bank in 1997, First Security Federal Savings Bank and First SecurityFed established the Employee Stock Ownership Plan; additionally, in 1998, First SecurityFed established a stock option and incentive plan and a recognition and retention plan, which were approved by First SecurityFed's stockholders. The

Committee believes that equity-based compensation provides a long-term alignment of interests and results achieved for stockholders with the compensation rewards provided to executive officers by providing those executives and others on whom the continued success of First SecurityFed most depends with a proprietary interest in it. First SecurityFed has not granted any stock awards to any of its executive officers since 1998 except to Mr. Bandriwsky, who was not employed by First SecurityFed at the time of the original stock option grants to executive officers in 1998.

        Through the compensation programs described above, a significant portion of First Security Federal Savings Bank's executive compensation is linked directly to individual and corporate performance. The Committee will continue to review all elements of compensation to assure that the compensation objectives and plans meet the company's business objectives and philosophy of linking executive compensation to stockholder interests of corporate performance as discussed above.

        The Committee carefully reviewed the impact of Section 162(m) of the Internal Revenue Code on the cost of First Security Federal Savings Bank's current executive compensation plans. Under the legislation and regulations adopted thereunder, it is not expected that any portion of First SecurityFed's (or First Security Federal Savings Bank's) deduction for employee remuneration will be non-deductible in fiscal 2003 or in future years by reason of compensation awards granted. The Committee intends to review First SecurityFed's (and First Security Federal Savings Bank's) executive compensation policies on an ongoing basis, and propose appropriate modifications, if the Committee deems them necessary, with a view toward avoiding or minimizing any disallowance of tax deductions under Section 162(m). The Compensation Committee, however, reserves the right to use its judgment, where merited by the need for flexibility to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation that may not, in a specific case, be fully deductible by First SecurityFed.

        The foregoing report is furnished by the Compensation Committee of First SecurityFed's board of directors:

PAUL NADZIKEWYCZ    JAROSLAV SYDORENKO    GEORGE KAWKA

Stock Performance Presentation

        The following line graph compares the cumulative total stockholder return on First SecurityFed's common stock, the total returns of the Media General Savings and Loan Group Index, and the Nasdaq Market Index for the period December 31, 1998, through December 31, 2003. The graph assumes that $100 was invested on December 31, 1998, at the closing price and that all dividends were reinvested. On December 31, 2003, the closing sale price for First SecurityFed's common stock on the Nasdaq National Stock Market was $30.02 per share.

COMPARE FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG FIRST SECURITYFED FINANCIAL, INC.,
NASDAQ MARKET INDEX AND MG GROUP INDEX

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
First SecurityFed	100.00	87.50	121.90	169.08	211.66	267.63
MG Group Index	100.00	80.39	130.31	138.53	163.26	227.07
Nasdaq Market Index	100.00	176.37	110.86	88.37	61.64	92.68

Certain Transactions

        First Security Federal Savings Bank follows a policy of granting loans to its directors, officers and employees. The loans to executive officers and directors are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time (except that the underwriting fee is waived), in accordance with First Security Federal Savings Bank's underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans to directors and executive officers cannot exceed 5% of First Security Federal Savings Bank's capital and unimpaired surplus, whichever is greater, unless a majority of the board of directors approves the credit in advance and the individual requesting the credit abstains from voting. Loans to all directors and executive officers and their associates, including outstanding balances and commitments, totaled $2.0 million at December 31, 2003. There were no loans to any single director, executive officer or their affiliates made at preferential rates or terms as to which the aggregate outstanding balance exceeded $60,000 during the most recently completed fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires First SecurityFed's directors and executive officers, and persons who own more than 10% of First SecurityFed's common stock (or any other equity securities, of which there is none), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of First SecurityFed's common stock. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the company with copies of all Section 16(a) forms they file.

        To First SecurityFed's knowledge, based solely on a review of the copies of such reports furnished to First SecurityFed and written representations that no other reports were required during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met.

PROPOSAL III. RATIFICATION OF APPOINTMENT OF AUDITORS

        First SecurityFed's independent auditors are Crowe Chizek and Company LLC, independent certified public accountants. At the annual meeting, the stockholders will consider and vote on the ratification of the appointment of Crowe Chizek and Company LLC as First SecurityFed's independent auditors for its fiscal year ending December 31, 2004.

        Representatives of Crowe Chizek and Company LLC are expected to attend the meeting to respond to appropriate questions and to make a statement if they so desire.

        Audit Fees.    The aggregate fees billed to First SecurityFed by Crowe Chizek and Company LLC for professional services rendered by Crowe Chizek and Company LLC for the audit of the First SecurityFed's annual financial statements, review of the financial statements included in the First SecurityFed's Quarterly Reports on Form 10-Q and services that are normally provided by Crowe Chizek and Company LLC in connection with statutory and regulatory filings and engagements were $52,941 and $20,700 during the fiscal years ended December 31, 2003 and 2002, respectively.

        Audit Related Fees.    The aggregate fees billed to First SecurityFed by Crowe Chizek and Company LLC for assurance and related services rendered by Crowe Chizek and Company LLC that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in "Audit Fees," above, were $8,400 and $0 during the fiscal years ended December 31, 2003 and 2002, respectively. These services included assistance with First SecurityFed's Annual Report on Form 10-K and an FHLB collateral opinion.

        Tax Fees.    The aggregate fees billed to First SecurityFed by Crowe Chizek and Company LLC for professional services rendered by Crowe Chizek and Company LLC for tax compliance, tax advice and tax planning were $13,600 and $10,700 during the fiscal years ended December 31, 2003 and 2002, respectively.

        All Other Fees.    The aggregate fees billed to First SecurityFed by Crowe Chizek and Company LLC were for all services other than those described above were $45,765 and $43,090 during the fiscal years ended December 31, 2003 and 2002, respectively. These fees related primarily to compliance work, record keeping for First SecurityFed's Employee Stock Ownership Plan and internal audit work (2002 only).

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Chizek and Company LLC. The Audit Committee

concluded that performing such services does not affect the independence of Crowe Chizek and Company LLC in performing its function as independent auditor of First SecurityFed.

        The Audit Committee preapproves all audit and permissible nonaudit services to be provided by Crowe Chizek and Company LLC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF CROWE CHIZEK AND COMPANY LLC AS FIRST SECURITYFED'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

LEGAL MATTERS

        The validity of the shares of MB Financial common stock to be issued in connection with the merger and the material United States federal income tax consequences of the merger have been passed upon by Silver, Freedman & Taff, L.L.P., Washington, D.C.

EXPERTS

        The consolidated financial statements of MB Financial, Inc. as of December 31, 2003 and 2002, and for each of the years in the three year period ended December 31, 2003 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of First SecurityFed as of December 31, 2003 and 2002, and for each of the years in the three year period ended December 31, 2003 have been incorporated by reference in reliance upon the report of Crowe Chizek and Company LLC, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

MB Financial

        After the merger is completed, the next annual meeting of MB Financial's stockholders will be held in 2005. In order to be eligible for inclusion in MB Financial's proxy materials for the 2005 annual meeting of stockholders, any stockholder proposal for that meeting must be received by MB Financial's Secretary at MB Financial's executive office by December 1, 2004. MB Financial's executive office, which is currently located at 801 West Madison Street, Chicago, Illinois 60607, is scheduled to relocate to 6111 North River Road, Rosemont, Illinois 60018, in the fall of 2004. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in MB Financial's proxy materials), MB Financial's charter and bylaws and Maryland law.

        To be considered for presentation at MB Financial's 2005 annual meeting, although not included in MB Financial's proxy materials for that meeting, a stockholder proposal must be received at MB Financial's executive office not earlier than the close of business on December 28, 2004 and not later than the close of business on January 27, 2005. If, however, the date of the 2005 annual meeting is before April 17, 2005 or after June 26, 2005, a stockholder proposal must instead be received at MB Financial's executive office not earlier than the close of business on the 120th day prior to the date of the 2005 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2005 annual meeting or the tenth day following the first to occur of the day on which notice of the date of the 2005 annual meeting is mailed or the day on which public announcement of the date of the 2005 annual meeting is first made by MB Financial.

First SecurityFed

        First SecurityFed will hold an annual meeting of stockholders in 2005 only if the merger has not already been completed. If the 2005 annual meeting is held, then in order to be eligible for inclusion in First SecurityFed's proxy materials for that annual meeting, any stockholder proposal must be received at First SecurityFed's executive office located at 936 North Western Avenue, Chicago, Illinois 60622 by                , 2004. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in First SecurityFed's proxy materials), First SecurityFed's certificate of incorporation and bylaws and Delaware law.

        To be considered for presentation at First SecurityFed's 2005 annual meeting, if held, but not for inclusion in First SecurityFed's proxy materials for that meeting, a stockholder proposal must be received by First SecurityFed no later than March 10, 2005. If, however, the date of the 2005 annual meeting is before April 29, 2005 or after July 18, 2005, proposals must instead be received by First SecurityFed by the later of the 60th day before the date of the 2005 annual meeting or the tenth day following the day on which notice of the date of that annual meeting is mailed or public announcement of the date of the next annual meeting is first made. If a stockholder proposal that is received by First SecurityFed after the applicable deadline for presentation at the 2005 annual meeting is raised at that annual meeting, the holders of the proxies for that meeting will have the discretion to vote on the proposal in accordance with their best judgment and discretion, without any discussion of the proposal in First SecurityFed's proxy statement for that annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

        MB Financial and First SecurityFed file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. MB Financial's and First SecurityFed's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "www.sec.gov." You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        MB Financial filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of MB Financial common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of MB Financial in addition to being a proxy statement of First SecurityFed for the annual meeting. As permitted by SEC rules, this proxy statement-prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

        The SEC permits the incorporation by reference of information regarding MB Financial and First SecurityFed into this proxy statement-prospectus, which means that important business and financial information about MB Financial and First SecurityFed can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement-prospectus, and later information that MB Financial or First SecurityFed files with the SEC will update and supersede that information. This proxy statement-prospectus incorporates by reference the documents set forth below that MB Financial and First SecurityFed have previously filed with the SEC and all documents filed by MB Financial and First SecurityFed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before the date of the annual meeting.

          MB Financial Filings (SEC file number 0-24566-01)

  •
  Annual Report on Form 10-K for the year ended December 31, 2003.

  •
  Current Report on Form 8-K filed on January 14, 2004.

          First SecurityFed Filings (SEC file number 0-23063)

  •
  Annual Report on Form 10-K for the year ended December 31, 2003.

  •
  Current Reports on Form 8-K filed on January 14, 2004 and March 20, 2004.

        This incorporation by reference will not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K) or the board compensation committee report on executive compensation and performance graph (as permitted under Item 402(a)(8) of Regulation S-K) contained in any annual meeting proxy statement incorporated into this proxy statement-prospectus by reference. Nor will this incorporation by reference be deemed to specifically incorporate by reference the information provided under Item 9 or Item 12 of any Current Report on Form 8-K furnished by MB Financial or First SecurityFed.

        MB Financial supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to MB Financial and First SecurityFed supplied all information contained in this proxy statement-prospectus relating to First SecurityFed.

        You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this proxy statement-prospectus. You can obtain documents incorporated by reference into this proxy statement-prospectus by writing or telephoning the appropriate party at the address and telephone numbers that follow:

MB Financial Documents	First SecurityFed Documents
MB Financial, Inc.	First SecurityFed Financial, Inc.
1200 North Ashland	936 North Western Avenue
Chicago, Illinois 60622	Chicago, Illinois 60622-4695
Attention: Doria Koros, Secretary (773) 645-7868	Attention:	Peter Ilnyckyj, Vice President, Investor Relations (773) 772-4500

        If you would like to request documents from MB Financial or First SecurityFed, please do so by May 12, 2004 to receive them before the annual meeting.

        You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement-prospectus. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than the date of this proxy statement-prospectus, and neither the mailing of this proxy statement-prospectus to First SecurityFed stockholders nor the issuance of MB Financial common stock in the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of January 9, 2004

by and among

FIRST SECURITYFED FINANCIAL, INC.

and

MB FINANCIAL, INC.

5.15	Properties	A-26
5.16	Labor	A-26
5.17	Allowance for Loan Losses	A-26
5.18	Transactions with Insiders	A-26
5.19	Fairness Opinion	A-27
5.20	No Undisclosed Liabilities	A-27
5.21	Indemnification	A-27
5.22	Loan Portfolio	A-27
5.23	Investment Portfolio	A-28
5.24	Books and Records	A-28
5.25	Interim Events	A-28
5.26	Defaults	A-28
5.27	Intellectual Property	A-28
5.28	Compliance with Servicing Obligations	A-29
5.29	Risk Management Instruments	A-29
5.30	Fiduciary Responsibilities	A-29
5.31	Disclosure Controls and Procedures	A-29
5.32	Takeover Laws	A-29
5.33	Representations Not Misleading	A-29
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF MB
6.01	Capitalization and Ownership of First SecurityFed Common Stock	A-29
6.02	Organization, Standing and Authority of MB	A-30
6.03	MB Subsidiaries	A-30
6.04	Authorized and Effective Agreement	A-30
6.05	Securities Documents and Regulatory Reports	A-31
6.06	Material Adverse Effect	A-31
6.07	Environmental Matters	A-31
6.08	Tax Matters	A-32
6.09	Legal Proceedings	A-32
6.10	Compliance with Laws	A-32
6.11	Employee Benefit Plans	A-33
6.12	Brokers and Finders	A-33
6.13	Insurance	A-33
6.14	Labor	A-33
6.15	Allowance for Loan Losses	A-33
6.16	No Undisclosed Liabilities	A-33
6.17	Indemnification	A-34
6.18	Books and Records	A-34
6.19	Defaults	A-34
6.20	Intellectual Property	A-34
6.21	Risk Management Instruments	A-34
6.22	Fiduciary Responsibilities	A-34
6.23	Disclosure Controls and Procedures	A-34
6.24	Takeover Laws	A-35
6.25	Representations Not Misleading	A-35

ARTICLE VII COVENANTS
7.01	Reasonable Best Efforts	A-35
7.02	First SecurityFed Stockholder Approval	A-35
7.03	Registration Statement and Proxy Statement	A-36
7.04	Press Releases	A-37
7.05	Access; Information	A-37
7.06	Alternative Proposal	A-38
7.07	Affiliate Agreements	A-38
7.08	Takeover Laws	A-39
7.09	Conforming Entries	A-39
7.10	Systems Integration	A-40
7.11	Listing	A-40
7.12	Regulatory Applications	A-40
7.13	Current Information and Attendance at Board Meetings	A-40
7.14	Officers' and Directors' Insurance; Indemnification	A-41
7.15	Benefit Plans	A-42
7.16	Change in Control Agreements, Stay Bonus Program, Accrued Vacation and Sick Time, General Severance Program, CEO Employment Agreement, CEO Consulting and Noncompetition Agreement and Director Noncompetition Agreements	A-43
7.17.	Election of Additional MB Bank Directors	A-44
7.18	Advisory Board	A-44
7.19	Heritage Foundation	A-44
7.20	First SecurityFed Stock Options	A-45
7.21	RRP and Unvested RRP Shares	A-45
7.22	Notification of Certain Matters	A-45
7.23	Litigation Matters	A-46
7.24	Fiserv Contract	A-46
7.25	Section 16 Matters	A-46
7.26	Philadelphia, Pennsylvania Branch	A-46
ARTICLE VIII CONDITIONS PRECEDENT
8.01	Conditions Precedent—Parties	A-46
8.02	Conditions Precedent—First SecurityFed	A-47
8.03	Conditions Precedent—MB	A-47
ARTICLE IX TERMINATION, WAIVER AND AMENDMENT
9.01	Termination	A-48
9.02	Effect of Termination	A-49
9.03	Survival or Non-Survival of Representations, Warranties and Covenants	A-49
9.04	Waiver	A-49
9.05	Amendment or Supplement	A-49
9.06	Termination Fee	A-49
9.07	Relief for Willful Breach; Specific Performance	A-50

ARTICLE X MISCELLANEOUS
10.01	Expenses	A-50
10.02	Entire Agreement	A-51
10.03	No Assignment	A-51
10.04	Notices	A-51
10.05	Interpretation	A-51
10.06	Counterparts	A-52
10.07	Governing Law	A-52
10.08	Severability	A-52

EXHIBITS

Exhibit A	Form of Support Agreement
Exhibit B	Form of Director Noncompetition Agreement
Exhibit C	Form of CEO Consulting and Noncompetition Agreement
Exhibit D	Form of First SecurityFed Affiliate Agreement

        AGREEMENT AND PLAN OF MERGER dated as of January 9, 2004 (this "Agreement") by and between First SecurityFed Financial, Inc. ("First SecurityFed") and MB Financial, Inc. ("MB").

RECITALS

        A.    First SecurityFed.    First SecurityFed is a Delaware corporation, having its principal place of business in Chicago, Illinois.

        B.    MB.    MB is a Maryland corporation, having its principal place of business in Chicago, Illinois.

        C.    Support Agreements.    As a material inducement to the willingness of MB to enter into this Agreement, each of the directors of First SecurityFed and First Security Federal Savings Bank has entered into a support agreement with MB (a "Support Agreement") on the date hereof, in the form of Exhibit A.

        D.    Director Noncompetition Agreements.    As a further material inducement to the willingness of MB to enter into this Agreement, each of the directors of First SecurityFed and First Security Federal Savings Bank has entered into a resignation, non-competition, non-solicitation and confidentiality agreement with MB (a "Director Non-Competition Agreement") on the date hereof but effective as of the Effective Time (as hereinafter defined), in the form of Exhibit B.

        E.    CEO Consulting and Noncompetition Agreement.    As a further material inducement to the willingness of MB to enter into this Agreement, the current Chief Executive Officer of First SecurityFed and First Security Federal Savings Bank has entered into a resignation, consulting, non-competition, non-solicitation and confidentiality agreement with MB Bank (the "CEO Consulting and Noncompetition Agreement") on the date hereof but effective as of the Effective Time, in the form of Exhibit C.

        F.    Intentions of the Parties.    It is the intention of the Parties that the Merger (as hereinafter defined) be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

        G.    Board Action.    The respective Boards of Directors of First SecurityFed and MB have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the merger of First SecurityFed with and into MB (the "Merger") and have approved and adopted this Agreement and the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.01    Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:

        "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.05.

        "Alternative Proposal" means any proposal to engage in, or a public announcement to engage in, or a filing with any Governmental Authority with respect to, any merger or consolidation with, purchase or lease of substantially all assets of, purchase of securities representing 20% or more of the voting power of, or any similar transaction involving, First SecurityFed or First Security Federal Savings Bank, but specifically excluding the transactions contemplated by this Agreement.

        "Articles of Merger" has the meaning set forth in Section 2.01(b).

        "Assumed Option" has the meaning set forth in Section 7.20.

        "Average Closing Price" means the average, rounded to the second decimal (rounding down if the third decimal is four or less and rounding up if the third decimal is five or more), of the daily closing price per share of MB Common Stock as reported on the Nasdaq Stock Market or such successor exchange on which MB Common Stock may then be traded (as reported in the Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) during the Determination Period.

        "Bank Merger" means the merger of First Security Federal Savings Bank with and into MB Bank.

        "Calculated Cash Election Number" means the total number of shares of First SecurityFed Common Stock issued and outstanding immediately prior to the Effective Time less the Calculated Stock Election Number.

        "Calculated Stock Election Number" means a number of shares of First SecurityFed Common Stock issued and outstanding immediately prior to the Effective Time determined by dividing the Exchange Ratio into the Fixed Number of MB Shares.

        "Cash Distribution" has the meaning set forth in Section 3.01(b).

        "Cash Election Designated ESOP Shares" means the number of unallocated shares of First SecurityFed Common Stock held by the ESOP immediately prior to the Effective Time that shall be automatically converted to the right to receive the Cash Distribution, which number of shares shall be determined by dividing the ESOP Loan on the date of the Cash Distribution to the ESOP by $35.25.

        "Cash Election Shares" has the meaning set forth in Section 3.02(a).

        "Cash-Out Merger" has the meaning set forth in Section 2.05.

        "Cash-Out Merger Certificate" has the meaning set forth in Section 2.05.

        "Cash-Out Plan of Merger" has the meaning set forth in Section 2.05.

        "CEO Consulting and Noncompetition Agreement" has the meaning set forth in the Recitals to this Agreement.

        "CEO Employment Agreement" means the Employment Agreement between First Security Federal Savings Bank and Julian E. Kulas dated as of January 1, 2003.

        "Certificate of Merger" has the meaning set forth in Section 2.01(b).

        "Change in Control Agreements" means the Change in Control Severance Agreements between First Security Federal Savings Bank, on the one hand, and each of Harry I. Kucewicz, Paul Bandriwsky, Mary H. Korb, Adrian Hawryliw, Peter Ilnyckyj, and Irene S. Subota on the other hand, dated as of January 1, 2003, and in certain cases as extended as permitted by this Agreement.

        "Change in Recommendation" has the meaning set forth in Section 7.02(a).

        "Chosen Court" has the meaning set forth in Section 10.07(b).

        "COBRA" has the meaning set forth in Section 7.15(d).

        "Code" has the meaning set forth in the Recitals to this Agreement.

        "Competing Acquisition Agreement" has the meaning set forth in Section 7.02(c).

        "Continuing Employees" has the meaning set forth in Section 7.15(c).

        "CRA" means the Community Reinvestment Act.

        "Defined Benefit Plan" means any qualified pension plan constituting a defined benefit plan within the meaning of Section 3(35) of ERISA.

        "Department" means the Department of Assessments and Taxation of the State of Maryland.

        "Delaware Secretary" means the Secretary of State of the State of Delaware.

        "Determination Period" means the 10 consecutive trading day period ending on the 2nd trading day next preceding the Effective Date.

        "DGCL" means the Delaware General Corporation Law.

        "Dissenting Shares" has the meaning set forth in Section 3.04.

        "Dissenting Stockholder" has the meaning set forth in Section 3.04.

        "DOJ" means the United States Department of Justice.

        "Effective Date" has the meaning set forth in Section 2.03.

        "Effective Time" has the meaning set forth in Section 2.01(b).

        "Election Deadline" shall have the meaning set forth in Section 3.02(a).

        "Election Form" shall have the meaning set forth in Section 3.02(a).

        "Environmental Claim" means any written notice from any Governmental Authority or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

        "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §1101, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ESOP" means the First SecurityFed Employee Stock Ownership Plan as in effect on the date of this Agreement.

        "ESOP Loan" means the loan indebtedness of the ESOP including the unpaid principal balance thereof plus accrued but unpaid interest thereon, and fees and other charges.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" means LaSalle Bank N.A., Chicago, Illinois or such other financial institution mutually agreed upon by the Parties.

        "Exchange Fund" has the meaning set forth in Section 3.07.

        "Exchange Ratio" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing $35.25 by the Average Closing Price.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FHLB" means the Federal Home Loan Bank of Chicago.

        "First SecurityFed" has the meaning set forth in the preamble to this Agreement.

        "First SecurityFed Advisor" means Hovde Financial, LLC.

        "First SecurityFed Affiliate" has the meaning set forth in Section 7.07(a).

        "First SecurityFed Board" means the Board of Directors of First SecurityFed.

        "First SecurityFed By-Laws" means the Bylaws of First SecurityFed.

        "First SecurityFed Certificate" means the Certificate of Incorporation of First SecurityFed.

        "First SecurityFed Common Stock" means the common stock, par value $0.01 per share, of First SecurityFed.

        "First SecurityFed Employee Plans" means all stock option, restricted stock, employee stock purchase, ownership and stock bonus plans, pension, profit-sharing and retirement plans, deferred compensation, consultant, bonus and group insurance contracts, arrangements and agreements, or any trust agreement (or similar arrangement) related thereto, and all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of any present or former directors, employees or consultants of First SecurityFed or any of its Subsidiaries, whether written or oral.

        "First SecurityFed Meeting" has the meaning set forth in Section 7.02(a).

        "First SecurityFed Preferred Stock" means the preferred stock, par value $0.01 per share, of First SecurityFed.

        "First SecurityFed Share Certificates" has the meaning set forth in Section 3.02(a).

        "First SecurityFed Stock Option Plan" has the meaning set forth in Section 5.01(b).

        "First SecurityFed Stock Options" has the meaning set forth in Section 5.01(b).

        "Fiserv Contract" has the meaning set forth in Section 7.24.

        "Fixed Number of MB Shares" means the number of shares of MB Common Stock to be issued in the Merger which shall be equal to (a) 1,996,849, plus (b) a number of shares of MB Common Stock determined by (i) multiply 52% times the number of shares of First SecurityFed Common Stock issued after the date hereof and prior to the Effective Date pursuant to the exercise of First SecurityFed Stock Options and (ii) with the number of shares determined under clause (i) then being multiplied by .9724 (rounded up or down to the nearest whole share), (c) with the number of shares determined under clauses (a) and (b) being changed or adjusted for any MB Share Adjustment, and, (d) if applicable, as increased by the Tax Adjustment.

        "FRB" means the Board of Governors of the Federal Reserve System.

        "GAAP" means generally accepted accounting principles consistently applied with the prior practices of a Person.

        "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

        "HOLA" means the Home Owner's Loan Act, as amended.

        "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

        "Independent Expert" has the meaning set forth in Section 9.01(e).

        "Insiders" has the meaning set forth in Section 5.18.

        "Insurance Amount" has the meaning set forth in Section 7.14(a).

        "Intellectual Property" has the meaning set forth in Section 5.27.

        "Interim" has the meaning set forth in Section 2.05.

        "IRS" means the Internal Revenue Service.

        "ISO Certificates" has the meaning set forth in Section 3.02(a).

        "Lien" means any charge, mortgage, pledge, security interest, easement, restriction, claim, lien, encumbrance, or rights of others.

        "Material Adverse Effect" means, with respect to a Party, any effect that (i) is material and adverse to the financial position, results of operations, business, or operations of a Party and its Subsidiaries taken as a whole or (ii) would materially impair the ability of a Party to perform its obligations under this Agreement or otherwise materially impede the consummation of any of the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking (thrift) and similar laws of general applicability to depository institutions generally or interpretations thereof by Governmental Authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates (but this exception shall not apply to any events or circumstances relating solely to the credit quality of loans and/or investments), (b) changes in GAAP or regulatory accounting requirements applicable to banks (thrifts) and their holding companies generally, (c) any modifications or changes to policies, practices or charges, in each case taken by First SecurityFed or any of its Subsidiaries at the request of MB pursuant to Section 7.09 of this Agreement or taken by MB or its Subsidiaries in accordance with GAAP, (d) changes resulting from transaction expenses, including legal, accounting and investment bankers' fees incurred in connection with this Agreement, (e) actions or omissions of a Party taken with the prior written consent of the other Party or as permitted by this Agreement, (f) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of First SecurityFed and its Subsidiaries under employment contracts, employee benefit plans, severance agreements or other arrangements in existence as of the date hereof as Previously Disclosed, and (g) any adjustments pursuant to FAS 115.

        "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under Environmental Laws.

        "MB" has the meaning set forth in the preamble to this Agreement.

        "MB Advisor" means Sandler, O'Neill & Partners, LP.

        "MB Articles" means the Articles of Incorporation of MB.

        "MB Bank" means MB Financial Bank, N.A.

        "MB Board" means the Board of Directors of MB.

        "MB By-Laws" means the ByLaws of MB.

        "MB Common Stock" means the common stock, par value $0.01 per share, of MB.

        "MB Share Adjustment" means an adjustment to the number of shares, or a change in the class of shares, in either case with respect to the shares of MB Common Stock to be issued under clauses (a) and (b) of the definition of "Fixed Number of MB Shares" if the issued and outstanding shares of MB Common Stock shall be changed into a different number or class of shares after the date of this Agreement and prior to the commencement of the Determination Period by virtue of a stock split, stock dividend, subdivision, reorganization, (other than an acquisition transaction), recapitalization, or similar change in MB's capitalization.

        "Merger" has the meaning set forth in the Recitals to this Agreement.

        "Merger Consideration" has the meaning set forth in Section 3.01(b).

        "MGCL" means the Maryland General Corporation Law.

        "NASD" means the National Association of Securities Dealers, Inc.

        "Non-Election Shares" has the meaning set forth in Section 3.02(b).

        "OCC" means the Office of the Comptroller of the Currency of the U.S. Department of the Treasury or any successor thereto.

        "OTS" means the Office of Thrift Supervision of the U.S. Department of the Treasury or any successor thereto.

        "P&A Transaction" means the transfer of all of the assets of First Security Federal Savings Bank (other than assets relating to or associated with its operations in Philadelphia, Pennsylvania) and such additional assets, as determined by MB, to enable First Security Federal Savings Bank to continue to satisfy all capital requirements of Regulatory Authorities (inclusive of capital for growth) after the transfer and the assumption by MB Bank of all of the liabilities and obligations of First Security Federal Savings Bank (other than those relating to or associated with the Philadelphia, Pennsylvania operations).

        "Parties" means First SecurityFed and MB.

        "Party" means First SecurityFed or MB.

        "Person" means any individual, bank, corporation, partnership, joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

        "Previously Disclosed" means disclosed in a written disclosure schedule delivered on or prior to the date hereof by the disclosing Party to the other Party and describing in reasonable detail the matters contained therein. The disclosing Party shall use reasonable efforts to specifically refer to the appropriate section of this Agreement (which may be made by incorporation by reference from one section to another if appropriate).

        "Proxy Statement" has the meaning set forth in Section 7.03(a).

        "Reallocated Cash Shares" has the meaning set forth in Section 3.02(c).

        "Reallocated Stock Shares" has the meaning set forth in Section 3.02(c).

        "Registration Statement" has the meaning set forth in Section 7.03(a).

        "Regulatory Authority" means any Governmental Authority charged with the supervision or regulation of financial institutions (or their holding companies) including the FRB, the OCC, the OTS, the FDIC and the DOJ.

        "REO" means real estate acquired by an entity in foreclosure or by deed in lieu of foreclosure.

        "Representatives" means, with respect to any Person, such Person's directors, officers, employees, accountants, legal or financial advisors or any representatives of such legal or financial advisors.

        "Rights" means all warrants, options, rights, convertible securities and other awards, arrangements or commitments which obligate any Person to issue or dispose of any of its capital stock or other ownership interests.

        "RRP" has the meaning set forth in Section 5.01(a).

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Documents" means all reports, forms, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

        "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, the rules and regulations of the SEC.

        "Stock Distribution" has the meaning set forth in Section 3.01(b).

        "Stock Election Shares" has the meaning set forth in Section 3.02(a).

        "Subsidiary" means any entity which is required to be consolidated with a Party for financial reporting purposes.

        "Subsidiary Transaction" means the Bank Merger or the P&A Transaction, whichever is applicable.

        "Superior Proposal" means any bona fide written Alternative Proposal relating to which the First SecurityFed Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger, (1) after receiving the advice of the First SecurityFed Advisor or such other financial advisor (who shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided however, for purposes hereof the reference to "20%" in the definition of Alternative Proposal shall be deemed to be "50.1%".

        "Support Agreement" has the meaning set forth in the Recitals to this Agreement.

        "Surviving Corporation" has the meaning set forth in Section 2.01(a).

        "Takeover Laws" has the meaning set forth in Section 5.32.

        "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, medicare, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any Governmental Authority whether arising before, on or after the Effective Time.

        "Tax Adjustment" means an increase in the Fixed Number of MB Shares so that after such adjustment the Tax Test is satisfied.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

        "Tax Test" means that the Fixed Number of MB Shares have an aggregate fair market value (based upon the closing price of MB Common Stock on the second trading day preceding the Effective Date) equal to not less than 40% of the aggregate Merger Consideration.

        "Termination Fee" has the meaning set forth in Section 9.06.

        "Transactions" means the Merger or Cash-Out Merger, whichever is applicable, and the Subsidiary Transaction.

        "Transmittal Materials" has the meaning set forth in Section 3.02(a).

        "Treasury Stock" means shares of First SecurityFed Common Stock held by First SecurityFed or any of its Subsidiaries or by MB or any of its Subsidiaries, in each case other than (a) in a fiduciary capacity, (b) as a result of debts previously contracted in good faith, or (c) in trust pursuant to the ESOP or RRP (i.e., Unvested RRP Shares).

        "Unawarded RRP Shares" has the meaning set forth in Section 5.01(b).

        "Unvested RRP Shares" has the meaning set forth in Section 5.01(b).

ARTICLE II
THE TRANSACTIONS

        2.01    The Merger.

          (a)    Constituent Corporations and Surviving Corporation.    The constituent corporations to the Merger are First SecurityFed and MB. MB shall be the surviving corporation (the "Surviving Corporation") in the Merger and the corporate existence of First SecurityFed shall cease at the Effective Time.

          (b)    Corporate Law Filings and Effective Time.    Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective (the "Effective Time") upon the filing of a certificate of merger (the "Certificate of Merger") relating to the Merger with the Delaware Secretary in accordance with Section 252 of the DGCL and the acceptance for record by the Department of articles of merger (the "Articles of Merger") relating to the Merger filed with the Department in accordance with Section 3-107 of the MGCL, or such later time as may be set forth in the Certificate of Merger and Articles of Merger, not to exceed 30 days after the Articles of Merger are accepted for record by the Department.

          (c)    Effects of Merger.    The Merger shall have the effects prescribed in the DGCL and MGCL, including MB, as the Surviving Corporation, thereupon and thereafter possessing all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged and MB, as the Surviving Corporation, becoming responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all Liens on the property of each of MB and First SecurityFed shall be preserved unimpaired.

          (d)    Articles of Incorporation and By-Laws of Surviving Corporation.    The Articles of Incorporation and By-Laws of the Surviving Corporation immediately after the Merger shall be those of MB as in effect immediately prior to the Effective Time.

          (e)    Directors and Officers of the Surviving Corporation.    The directors and officers of the Surviving Corporation immediately after the Merger shall be the directors and officers of MB immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

          (f)    Plan of Merger.    At the reasonable request of either Party, MB and First SecurityFed shall enter into a separate plan of merger reflecting the terms of the Merger for purposes of any state law filing requirement.

        2.02    Subsidiary Transaction.    It is the intention of MB to effect the Subsidiary Transaction immediately following the Effective Time or as soon as practicable thereafter. First SecurityFed shall cause First Security Federal Savings Bank, and MB shall cause MB Bank, to timely take all necessary or appropriate action relating to the Subsidiary Transaction (including the execution of documents and instruments), as reasonably determined by MB, to obtain all approvals and consents from Regulatory Authorities and third parties relating to the Subsidiary Transaction and to enable the Subsidiary Transaction to be timely consummated.

        2.03    Effective Date.    Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Parties shall cause the effective date of the Merger (the "Effective Date") to occur (i) not later than the 10th business day after the last of the conditions set forth in Article VIII to be satisfied prior to the Effective Date shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) on such other date to which the Parties may agree in writing. The Parties shall take all necessary action to pre-file the Certificate of Merger and Articles of Merger to enable the Effective Time to occur on the Effective Date.

        2.04    Reservation of Right to Revise Transactions.    MB shall have the right to revise the structure for effecting any of the Transactions; provided, however, that MB shall not have the right, without the prior written approval of the First SecurityFed Board, and, if required, the approval of the First SecurityFed stockholders, to make any revision to the structure of the Transactions, except as provided in Section 2.05, which (a) changes the amount or kind of the consideration which the First SecurityFed stockholders are entitled to receive in the Merger, (b) adversely affects the income Tax treatment of the Merger to the First SecurityFed stockholders, or (c) will materially delay or jeopardize the receipt of any necessary consents or approvals of Regulatory Authorities with respect to the Transactions. MB may exercise this right of revision by giving written notice thereof to First SecurityFed in the manner provided in Section 10.04.

        2.05    Tax Adjustment; Cash-Out Merger.    In the event the Tax Test is not satisfied, then MB shall have the right (but not the obligation) to make the Tax Adjustment by the delivery of written notice to such effect to First SecurityFed not later than the close of business on the last trading day preceding the Effective Date. In the event the Tax Test is not satisfied and MB fails to timely elect to make the Tax Adjustment, then in that event, the Merger shall be restructured as a cash-out merger (the "Cash-Out Merger") in accordance with the following provisions: (a) MB shall form a Delaware transitory subsidiary ("Interim") for purposes of facilitating the Cash-Out Merger; (b) the Parties and Interim shall adopt, and Interim and First SecurityFed shall execute and deliver to each other, a plan of merger (the "Cash-Out Plan of Merger") pursuant to which (i) Interim shall be merged with and into First SecurityFed with First SecurityFed being the Surviving Corporation, (ii) each share of First SecurityFed Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the Cash Distribution, (iii) the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Cash-Out Merger shall be those of First SecurityFed in effect immediately prior to the Effective Time, subject to such amendments to the First SecurityFed Certificate as are designated by MB for inclusion in the Cash-Out Merger certificate of merger (the "Cash-Out Merger Certificate"), and (iv) the directors and officers of the Surviving Corporation immediately after the Cash-Out Merger shall be the directors and officers of Interim immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified; and (c) Interim and First SecurityFed shall execute the

Cash-Out Merger Certificate and timely file it with the Delaware Secretary to enable the Cash-Out Merger to become effective on the Effective Date.

ARTICLE III
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES AND ALLOCATIONS

        3.01    Conversion of Stock in Merger.    At the Effective Time, by virtue of the Merger and without any action on the part of MB or First SecurityFed:

          (a)    MB Common Stock.    The shares of MB Common Stock that are issued and outstanding immediately prior to the Effective Time shall remain outstanding.

          (b)    First SecurityFed Common Stock.    Subject to Sections 3.02, 3.03 and 3.04, the shares of First SecurityFed Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into either:

            (i)    the right to receive an amount in cash equal to $35.25 per share (the "Cash Distribution"), or

            (ii)   the right to receive a number of shares of MB Common Stock equal to the Exchange Ratio multiplied by the number of shares of First SecurityFed Common Stock to be converted ("Stock Distribution"); and any shares of Treasury Stock shall be cancelled. The aggregate of the Cash Distributions and the Stock Distributions payable or issuable pursuant to the Merger (or the aggregate Cash Distributions payable pursuant to the Cash-Out Merger, if applicable) is sometimes hereinafter referred to as the "Merger Consideration").

        3.02    Election and Exchange Procedures and Allocations Relating to Merger.

          (a)    Election Form and Election Options.    Within 5 business days after the date of the mailing of the Proxy Statement and at least 30 days prior to the anticipated Effective Date, MB shall cause the Exchange Agent to mail or make available to each holder of record of First SecurityFed Common Stock as of the record date of the First SecurityFed Meeting (i) an election form in such form as the Parties shall mutually agree (the "Election Form") and (ii) transmittal materials (the "Transmittal Materials") for the surrender to the Exchange Agent of certificates representing shares of First SecurityFed Common Stock (the "First SecurityFed Share Certificates") with the Election Form. The Election Form shall permit the holder of First SecurityFed Common Stock (or in the case of nominee recordholders, the beneficial owners through proper instructions and documentation) to elect to receive (x) the Cash Distribution for all or a portion of the holder's shares of First SecurityFed Common Stock (the "Cash Election Shares") or (y) the Stock Distribution for all or a portion of the holders shares of First SecurityFed Common Stock (the "Stock Election Shares"). The holder of any First SecurityFed Share Certificates, representing shares acquired through the exercise of an "incentive stock option" that have been held for less than 1 year as of the Election Deadline (the "ISO Certificates"), may in his Election Form designate his ISO Certificates for priority allocation of any Stock Distribution to which such holder is entitled to receive. MB and the Exchange Agent shall use reasonable best efforts to honor such priority allocation to the extent that the holder of such ISO Certificates is entitled to the Stock Distribution. MB shall cause the Exchange Agent to use commercially reasonable efforts to make the Election Form and Transmittal Materials available to all Persons who become recordholders of First SecurityFed Common Stock subsequent to the record date of the First SecurityFed Meeting and prior to the second business day before the Election Deadline. The "Election Deadline" means 5:00 p.m., Central Time, on the fifth business day next preceding the anticipated Effective Date or 5:00 p.m., Central Time, on such other date as the Parties shall agree (which date shall be specified as a date certain in the Election Form). An Election Form may be revoked or changed by the Person submitting such Election Form or any other Person to whom the subject shares are subsequently transferred by written notice by such Person to the Exchange Agent at or prior to the Election Deadline. All Election Forms will be deemed to be revoked if the Exchange Agent is notified in writing by either MB or First SecurityFed that this Agreement has been terminated in accordance with its terms, in which case the Exchange Agent shall return the First SecurityFed Share Certificates possessed by it to their respective holders. Notwithstanding the foregoing, no Election Form shall be provided with respect to Cash Election Designated ESOP Shares (as such shares shall be automatically converted to the right to receive the Cash Distribution) or Unvested RRP Shares (as such shares shall be automatically converted to the right to receive the Stock Distribution). Nevertheless, Transmittal Materials shall be provided with respect to such shares so that First SecurityFed Share Certificates representing Cash Election Designated ESOP Shares and Unvested RRP Shares may be surrendered to the Exchange Agent by the Election Deadline.

          (b)    Non-Election Shares.    Any holder of First SecurityFed Common Stock who does not submit a properly completed and signed Election Form (accompanied by such holder's First SecurityFed Share Certificates surrendered in accordance with the Transmittal Materials) that is received by the Exchange Agent at or prior to the Election Deadline, and any holder who has failed to perfect or has effectively withdrawn or lost the right to payment for Dissenting Shares, will be deemed to hold "Non-Election Shares" for the purposes of Section 3.02. MB will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms are in proper form and to disregard immaterial defects in Election Forms. If MB or the Exchange Agent determines that any purported election for Cash Election Shares or Stock Election Shares was not properly made, such purported election will be deemed to be of no force and effect and the holder making such election will be deemed to have Non-Election Shares for the purposes of Section 3.02. The decision of MB or the Exchange Agent as to such matters will be conclusive and binding. Neither MB nor the Exchange Agent will be under any obligation to notify any holder of any defect in an Election Form submitted to the Exchange Agent.

          (c)    Allocations.    As soon as practicable after the Effective Date, MB will cause the Exchange Agent to allocate among the holders of First SecurityFed Common Stock the rights to receive the Cash Distribution or the Stock Distribution as follows:

            (i)    Excess Cash Election Shares.    If the number of Cash Election Shares, when aggregated with the Cash Election Designated ESOP Shares and Dissenting Shares, exceeds the Calculated Cash Election Number, then:

              (A)  All Stock Election Shares shall be converted into the right to receive the Stock Distribution;

              (B)  All Non-Election Shares shall be converted into the right to receive the Stock Distribution;

              (C)  Cash Election Designated ESOP Shares shall be converted into the right to receive the Cash Distribution;

              (D)  Dissenting Shares shall be deemed converted into the right to receive the Cash Distribution; and

              (E)  The Exchange Agent shall convert a sufficient number of Cash Election Shares (the "Reallocated Stock Shares") on a pro rata basis (based upon the number of Cash Election Shares owned by each holder, as compared with the total number of Cash Election Shares owned by all of such holders) such that the remaining Cash Election Shares (after reduction for Reallocated Stock Shares), when aggregated with the Cash Election Designated ESOP Shares and Dissenting Shares, equals the Calculated Cash Election Number; and the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Distribution and the Reallocated Stock Shares shall be converted into the right to receive the Stock Distribution.

            (ii)    Excess Stock Election Shares.    If the number of Stock Election Shares, when aggregated with the Unvested RRP Shares, exceeds the Calculated Stock Election Number, then:

              (A)  All Cash Election Shares shall be converted into the right to receive the Cash Distribution;

              (B)  All Non-Election Shares shall be converted into the right to receive the Cash Distribution;

              (C)  Cash Election Designated ESOP Shares shall be converted into the right to receive the Cash Distribution;

              (D)  Dissenting Shares shall be deemed converted into the right to receive the Cash Distribution;

              (E)  All Unvested RRP Shares shall be converted into the right to receive the Stock Distribution; and

              (F)  The Exchange Agent shall convert a sufficient number of Stock Election Shares (the "Reallocated Cash Shares") on a pro rata basis (based upon the number of Stock Election Shares owned by each holder, as compared with the total number of Stock Election Shares owned by all of such holders) such that the remaining Stock Election Shares (after reduction for Reallocated Cash Shares), when aggregated with the Unvested RRP Shares, equals the Calculated Stock Election Number; and the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Distribution and the Reallocated Cash Shares shall be converted into the right to receive the Cash Distribution.

            (iii)    No Excess.    If neither clauses (i) or (ii) above is applicable, all Cash Election Shares will be converted into the right to receive the Cash Distribution, all Stock Election Shares will be converted into the right to receive the Stock Distribution, and the Non-Election Shares will be converted into the right to receive the Cash Distribution and/or the Stock Distribution as follows:

              (A)  Non-Election Shares shall first be converted to a right to receive the Cash Distribution until the aggregate of the Non-Election Shares, when aggregated with the Cash Election Shares, Cash Election Designated ESOP Shares and Dissenting Shares, equals the Calculated Cash Election Number; and

              (B)  Any excess Non-Election Shares shall then be converted to a right to receive the Stock Distribution.

              (C)  All allocations pursuant to this clause (iii) shall be made on a pro rata basis, if applicable.

            (iv)    Pro Rata Computations.    The pro rata computations performed by the Exchange Agent pursuant to this subsection (c) shall be binding and conclusive as to the allocation of the Merger Consideration among the holders of First SecurityFed Common Stock.

        3.03    Cash-Out Merger.    In the Cash-Out Merger, the sole consideration to be received for each issued and outstanding share of First SecurityFed Common Stock (other than Dissenting Shares) shall be the Cash Distribution. In the event of the Cash-Out Merger, Sections 3.01, 3.02 and 3.05 shall not be applicable.

        3.04    Dissenting Shares.    Each outstanding share of First SecurityFed Common Stock the holder of which has perfected his right to dissent under Section 262 of the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Cash Distribution and/or Stock Distribution in the Merger pursuant to Sections 3.01 and 3.02 or the Cash Distribution in the Cash-Out Merger pursuant to Sections 2.05 and 3.03, and the holder thereof shall be entitled only to such rights as are granted by applicable law. First SecurityFed shall give MB prompt notice upon receipt by First SecurityFed of any such demands for payment of the fair value of such shares of First SecurityFed Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"). First SecurityFed shall not, except with the prior written consent of MB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under applicable law. Any payments made with respect to Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder's shares of First SecurityFed Common Stock shall be converted into a right to receive the Cash Distribution and/or Stock Distribution in the Merger pursuant to Sections 3.01 and 3.02 or the Cash Distribution in the Cash-Out Merger pursuant to Sections 2.05 and 3.03..

        3.05    Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of MB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MB shall pay to each holder of First SecurityFed Common Stock who would otherwise be entitled to a fractional share of MB Common Stock (after taking into account all First SecurityFed Share Certificates for which the holder is entitled to receive the Stock Distribution) an amount in cash determined by multiplying such fraction by the Average Closing Price.

        3.06    Rights as First SecurityFed Stockholders; Stock Transfers.    At the Effective Time, holders of First SecurityFed Common Stock shall cease to be, and shall have no rights as, stockholders of First SecurityFed, other than to receive any dividend or other distribution with respect to such First SecurityFed Common Stock permitted under this Agreement with a record date occurring prior to the Effective Date and the consideration to be received in the Merger or the Cash-Out Merger, whichever is applicable, or in the case of a Dissenting Stockholders the right to receive the fair value of his Dissenting Shares as provided in Section 262 of the DGCL. After the Election Deadline, there shall be no transfers on the stock transfer books of First SecurityFed or the Surviving Corporation of shares of First SecurityFed Common Stock, other than Non-Election Shares which may be transferred at any time prior to the Effective Date.

        3.07    Delivery of Merger Consideration to Exchange Agent; Payment of Merger Consideration Relating to Surrendered First SecurityFed Share Certificates.    At or prior to the Effective Time, MB shall deliver to the Exchange Agent the aggregate Merger Consideration (less the Cash Distribution applicable to Dissenting Shares) which shall consist (a) in the case the consummation of the Merger, of (i) certificates representing the Fixed Number of MB Shares and (ii) cash in an amount equal to Calculated Cash Election Number multiplied by $35.25 less the Cash Distribution applicable to Dissenting Shares; or (b) in the case the Cash-Out Merger is consummated, of the Cash Distributions less the Cash Distribution applicable to Dissenting Shares (in either case, collectively, the "Exchange Fund"). On an "as required" basis, MB shall promptly and timely tender to the Exchange Agent additional cash funds required for the payment of cash in lieu of fractional shares in the Merger, which amounts when paid shall constitute a part of the Exchange Fund. In the event the Merger is consummated, then as soon as practicable after the Exchange Agent has made the allocations set forth in Section 3.02(c), but not later than the 5th business day after the Effective Date, the Exchange Agent shall tender to each stockholder of First SecurityFed, who surrendered First SecurityFed Share

Certificates to the Exchange Agent prior to the Election Deadline in accordance with the Transmittal Materials, the Cash Distribution/Stock Distribution applicable to the shares of First SecurityFed Common Stock evidenced by such First SecurityFed Share Certificates (as determined in accordance with Section 3.02) plus cash in lieu of any fractional share interest. Notwithstanding the foregoing, no Stock Distribution shall be paid to a First SecurityFed Affiliate until MB has received a written agreement from such Person as contemplated by Section 7.07(b). In the event the Cash-Out Merger is consummated, then as soon as practicable after the Effective Date, but not later than 3 business days thereafter, the Exchange Agent shall tender to each stockholder of First SecurityFed, who surrendered First SecurityFed Share Certificates to the Exchange Agent prior to the Election Deadline in accordance with the Transmittal Materials, the Cash Distribution applicable to the shares of First SecurityFed Common Stock evidenced by such First SecurityFed Share Certificates.. No interest shall be payable with respect to the Merger Consideration, whether paid pursuant to this Section 3.07 or Section 3.08. The Exchange Agent is hereby authorized and directed to make payment of the ESOP Loan to the holder thereof, by wire transfer of the Cash Distribution applicable to the Cash Election Designated ESOP Shares, in accordance with the payment instructions received from the holder of the ESOP Loan.

        3.08    Exchange and Other Procedures Relating to First SecurityFed Share Certificates Surrendered after the Election Deadline.

          (a)    Transmittal and Deliveries.    As promptly as practicable after the Effective Date, but not later than five (5) business days thereafter with respect to First SecurityFed stockholders (i) whose addresses have been furnished to MB or the Exchange Agent on or prior to the Effective Date and (ii) who did not surrender or improperly surrendered their First SecurityFed Share Certificates to the Exchange Agent by the Election Deadline, MB shall cause the Exchange Agent to send to each such stockholder transmittal materials (which shall specify that risk of loss and title to First SecurityFed Share Certificates shall pass only upon acceptance of such First SecurityFed Share Certificates by MB or the Exchange Agent) for use in exchanging such stockholder's First SecurityFed Share Certificates for the Stock Distribution and/or the Cash Distribution, whichever is applicable. Upon proper delivery to the Exchange Agent of First SecurityFed Share Certificates representing shares of First SecurityFed Common Stock (or indemnity reasonably satisfactory to MB and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder, the Exchange Agent shall promptly deliver to such stockholder the Stock Distribution and/or Cash Distribution applicable thereto, and if appropriate, a check for any cash in lieu of a fractional share interest. No interest will be paid with respect to any of the foregoing. First SecurityFed Share Certificates surrendered for exchange by any Person identified by First SecurityFed pursuant to Section 7.07 as a First SecurityFed Affiliate shall not be exchanged for the Stock Distribution until MB has received a written agreement from such Person as specified in Section 7.07. MB and the Exchange Agent shall be entitled to rely upon the stock transfer books of First SecurityFed to establish the identity of those Persons entitled to receive the consideration pursuant to this Article III, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any First SecurityFed Share Certificate, MB or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (b)    Escheat.    Notwithstanding the foregoing, none of the Exchange Agent or any Party shall be liable to any former holder of First SecurityFed Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c)    Restrictions on the Payment of Dividends.    No dividends or other distributions with respect to MB Common Stock to be issued in the Merger with a record date occurring after the Effective Time shall be paid with respect to any unsurrendered or improperly surrendered First SecurityFed Share Certificate until the holder thereof shall be entitled to receive the Stock Distribution in exchange therefor in accordance with the procedures set forth in this Section 3.08. After becoming so entitled in accordance with this Section 3.08, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofor had become payable with respect to shares of MB Common Stock such holder had the right to receive upon the proper surrender of the applicable First SecurityFed Share Certificate. A registered holder of unsurrendered or improperly surrendered First SecurityFed Share Certificates shall be entitled to vote after the Effective Time at any meeting of MB stockholders with a record date after the Effective Time the number of whole shares of MB Common Stock that would be issued to such holder in exchange for such First SecurityFed Share Certificates, regardless of whether such holder has exchanged such First SecurityFed Share Certificates.

          (d)    Return of Exchange Fund to MB.    Any portion of the Exchange Fund that remains unclaimed by the stockholders of First SecurityFed for six months after the Effective Date shall be delivered to MB. Any stockholder of First SecurityFed who has not theretofor complied with this Section 3.08 shall thereafter look only to MB for payment of the Stock Distribution and/or Cash Distribution, whichever is applicable, cash in lieu of any fractional share interest and unpaid dividends and distributions on MB Common Stock deliverable with respect to the Stock Distribution, in each case, without any interest thereon.

ARTICLE IV
ACTIONS PENDING TRANSACTION

        4.01    Forbearances of First SecurityFed and its Subsidiaries.    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of MB (which consent under subsections (j), (n) and (r) shall not be unreasonably withheld or delayed), First SecurityFed will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to (i) preserve intact its business organization, properties, and assets and (ii) maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

          (b)    Capital Stock.    (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, or (ii) enter into any agreement with respect to the foregoing, except pursuant to the exercise of First SecurityFed Stock Options and the delivery of First SecurityFed common stock free from restrictions upon the vesting of Unvested RRP Shares pursuant to the RRP.

          (c)    Other Securities.    Issue any other capital securities, including trust preferred or other similar securities, or other securities, debentures or subordinated notes.

          (d)    Dividends, Etc.    (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than (A) regular quarterly cash dividends on First SecurityFed Common Stock in an amount not to exceed $0.17 per share, with record and payment dates consistent with past practices; provided, however, the declaration of the last quarterly dividend by First SecurityFed prior to the Effective Time and the amount and payment thereof shall be coordinated with MB so that no stockholder of First SecurityFed Common Stock who shall be entitled to receive the Stock Distribution will receive dividends on both First SecurityFed Common Stock and MB Common Stock to be issued in the Merger with respect to the same quarterly period, or fail to receive at least one dividend (which may be with respect to either his First SecurityFed Common Stock or MB Common Stock to be received in the Merger) with respect to such quarterly period, and (B) dividends from wholly owned Subsidiaries to First SecurityFed or to another wholly owned Subsidiary of First SecurityFed) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

          (e)    Compensation; Employment, Etc.    (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of, or independent contractor with respect to, First SecurityFed or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) oral at will employment agreements, (B) the extension or renewal of the Change in Control Agreements with Paul Bandriwsky, Mary H. Korb, Adrian Hawryliw, Peter Ilnyckyj and Irene S. Subota to permit them to expire 2 years after the Effective Date, (C) annual bonuses and normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (D) annual bonuses and increases in salary to non-rank and file employees and officers, in each case as Previously Disclosed, and in the case of executives, their targeted bonuses for 2004 shall not exceed their actual bonuses for 2003, or (E) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than $10,000 of employees or directors to attend conventions or similar meetings after the date hereof.

          (f)    Benefit Plans.    Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any First SecurityFed Employee Plan, or take any action to accelerate the vesting of benefits payable thereunder.

          (g)    Dispositions.    Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any of its deposit liabilities.

          (h)    Leases or Licenses.    Enter into, modify, amend or renew any lease or license relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and involving an aggregate amount not in excess of $50,000; or permit to lapse its rights in any Intellectual Property.

          (i)    Acquisitions.    Except as permitted under Section 4.01(r) and (q), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any Person.

          (j)    Loans, Loan Participations and Servicing Rights.    Sell or acquire, whether or not in the ordinary course of business, any loans (excluding originations), any loan participations or servicing rights.

          (k)    Governing Documents.    Amend its certificate or articles of incorporation, charter or by-laws (or similar governing documents).

          (l)    Accounting Methods.    Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Authority.

          (m)    Contracts.    Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, enter into or terminate any material agreement or amend or modify in any material respect or renew any of its existing material agreements.

          (n)    Claims.    Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to First SecurityFed or any of its Subsidiaries under any insurance policy maintained by First SecurityFed or any of its Subsidiaries), settle any claim, action or proceeding. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to First SecurityFed and its Subsidiaries, taken as a whole.

          (o)    Foreclose.    Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither First SecurityFed nor any of its Subsidiaries shall be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Materials of Environmental Concern or might be in violation of or require remediation under Environmental Laws.

          (p)    Deposit Taking and Other Bank Activities.    In the case of First Security Federal Savings Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

          (q)    Investments.    Enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account other than non-callable investment securities with a projected average life of less than 3 years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

          (r)    Capital Expenditures.    Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $25,000 individually or $50,000 in the aggregate, except for amounts Previously Disclosed or for emergency repairs or replacements.

          (s)    Lending.    (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; (ii) release collateral or the personal liability of any borrower under any loan or letter of credit other than (1) pursuant to contractual provisions relating thereto in existence prior to the date hereof or (2) in the case of consumer loans and owner occupied one to four family residential loans, in the ordinary course of business consistent with past practice; or (iii) except for commitments outstanding on the date hereof that have been Previously Disclosed, make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or line of credit, or restructure, modify or provide forbearance under, any loan or line of credit (other than (A) in the case of an unsecured or partially secured consumer loan or extension of credit with full personal recourse to the borrower in a principal amount not in excess of $100,000, (B) in the case of a fully secured (in accordance with loan underwriting policies in existence on the date of this Agreement as Previously Disclosed) consumer loan or extension of credit with full personal recourse to the borrower in a principal amount not in excess of $250,000, provided the principal amount may be up to $1 million for a home equity loan or line of credit on the principal residence of the borrower if the aggregate loan to value ratio (inclusive of all secured indebtedness on such principal residence) does not exceed 80%, (C) in the case of a letter of credit or line of credit secured by real and/or personal property which provides full personal recourse to the borrower in an amount not in excess of $750,000, (D)) in the case of a loan secured by a first mortgage on an owner occupied one-to-four single-family principal residence which provides full personal recourse to the borrower in a principal amount not in excess of $1.5 million, (E) in the case of a loan secured by a first mortgage on commercial real property which also provides full personal recourse to the borrower in a principal amount not in excess of $2.5 million, (F) in the case of a commercial loan secured by a first lien on accounts receivable, inventory or other tangible assets which also provides full personal recourse to the borrower in a principal amount not in excess of $2.5 million, (G) in the case of a construction loan secured by a first mortgage on one to four family residential property units which also provides full personal recourse to the borrower in a principal amount not to exceed $2.5 million, and (H) in the case of a loan secured by a first mortgage on multi-family real property which also provides full personal recourse to the borrower in a principal amount not in excess of $2.5 million; provided in the case of subparts (A)-(H) the loan exposure to one borrower (or group of affiliated borrowers) shall not exceed $4 million; provided, however, that notwithstanding any other provision of this Agreement, First Security Federal Savings Bank may make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in the event that (x) First Security Federal Savings Bank has delivered to MB (to the attention of any one of the following designated representatives of MB: Tom Panos Executive Vice President of MB Bank, Ronald Santo, Chairman of MB Bank and Group President, or Brian Griffin, Chief Credit Officer of MB Bank, or their successors) a written notice of First Security Federal Savings Bank's intention to make such loan, letter of credit, advance or restructuring and such additional information as MB may reasonably require (subject to applicable privacy restrictions) and (y) MB shall not have reasonably objected to such loan, letter of credit, advance or restructuring by giving notice of such objection within three business days following the actual receipt by MB's designated representative of First Security Federal Savings Bank's written notice of intention with respect thereto.

          (t)    Joint Ventures and Real Estate Development Operations.    Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership, except for Previously Disclosed written commitments outstanding on the date hereof; or engage in any new real estate development or construction activity.

          (u)    Adverse Actions.    Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of First SecurityFed's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date (disregarding any qualifications under Section 8.03(a)); (ii) the Merger failing to qualify as a "reorganization" under Section 368 of the Code; (iii) any of the conditions to the Transactions set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement.

          (v)    Risk Management.    Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (w)    Indebtedness and Guaranties.    Incur any indebtedness for borrowed money other than advances, repurchase agreements and other borrowings from the FHLB in the ordinary course of business with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Sections 4.01(s).

          (x)    Charitable Contributions.    Make any charitable or similar contributions except in amounts not to exceed $1,000 individually, and $10,000 in the aggregate; provided however, no additional or new contributions shall be made to the Heritage Foundation.

          (y)    New Lines of Business.    Develop, market or implement any new lines of business.

          (z)    Performance of Obligations.    Take any action that is likely to materially impair First SecurityFed's ability to perform any of its obligations under this Agreement.

          (aa)    Commitments.    Agree or commit to do any of the foregoing.

        4.02    Forbearances of MB and its Subsidiaries.    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of First SecurityFed, MB will not, and will cause each of its Subsidiaries not to:

          (a)    Adverse Actions.    Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of MB's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date (disregarding any qualifications under Section 8.02(a)), (ii) the Merger failing to qualify as a "reorganization" under Section 368 of the Code; (iii) any of the conditions to the Transactions set forth in Article VIII not being satisfied except as expressly permitted by this Agreement; or (iv) a violation of any provision of this Agreement;

          (b)    Governing Instruments.    Take any action or amend the MB Articles or MB By-Laws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

          (c)    Regulatory Approvals.    Knowingly take or omit to take any other action that would materially adversely affect or materially delay the ability of MB to obtain or otherwise materially adversely affect MB's or MB Bank's ability to consummate the Transactions; or

          (d)    Performance of Obligations.    Take any action that is likely to materially impair MB's ability to perform any of its obligations under this Agreement.

          (e)    Commitment.    Agree or commit to do any of the foregoing.

          (f)    MB Share Adjustment.    Permit an MB Share Adjustment to occur during the Determination Period or at any time thereafter through the Effective Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FIRST SECURITYFED

        First SecurityFed represents and warrants to MB, except as Previously Disclosed, as follows:

        5.01    Capitalization.

          (a)   The authorized capital stock of First SecurityFed consists of (i) 8,000,000 shares of First SecurityFed Common Stock of which, as of the date hereof, 4,043,563 are issued and outstanding (inclusive of all shares awarded under the First SecurityFed 1998 Recognition and Retention Plan (the "RRP") that are issued and outstanding) and 2,368,937 are held in treasury; and (ii) 500,000 shares of First SecurityFed Preferred Stock, of which none are issued and outstanding. All of the issued and outstanding shares of First SecurityFed Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of First SecurityFed Common Stock has been issued in violation of the preemptive rights of any Person. All issuances of securities by First SecurityFed have been registered under the Securities Act and state securities law requirements or were exempt from such registration requirements.

          (b)   First SecurityFed has 640,800 shares of First SecurityFed Common Stock reserved for issuance under the First SecurityFed 1998 Stock Option and Incentive Plan (the "First SecurityFed Stock Option Plan") for the benefit of employees and directors of First SecurityFed and its Subsidiaries, pursuant to which options covering 413,592 shares of First SecurityFed Common Stock are outstanding on the date hereof (the "First SecurityFed Stock Options") with an average exercise price of $16.82 per share. The name of each holder of First SecurityFed Stock Options, together with the date of each award, the number of option shares subject to each award, the expiration date(s) thereof, and the vesting date(s) of unvested awards are Previously Disclosed. First SecurityFed has 256,320 shares of First SecurityFed Common Stock reserved for issuance under the RRP for the benefit of employees and directors of First SecurityFed and its Subsidiaries, pursuant to which (i) 223,666 number of shares of First SecurityFed Common Stock have been awarded and are issued and outstanding as of the date hereof, and (ii) 32,654 number of shares of First SecurityFed Common Stock have not been awarded or have been forfeited ("Unawarded RRP Shares"), as of the date hereof. Except for 4,500 shares of First SecurityFed Common Stock which have been awarded but are unvested under the RRP (The "Unvested RRP Shares") and forfeited awards, all shares previously awarded pursuant to the RRP are fully vested and free from restrictions. The name of each holder of Unvested RRP Shares, together with the number of Unvested RRP Shares held by such holder and the date(s) of vesting thereof are Previously Disclosed. Except as set forth above in this subsection (b), there are no Rights issued or outstanding with respect to First SecurityFed capital stock. First SecurityFed does not maintain a dividend reinvestment plan.

        5.02    Organization, Standing and Authority of First SecurityFed.    First SecurityFed is a registered savings and loan holding company under the HOLA, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted, and First SecurityFed is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First SecurityFed. First SecurityFed has Previously Disclosed the First SecurityFed Certificate and First SecurityFed By-Laws.

        5.03    First SecurityFed Subsidiaries.    First SecurityFed has Previously Disclosed the name and jurisdiction of incorporation or organization of each of its Subsidiaries. Each Subsidiary of First SecurityFed is duly organized, validly existing and in good standing (except that no good standing representation is made with respect to First Security Federal Savings Bank) under the laws of its place of incorporation or organization, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First SecurityFed. First SecurityFed has Previously Disclosed the number of issued and outstanding shares of capital stock or other ownership interests of each of its Subsidiaries, all of which are owned by First SecurityFed or a Subsidiary of First SecurityFed free and clear of all Liens. There are no Rights issued or outstanding with respect to the capital stock or other ownership interests of any Subsidiary of First SecurityFed. Except for the ownership of the First SecurityFed Subsidiaries, readily marketable securities and FHLB stock, neither First SecurityFed nor any of its Subsidiaries owns any equity or profit and loss interest in any other Person. First SecurityFed has Previously Disclosed the certificate or articles of incorporation, charter, bylaws and other governing documents of each of its Subsidiaries.

        5.04    Authorized and Effective Agreement.

          (a)   First SecurityFed has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Regulatory Authorities, the expiration of applicable waiting periods, and the approval of this Agreement by the stockholders of First SecurityFed) to perform all of its obligations hereunder. This Agreement (including the execution, delivery and performance hereof) and the Transactions have been duly authorized, deemed advisable, approved and adopted by the First SecurityFed Board and no other corporate action is required in respect thereof on the part of First SecurityFed, except for the adoption of this Agreement by First SecurityFed's stockholders owning a majority of the issued and outstanding shares of First SecurityFed Common Stock. This Agreement has been duly and validly executed and delivered by First SecurityFed and, assuming due authorization, execution and delivery by MB, constitutes the legal, valid and binding obligation of First SecurityFed, enforceable against First SecurityFed in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b)   Neither the execution and delivery of this Agreement nor completion of the Transactions, nor compliance by First SecurityFed or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the First SecurityFed Certificate, First SecurityFed By-Laws, or the certificate or articles of incorporation, charter, bylaws or other governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of First SecurityFed or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which First SecurityFed or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Regulatory Authorities (and the expiration of applicable waiting periods) and the stockholders of First SecurityFed, violate any order, writ, injunction, decree, statute, rule or regulation applicable to First SecurityFed or any of its Subsidiaries.

          (c)   Except for (i) the filing of applications with and the approvals of applicable Regulatory Authorities relating to the Transactions, (ii) the adoption of this Agreement by stockholders of First SecurityFed owning a majority of the issued and outstanding shares of First SecurityFed Common Stock, (iii) the filing with and clearance by the SEC of the Registration Statement and any state securities filings and clearances, (iv) the filing of the Certificate of Merger relating to the Merger or the Cash-Out Merger Certificate relating to the Cash-Out Merger, in either case with the Delaware Secretary and the Articles of Merger with the Department relating to the Merger and (v) the filing of documents with the OCC and/or the OTS to cause the Subsidiary Transaction to become effective, no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on the part of First SecurityFed or any of its Subsidiaries or, to the knowledge of First SecurityFed, by MB or any of its Subsidiaries, in connection with the completion of the Transactions.

          (d)   As of the date hereof, First SecurityFed is not aware of any reasons relating to First SecurityFed or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

        5.05    Securities Documents and Regulatory Reports.

          (a)   First SecurityFed's Securities Documents filed after December 31, 1999, (i) compiled in all material respects with the applicable requirements under the Securities Act or the Exchange

  Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents the financial position of First SecurityFed and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such Securities Documents (including any notes or schedules thereto) fairly presents, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of First SecurityFed and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

          (b)   First SecurityFed and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable laws and regulations. In connection with the examinations of First Security Federal Savings Bank since January 1, 1998 by the OTS or any other Regulatory Authority, First Security Federal Savings Bank was not required to correct or change any action, procedure or proceeding which First SecurityFed believes has not been corrected or changed as required. The last examination of First Security Federal Savings Bank by the OTS was as of June 17, 2003.

        5.06    Material Adverse Effect.    Since December 31, 2002, except as set forth in its Securities Documents filed prior to the date of this Agreement, (i) First SecurityFed and its Subsidiaries have conducted their businesses only in the ordinary and usual course (excluding the entering into of this Agreement and the incurrence of expenses in connection with this Agreement and the Transactions) and (ii) no event has occurred or circumstance arisen (including material litigation) that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First SecurityFed.

        5.07    Environmental Matters.

          (a)   First SecurityFed and its Subsidiaries are in compliance in all material respects with all Environmental Laws. Neither First SecurityFed nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries is not in such compliance. To the knowledge of First SecurityFed, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (b)   None of the properties currently owned or operated by First SecurityFed or any First SecurityFed Subsidiary other than REO, or to the knowledge of First SecurityFed, no REO of First SecurityFed or any First SecurityFed Subsidiary or any other property previously owned or operated or currently leased by First SecurityFed or any of its Subsidiaries, has been or is in violation in any material respect of or subject to liability under any Environmental Law.

          (c)   To the knowledge of First SecurityFed, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability against or obligation on the part of First SecurityFed or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim First SecurityFed or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          (d)   Neither First SecurityFed nor any First SecurityFed Subsidiary (i) has conducted any environmental studies during the past 5 years with respect to any properties owned by it, leased by it, or securing any loans held by it or (ii) is aware of any Environmental Law violation, or remediation obligation for Materials of Environmental Concern relating to any property securing a loan held by it.

        5.08    Tax Matters.

          (a)   First SecurityFed and its Subsidiaries have timely filed (including applicable extension periods) all Tax Returns and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Date, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material Taxes for any subsequent periods ending on or prior to the Effective Date. Neither First SecurityFed nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. First SecurityFed and its Subsidiaries have timely and properly withheld and paid over all Taxes to the proper tax authority required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (b)   All Tax Returns filed by First SecurityFed or any of its Subsidiaries are complete and accurate in all material respects. Neither First SecurityFed nor any First SecurityFed Subsidiary is delinquent in the payment of any material Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return. None of the Tax Returns of First SecurityFed or any of its Subsidiaries have during the past six years been audited or examined by applicable tax authorities. No deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against First SecurityFed or any of its Subsidiaries which have not been settled and paid. There are no agreements in effect with respect to First SecurityFed or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes. No audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the knowledge of First SecurityFed, is threatened.

          (c)   Neither First SecurityFed nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes. Neither First SecurityFed nor any of its Subsidiaries is required (or will any successor in the Transactions be required) to include in income any adjustment pursuant to Section 481(a) of the Code as a result of the consummation of transactions occurring on or prior to the Effective Date or by reason of any change in accounting method (nor does First SecurityFed have any knowledge that the IRS has proposed (or will propose) any such adjustment or change of accounting method). First SecurityFed has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

          (d)   None of First SecurityFed and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was First SecurityFed) or (ii) has any liability for the Taxes of any Person (other than any of First SecurityFed and its Subsidiaries) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

        5.09    Legal Proceedings.    There are no actions, suits, claims or proceedings pending, or to the knowledge of First SecurityFed, any unasserted possible claim or threatened claim, against First SecurityFed or any of its Subsidiaries or against any asset, interest or right of First SecurityFed or any of its Subsidiaries, or against any officer, director or employee of First SecurityFed or any of its Subsidiaries in such capacity, involving a monetary amount in excess of $25,000 or a request for specific performance, injunctive relief or other equitable relief.

        5.10    Compliance with Laws.

          (a)   First SecurityFed and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of First SecurityFed, will not be adversely affected by virtue of the completion of the Transactions; and to the knowledge of First SecurityFed, no suspension or cancellation of any of the same is threatened.

          (b)   First SecurityFed and its Subsidiaries are (i) in compliance with their respective governing documents, (ii) in compliance in all material respects with all applicable laws, ordinances, orders, rules and regulations of Governmental Authorities (including any regulatory capital requirements, truth-in-lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), (iii) in compliance with all orders, writs, injunctions and decrees of any court, and (iv) in compliance with all orders, licenses and demands of Governmental Authorities. Neither First SecurityFed nor any of its Subsidiaries has received any notice or communication from any Governmental Authority asserting that First SecurityFed or any of its Subsidiaries is not in compliance with any of the foregoing. First Security Federal Savings Bank is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to savings banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing. Neither First SecurityFed nor First Security Federal Savings Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (c)   To the knowledge of First SecurityFed, no investigation or review by any Governmental Authority with respect to First SecurityFed or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority indicated to First SecurityFed or any of its Subsidiaries an intention to conduct the same, other than normal or routine regulatory examinations.

          (d)   First Security Federal Savings Bank has a CRA rating of "satisfactory" or better.

        5.11    Employee Benefit Plans.

          (a)   First SecurityFed has Previously Disclosed all First SecurityFed Employee Plans and has heretofore delivered to MB accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Authority with respect thereto, and (iii) the most recent rulings and determination letters and any open requests for rulings or letters that pertain thereto.

          (b)   Neither First SecurityFed nor any of its Subsidiaries currently maintains or sponsors any Defined Benefit Plan. Any Defined Benefit Plan previously maintained or sponsored by First SecurityFed or any of its Subsidiaries has been terminated and neither First SecurityFed nor any of its Subsidiaries has any liability with respect to any previously terminated Defined Benefit Plan.

          (c)   Neither First SecurityFed nor any of its Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

          (d)   No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any First SecurityFed

  Employee Plan which could result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code.

          (e)   The First SecurityFed Employee Plans have been maintained and operated in substantial compliance with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations. All contributions required to be made to the First SecurityFed Employee Plans at the date hereof have been made, and all contributions required to be made to the First SecurityFed Employee Plans prior to the Effective Time will have been made. There are no unaccrued obligations or liabilities of First SecurityFed or any of the First SecurityFed Subsidiaries under any of the First SecurityFed Employee Plans.

          (f)    To the knowledge of First SecurityFed, there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the First SecurityFed Employee Plans or any trust related thereto or any fiduciary thereof.

          (g)   Neither First SecurityFed nor any of its Subsidiaries has made any payments, or is a party to any agreement or any First SecurityFed Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that, when made, would not be deductible because of Sections 162(m) or 280G of the Code.

          (h)   Except as provided in the CEO Employment Agreement, the Change of Control Agreements, or as required by COBRA, neither First SecurityFed nor any of its Subsidiaries has any obligation to provide retiree welfare benefits (including health benefits) or post-termination welfare benefits (including health benefits) to any current or former employees, directors, advisory directors, independent contractors or agents.

        5.12    Certain Contracts.    Neither First SecurityFed nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB borrowings) or the guarantee of any obligation by it, (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of First SecurityFed or any of its Subsidiaries, (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of First SecurityFed or any of its Subsidiaries as a result of First SecurityFed entering into this Agreement, the adoption of this Agreement by stockholders of First SecurityFed or the consummation of any of the Transactions (assuming for purposes hereof that such Person's employment is involuntarily terminated without cause in connection with the consummation of the Transactions); (d) any agreement, arrangement or understanding (other than as provided in the articles or certificate of incorporation, charter or bylaws of First SecurityFed or its Subsidiaries) pursuant to which First SecurityFed or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of First SecurityFed or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which First SecurityFed or any of its Subsidiaries is a party or by which it is bound which limits the freedom of First SecurityFed or any of its Subsidiaries to compete in any line of business or with any Person; (f) any agreement pursuant to which loans or servicing rights have been sold by First SecurityFed or any of its Subsidiaries, which impose any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon First SecurityFed or any of its Subsidiaries; (g) any subservicing agreement; or (h) any other material agreement, commitment or understanding. For purposes of subsection (h), a material agreement, commitment or understanding shall not include any deposit account liability, any arrangement which is terminable by First SecurityFed or a Subsidiary of First SecurityFed on 30 days or less advance written notice without penalty or premium or any monetary obligation of First SecurityFed or any of its Subsidiaries which involves the payment of less than $25,000 per year.

        5.13    Brokers and Finders.    Neither First SecurityFed nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the First SecurityFed Advisor. First SecurityFed has Previously Disclosed all fees and expenses that it is obliged to pay the First SecurityFed Advisor.

        5.14    Insurance.    First SecurityFed and its Subsidiaries maintain the insurance required by contract and applicable laws and regulations. Neither First SecurityFed nor any of its Subsidiaries has, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied. All material insurance policies maintained by First SecurityFed or any First SecurityFed Subsidiary are Previously Disclosed.

        5.15    Properties.    All real and personal property owned by First SecurityFed or any of its Subsidiaries or presently used in its business are sufficient to carry on the businesses of First SecurityFed and its Subsidiaries in the ordinary course of business consistent with past practices. First SecurityFed and its Subsidiaries have good and marketable title free and clear of all Liens to all of their properties and assets, real and personal, except (i) Liens for current taxes not yet due or payable, (ii) pledges to secure deposits, (iii) non-monetary Liens affecting real property, if any, which do not adversely affect the value or use of such real property, and (iv) monetary Liens, if any, reflected in the First SecurityFed consolidated financial statements as of September 30, 2003 which are included in First SecurityFed's Securities Documents. All real and personal property the loss of which would be material to the business of First SecurityFed or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in all material respects in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions. All improved real property owned or leased by First SecurityFed or any of its Subsidiaries is in compliance in all material respects with all applicable laws including zoning laws and the Americans Disabilities Act. No expressed or implied representation or warranty is made by First SecurityFed with respect to the physical condition of the fixed assets of First SecurityFed or any of its Subsidiaries, it being the understanding of the Parties that such fixed assets shall be accepted by MB in "as is" condition.

        5.16    Labor.    No work stoppage involving First SecurityFed or any of its Subsidiaries is pending or, to the knowledge of First SecurityFed, threatened. Neither First SecurityFed nor any of its Subsidiaries is involved in or, to the knowledge of First SecurityFed, threatened with or affected by, any labor dispute, discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees. There are no employees of First SecurityFed or any of its Subsidiaries who are members of a union relating to their employment with First SecurityFed or any of its Subsidiaries.

        5.17    Allowance for Loan Losses.    The allowance for loan losses reflected on First SecurityFed's consolidated balance sheet as of September 30, 2003 included in the First SecurityFed Securities Documents is, and will be in the case of First SecurityFed consolidated balance sheets included in the First SecurityFed Securities Documents filed after the date hereof, adequate, in the good faith opinion of the management of First SecurityFed and the First SecurityFed Board, as of their respective dates under GAAP and the requirements of all applicable Regulatory Authorities.

        5.18    Transactions with Insiders.    Since July 1, 2000, there have been no transactions in which any of the executive officers, directors or managerial employees of First SecurityFed or any of its Subsidiaries or member of the "immediate family" or "related interests" (as such terms are defined in Regulation O) of any such executive officers, directors or managerial employees (collectively, "Insiders"), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loaned to, supplied or provided goods to, purchased assets from, sold assets to, or done business in any manner with, First SecurityFed or any of its Subsidiaries. All transactions with Insiders since January 1, 2000 are in compliance with applicable laws, rules and regulations. No Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by First SecurityFed or any of its Subsidiaries or in any liability, obligation or indebtedness of First SecurityFed or any of its Subsidiaries, except for deposits of First Security Federal Savings Bank. Neither First SecurityFed nor any of its Subsidiaries owns and is the beneficiary of insurance on the life of any Insider.

        5.19    Fairness Opinion.    First SecurityFed has received an opinion from the First SecurityFed Advisor to the effect that, as of the date hereof, the Merger Consideration to be received in either of the Merger or the Cash-Out Merger is fair, from a financial point of view, to the stockholders of First SecurityFed.

        5.20    No Undisclosed Liabilities.    Neither First SecurityFed nor any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against First SecurityFed or any of its Subsidiaries giving rise to any such liability or obligation) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of First SecurityFed and its Subsidiaries or the notes thereto, except for (i) liabilities set forth or reserved against in the First SecurityFed audited consolidated financial statements as of December 31, 2002 or the notes thereto which are included in First SecurityFed's Securities Documents, (ii) liabilities set forth or reserved against in the First SecurityFed quarterly consolidated financial statements or notes thereto for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003 which are included in First SecurityFed's Securities Documents, and (iii) liabilities occurring in the ordinary course of business since September 30, 2003 or relating to this Agreement and the Transactions.

        5.21    Indemnification.    No action or failure to take action by any present or former director, advisory director, officer, employee or agent of First SecurityFed or any of its Subsidiaries has occurred which would give rise to a material claim by any such Person for indemnification from First SecurityFed or any of its Subsidiaries.

        5.22    Loan Portfolio.    Each loan reflected as an asset on the First SecurityFed consolidated financial statements as of September 30, 2003 which are included in First SecurityFed's Securities Documents, and each loan originated or acquired by First SecurityFed or any of its Subsidiaries thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are, and the loans held at the Effective Date will be, free and clear of any Lien (other than the Lien of the FHLB to secure FHLB borrowings). All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans. None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application. The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file. All security interests granted in favor of the lender of each loan as reflected in the loan documents have been property perfected. None of the loans are, and none of the loans held at the Effective Date will be, subject to any offset, claims of offset or claims of other material liability on the part of First SecurityFed or any of its Subsidiaries. Neither First SecurityFed nor any of its Subsidiaries has notice or knowledge of, and has not consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness. There is no loan or other asset of First SecurityFed or any of its Subsidiaries that as of December 31, 2003 has been classified by examiners, internal auditors or outside auditors as "Other Loans of Concern," "Substandard," "Doubtful", "Loss," or in any other similar category. First SecurityFed has Previously Disclosed a complete list of all REO currently held by First SecurityFed and its Subsidiaries.

        5.23    Investment Portfolio.    Except for pledges to secure public and trust deposits, none of the investment securities reflected in the First SecurityFed consolidated financial statements as of September 30, 2003 which are included in First SecurityFed's Securities Documents and none of the investment securities since acquired by First SecurityFed or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of First SecurityFed or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP and restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement.

        5.24    Books and Records.    The corporate record books (other than stock ledgers and stock records) of First SecurityFed and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the boards of directors and stockholders of First SecurityFed and its Subsidiaries. The stock ledgers and stock records of First SecurityFed and its Subsidiaries are complete and accurate and reflect all transactions in their capital stock. The accounting books and records of First SecurityFed and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of First SecurityFed and its Subsidiaries.

        5.25    Interim Events.    Since September 30, 2003, neither First SecurityFed nor any of its Subsidiaries has taken any action which if taken after the date hereof would require the prior written consent of MB pursuant to Section 4.01 hereof.

        5.26    Defaults.    Neither First SecurityFed nor any of its Subsidiaries is in default of any obligation to be performed by it under any material agreement or commitment and neither First SecurityFed nor any of its Subsidiaries has waived or will waive prior to the Effective Time any material right under any material agreement or commitment. To the knowledge of First SecurityFed, no other party to any such material agreement or commitment is in default in any obligation to be performed by such party.

        5.27    Intellectual Property.    First SecurityFed and its Subsidiaries own, lease or license all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, domain name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (other than commercially available, off-the-shelf software) (collectively, "Intellectual Property") which are material to the conduct of the businesses of First SecurityFed and its Subsidiaries free and clear of all Liens. First SecurityFed has Previously Disclosed a complete list of all material Intellectual Property of First SecurityFed and its Subsidiaries. No claims, suits, actions or proceedings are pending, and to the knowledge of First SecurityFed, no Person has threatened to commence any suit, action or proceeding, alleging that First SecurityFed or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of First SecurityFed, none of the Intellectual Property of First SecurityFed and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of First SecurityFed or any of its Subsidiaries with respect to any Intellectual Property of First SecurityFed or any of its

Subsidiaries. Neither First SecurityFed nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. To the knowledge of First SecurityFed, the Intellectual Property of First SecurityFed and its Subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the Transactions.

        5.28    Compliance with Servicing Obligations.    First SecurityFed and its Subsidiaries are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable laws, rules and regulations of Governmental Authorities, relating to the servicing and administration of loans by them, or any of them, including properly and timely making interest rate adjustments to adjustable rate loans.

        5.29    Risk Management Instruments.    Neither First SecurityFed nor any of its Subsidiaries is a party to or bound by any interest rate swap, cap, floor, option agreement, future, forward contract or any other similar risk management arrangement.

        5.30    Fiduciary Responsibilities.    First SecurityFed and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

        5.31    Disclosure Controls and Procedures.    To the extent required, First SecurityFed and its Subsidiaries have had in place "disclosure controls and procedures" as defined in Rules 13a-15(c) and 15d-15(c) of the Exchange Act) to allow First SecurityFed's management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of First SecurityFed required under the Exchange Act.

        5.32    Takeover Laws.    First SecurityFed has taken or will take all necessary actions so that this Agreement and the Transactions are not subject to the requirements of any "moratorium," "control share", "fair price", "affiliate transactions", "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL ("Takeover Laws") applicable to First SecurityFed or any First SecurityFed Subsidiary.

        5.33    Representations Not Misleading.    No representation or warranty by First SecurityFed in this Agreement, or in any Exhibit or Schedule furnished to MB or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MB

        MB represents and warrants to First SecurityFed, except as Previously Disclosed, as follows:

        6.01    Capitalization and Ownership of MB Common Stock.    As of December 31, 2003, the authorized capital stock of MB consisted of (a) 40,000,000 shares of MB Common Stock, of which 26,807,430 shares were issued and outstanding, and 57,300 shares were held in treasury, and (b) 1,000,000 shares of preferred stock, $0.01 par value per share, of which none were issued and outstanding. As of the date hereof, MB does not have any Rights issued or outstanding with respect to MB Common Stock and MB does not have any commitment to authorize, issue or sell any MB Common Stock or Rights, other than pursuant to (i) this Agreement and (ii) outstanding stock options and restricted stock (and any mandatory future awards pursuant to employee bonus and commission arrangements or pursuant to its employment agreement with its Chief Executive Officer). The issued and outstanding shares of MB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). The shares of MB Common Stock to be issued in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. All issuances of securities by MB have been registered under the Securities Act and state securities law requirements or were exempt from such registration requirements. As of the date hereof, neither MB nor any of its Subsidiaries owns for its own account any shares of First SecurityFed Common Stock.

        6.02    Organization, Standing and Authority of MB.    MB is a registered bank holding company with the FRB, duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MB.

        6.03    MB Subsidiaries.    Each Subsidiary of MB is duly organized, validly existing and in good standing (except that no good standing representation is made with respect to any Subsidiary that is a financial institution) under the laws of the place of its incorporation or organization, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on MB.

        6.04    Authorized and Effective Agreement.

          (a)   MB has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Regulatory Authorities and the expiration of applicable waiting periods) to perform all of its obligations hereunder. This Agreement (including the execution, delivery and performance hereof) and the Transactions have been duly authorized, deemed advisable, approved and adopted by the MB Board and no other corporate action is required in respect thereof on the part of MB. This Agreement has been duly and validly executed and delivered by MB and, assuming due authorization, execution and delivery by First SecurityFed, constitutes the legal, valid and binding obligation of MB, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b)   Neither the execution and delivery of this Agreement, nor completion of the Transactions, nor compliance by MB or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the MB Articles, MB By-Laws, or the certificate or articles of incorporation, charter, bylaws or other governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of MB or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which MB or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Regulatory Authorities (and the expiration of applicable waiting periods) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MB or any of its Subsidiaries.

          (c)   Except for the filings and approvals contemplated by Section 5.04(c), no consents or approvals of or filings or registrations with any Governmental Authority or with any third party are necessary on the part of MB or any of its Subsidiaries, or to the knowledge of MB, by First SecurityFed or any of its Subsidiaries, in connection with the completion of the Transactions.

          (d)   As of the date hereof, MB is not aware of any reasons relating to MB or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

        6.05    Securities Documents and Regulatory Reports.

          (a)   MB's Securities Documents filed after December 31, 1999, (i) compiled in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents the financial position of MB and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such Securities Documents (including any notes or schedules thereto) fairly presents, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of MB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to non-material, normal year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

          (b)   MB and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable laws and regulations. In connection with the examinations of MB Bank since January 1, 1998 by the OCC or any other Regulatory Authority, MB Bank was not required to correct or change any action, procedure or proceeding which MB believes has not been corrected or changed as required.

        6.06    Material Adverse Effect.    Since December 31, 2002, no event has occurred or circumstance arisen (including material litigation) that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MB.

        6.07    Environmental Matters.

          (a)   MB and its Subsidiaries are in compliance in all material respects with all Environmental Laws. Neither MB nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries is not in such compliance. To the knowledge of MB, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (b)   None of the properties currently owned or operated by MB or any MB Subsidiary other than REO, or to the knowledge of MB, no REO of MB or any MB Subsidiary or any other property previously owned or operated or currently leased by MB or any of its Subsidiaries, has been or is in violation of or subject to liability under any Environmental Law, which in either case could reasonably be expected to be material to the consolidated financial condition of MB.

          (c)   To the knowledge of MB, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability against or material obligation on the part of MB or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim MB or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

        6.08    Tax Matters.

          (a)   MB and its Subsidiaries have timely filed (including applicable extension periods) all Tax Returns and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Date, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material Taxes for any subsequent periods ending on or prior to the Effective Date. Neither MB nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. MB and its Subsidiaries have timely and properly withheld and paid over all Taxes to the proper tax authority required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (b)   All Tax Returns filed by MB or any of its Subsidiaries are complete and accurate in all material respects. Neither MB nor any MB Subsidiary is delinquent in the payment of any material Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return. None of the Tax Returns of MB or any of its Subsidiaries have during the past six years been audited or examined by applicable tax authorities. No deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against MB or any of its Subsidiaries which have not been settled and paid. There are currently no agreements in effect with respect to MB or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes. No audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the knowledge of MB, is threatened.

        6.09    Legal Proceedings.    There are no actions, suits, claims or proceedings pending or, to the knowledge of MB, any unasserted possible claim or threatened claim, against MB or any of its Subsidiaries or against any asset, interest or right of MB or any of its Subsidiaries, or against any officer, director or employee of MB or any of its Subsidiaries in such capacity, which is material to the business or financial condition of MB and its Subsidiaries, taken as a whole.

        6.10    Compliance with Laws.

          (a)   MB and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of MB, will not be adversely affected by virtue of the completion of the Transactions; and to the knowledge of MB, no suspension or cancellation of any of the same is threatened.

          (b)   MB and its Subsidiaries are (i) in compliance with their respective governing documents, (ii) in compliance in all material respects with all applicable laws, ordinances, orders, rules and regulations of Governmental Authorities (including any regulatory capital requirements, truth-in-lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), (iii) in compliance with all orders, writs, injunctions and decrees of any court, and (iv) in compliance with all orders, licenses and demands of Governmental Authorities. Neither MB nor any of its Subsidiaries has received any notice or communication from any Governmental Authority asserting that MB or any of its Subsidiaries is not in compliance with any of the foregoing. MB Bank is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to commercial banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing. Neither MB nor MB Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (c)   To the knowledge of MB, no investigation or review by any Governmental Authority which is material to the business or financial condition of MB or any MB Subsidiary is pending or threatened, nor has any Governmental Authority indicated to MB or any MB Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

          (d)   MB Bank has a CRA rating of "satisfactory" or better.

        6.11    Employee Benefit Plans.    To the knowledge of MB, each employee benefit plan, program, policy or arrangement (including each employee benefit plan (as defined in Section 3(3) of ERISA) which MB or any of its Subsidiaries maintains or contributes to for the benefit of its current or former employees complies, and has been administered in form and in operation, in all material respects with all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

        6.12    Brokers and Finders.    Neither MB nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the MB Advisor.

        6.13    Insurance.    MB and its Subsidiaries maintain the insurance required by contract and applicable laws and regulations.

        6.14    Labor.    No work stoppage involving MB or any of its Subsidiaries is pending or, to the knowledge of MB, threatened. Neither MB nor any of its Subsidiaries is involved in or, to the knowledge of MB, threatened with or affected by, any labor dispute, discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees which is material to the business or financial condition of MB or any of its Subsidiaries. There are no employees of MB or any of its Subsidiaries who are members of a union relating to their employment with MB or any of its Subsidiaries.

        6.15    Allowance for Loan Losses.    The allowance for loan losses reflected on MB's consolidated balance sheet as of September 30, 2003 included in the MB Securities Documents is, and will be in the case of MB consolidated balance sheets included in the MB Securities Documents filed after the date hereof, adequate, in the good faith opinion of the management of MB and the MB Board, as of their respective dates under GAAP and the requirements of all applicable Regulatory Authorities.

        6.16    No Undisclosed Liabilities.    Neither MB nor any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against MB or any of its Subsidiaries giving rise to any such liability or obligation) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of MB and its Subsidiaries or the notes thereto, except (i) for liabilities set forth or reserved against in the MB audited consolidated financial statements as of December 31, 2002 or the notes thereto which are included in MB's Securities Documents and (ii) liabilities and obligations occurring since December 31, 2002.

        6.17    Indemnification.    No action or failure to take action by any present or former director, advisory director, officer, employee or agent of MB or any of its Subsidiaries has occurred which would give rise to a material claim by any such Person for indemnification from MB or any of its Subsidiaries.

        6.18    Books and Records.    The corporate record books (other than stock ledgers and stock records) of MB and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the boards of directors and stockholders of MB and its Subsidiaries. The stock ledgers and stock records of MB and its Subsidiaries are complete and accurate and reflect all transactions in their capital stock. The accounting books and records of MB and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of MB and its Subsidiaries.

        6.19    Defaults.    Neither MB nor any of its Subsidiaries is in default in any obligation to be performed by it under any material agreement or commitment. To the knowledge of MB, no other party to any such material agreement or commitment is in default in any obligation to be performed by such party.

        6.20    Intellectual Property.    MB and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the businesses of MB and its Subsidiaries free and clear of all Liens. No claims, suits, actions or proceedings are pending, and to the knowledge of MB, no Person has threatened to commence any suit, action or proceeding, alleging that MB or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of MB, none of the Intellectual Property of MB and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of MB or any of its Subsidiaries with respect to any Intellectual Property of MB or any of its Subsidiaries. The Intellectual Property of MB and its Subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the Transactions.

        6.21    Risk Management Instruments.    All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MB's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (a) in accordance with prudent business practices and in compliance with all applicable laws, rules, regulations and regulatory policies and (b) with counter parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of MB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither MB nor any of its Subsidiaries, nor to the knowledge of MB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

        6.22    Fiduciary Responsibilities.    MB and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

        6.23    Disclosure Controls and Procedures.    To the extent required, MB and its Subsidiaries have had in place "disclosure controls and procedures" as defined in Rules 13a-15(c) and 15d-15(c) of the Exchange Act) to allow MB's management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of MB required under the Exchange Act.

        6.24    Takeover Laws.    This Agreement and the Transactions are not subject to the requirements of any Takeover Laws applicable to MB or any MB Subsidiary.

        6.25    Representations Not Misleading.    No representation or warranty by MB in this Agreement, or in any Exhibit or Schedule furnished to First SecurityFed or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VII
COVENANTS

        7.01    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each Party agrees to use, and shall cause each of its applicable Subsidiaries to use, its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions and shall cooperate fully with each other to that end. Such reasonable best efforts shall include, using reasonable best efforts to obtain all necessary consents, approvals or waivers from Regulatory Authorities necessary for the consummation of the Transactions.

        7.02    First SecurityFed Stockholder Approval.

          (a)   First SecurityFed agrees to take, in accordance with applicable law, the First SecurityFed Certificate and the First SecurityFed By-Laws, all action necessary to convene an appropriate meeting of its stockholders (including any adjournment or postponement thereof, the "First SecurityFed Meeting") to consider and vote upon the adoption of this Agreement as promptly as practicable after the Registration Statement is declared effective., but not later than 60 days after the Registration Statement becomes effective. The First SecurityFed Board (i) shall recommend adoption of this Agreement by the First SecurityFed stockholders, (ii) shall take all reasonable lawful action to solicit adoption of this Agreement by the First SecurityFed stockholders, and (iii) shall not (x) withdraw, modify or qualify in any manner adverse to MB such recommendation or (y) take any other action or make any public statement in connection with the First SecurityFed Meeting inconsistent with such recommendation (collectively, a "Change in Recommendation"), except as and to the extent expressly permitted by Section 7.02(b).

          (b)   Notwithstanding the foregoing, the First SecurityFed Board shall, prior to the First SecurityFed Meeting, be permitted to effect a Change in Recommendation solely in response to an Alternative Proposal, if and only to the extent that:

            (i)    The First SecurityFed Board, determines in good faith, after the receipt of advice from its outside counsel, that failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable Delaware law, and

            (ii)   Prior to effecting a Change in Recommendation: (A) First SecurityFed, its Subsidiaries and their respective Representatives shall have complied with Section 7.06, (B) the First SecurityFed Board shall have concluded in good faith that such Alternative Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by MB pursuant to clause (D) below, (C) First SecurityFed shall notify MB, at least 3 business days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to MB a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (D) First SecurityFed shall, and shall cause its financial and legal advisors to, during the period following First SecurityFed's delivery of the notice referred to in clause (C) above, negotiate with MB in good faith (to the extent MB desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal.

          (c)   If First SecurityFed has made a Change in Recommendation in accordance with the provisions of Section 7.02(b), it may, prior to the First SecurityFed Meeting, subject to the provisions of Section 9.01(h), enter into an acquisition agreement or similar agreement (a "Competing Acquisition Agreement") with respect to such Superior Proposal.

        7.03    Registration Statement and Proxy Statement.

          (a)   MB agrees to promptly prepare a registration statement on Form S-4 (the "Registration Statement") which, subject to compliance by First SecurityFed with Section 7.03(b), will comply in all material respects with applicable Securities Laws. The Registration Statement is to be filed by MB with the SEC in connection with the issuance of MB Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of First SecurityFed constituting a part thereof (the "Proxy Statement") and all related documents). First SecurityFed agrees to cooperate, and to cause its Subsidiaries, its counsel and its accountants to cooperate, with MB, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement; and provided that First SecurityFed and its Subsidiaries have cooperated as required above, MB agrees to file the Registration Statement (or the form of the Proxy Statement) in preliminary form with the SEC as promptly as reasonably practicable and shall use reasonable best efforts to cause such filing to occur within 60 days after execution of this Agreement. Each Party agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. MB also agrees to use reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required for the issuance of MB Common Stock in the Merger. First SecurityFed agrees to furnish to MB all information concerning First SecurityFed, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

          (b)   Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the First SecurityFed stockholders and at the time of the First SecurityFed Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement.

          (c)   MB agrees to advise First SecurityFed, promptly after MB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        7.04    Press Releases.    The initial press release announcing the Transactions will be a joint press release. Each Party agrees that thereafter it will not, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the Transactions, except as otherwise required by applicable law or regulation, NASD rules, or Nasdaq rules, whichever is applicable, and then only after making reasonable efforts to first consult with the other Party.

        7.05    Access; Information.

          (a)   First SecurityFed agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford MB and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to its and its Subsidiaries books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as MB or its Representatives may reasonably request and, during such period, it shall furnish as promptly as reasonable to MB or its Representatives (i) a copy of each material report, schedule and other document filed by it or any of its Subsidiaries pursuant to the requirements of federal or state securities or banking (or thrift) laws, and (ii) all other information concerning the business, properties and personnel of it and its Subsidiaries as MB or its Representatives may reasonably request. First SecurityFed shall also permit MB or its environmental consultant, at the sole expense of MB, to conduct phase I and phase II environmental audits, studies and tests on real property currently owned, controlled, leased or used by First SecurityFed or any of its Subsidiaries or upon which any of them have a Lien; provided however MB shall not conduct any subsurface or phase II environmental assessments on any such property unless the phase I environmental assessment (or in the absence thereof based upon the advise of MB's environmental consultant) indicates a reasonable basis for conducting further assessments, studies or testing. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at MB's sole expense), MB shall indemnify First SecurityFed and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition. First SecurityFed shall use reasonable best efforts to provide to MB, within 10 days after the date of this Agreement, copies of any phase I site assessments or other environmental reports in its or its Subsidiaries' possession or control (which have not been Previously Disclosed) with respect to any real property previously or currently owned, controlled, leased or used by First SecurityFed or any of its Subsidiaries or upon which any of them has a Lien. MB shall within 15 days after the date hereof give written notice to First SecurityFed of the identity of all real property for which it intends to conduct a phase I environmental study. Within 15 days after the date hereof MB shall engage an environmental consultant reasonably acceptable to First SecurityFed to perform such phase I environmental studies. MB shall use commercially reasonable efforts to cause its environmental consultant to complete and provide MB with its written phase I environmental report(s) or assessment(s) within 30 days after such consultant is retained. Promptly following the receipt of all phase I environmental reports or assessments (but not later than 15 days thereafter), MB shall order all applicable phase II environmental studies. Time is of the essence relating to the foregoing environmental matters.

          (b)   MB agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions. Subject to the requirements of law, MB will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to it, (ii) becomes available from other sources not known by MB to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of First SecurityFed or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated, MB shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to First SecurityFed and its Subsidiaries to be returned to First SecurityFed or certify as to their destruction. No investigation by MB or its Representatives of the business and affairs of First SecurityFed or its Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement of First SecurityFed in this Agreement, or any of the conditions to MB's obligation to consummate any of the Transactions.

          (c)   Notwithstanding anything contained herein to the contrary, neither First SecurityFed nor any of its Subsidiaries shall be required to provide access or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the Person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business.

        7.06    Alternative Proposal.    First SecurityFed agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' Representatives and affiliates not to, (a) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Alternative Proposal or (b) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any Person relating to, any Alternative Proposal; provided that, in the event First SecurityFed receives an unsolicited written bona fide Alternative Proposal and the First SecurityFed Board concludes in good faith that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal, First SecurityFed may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (b) above to the extent that the First SecurityFed Board concludes in good faith (after the receipt of advice from its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable Delaware law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section, First SecurityFed shall have entered into a confidentiality agreement with such third party on terms no less favorable to First SecurityFed than the confidentiality agreement previously entered into by the Parties. First SecurityFed will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than MB with respect to any Alternative Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Alternative Proposal. First SecurityFed will promptly (within one business day) advise MB following receipt of any Alternative Proposal of all of the material terms thereof (including the identity of the Person making such Alternative Proposal and in the case of a written bona fide Alternative Proposal, a copy thereof), and will keep MB apprised of any related developments, discussions and negotiations (including the terms and conditions of the Alternative Proposal) on a current basis.

        7.07    Affiliate Agreements.

          (a)   Not later than the 15th day prior to the mailing of the Proxy Statement, First SecurityFed shall deliver to MB a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the First SecurityFed Meeting, deemed to be an "affiliate" of First SecurityFed (each, a "First SecurityFed Affiliate") as that term is used in Rule 145 under the Securities Act or SEC, which schedule shall be updated at least monthly thereafter until the Effective Date.

          (b)   First SecurityFed will use reasonable best efforts to cause each Person who may be deemed to be a First SecurityFed Affiliate to execute and deliver to MB on or before the date of mailing of the Proxy Statement (or in the case of a Person who is not deemed to be a First SecurityFed Affiliate until a later date, then as soon as practicable after the date such Person is deemed to be an First SecurityFed Affiliate) an agreement in the form attached hereto as Exhibit D.

        7.08    Takeover Laws.    No Party shall take any action that would cause any of the Transactions to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

        7.09    Conforming Entries.

          (a)   First SecurityFed recognizes that MB and its Subsidiaries may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law, from and after the date hereof First SecurityFed shall consult and cooperate with MB with respect to conforming the loan and accounting policies and practices of First SecurityFed and its Subsidiaries to those policies and practices of MB and its Subsidiaries for financial accounting and/or income Tax reporting purposes, as specified in each case in writing from MB to First SecurityFed, based upon such consultation and subject to the conditions in Section 7.09(c); provided that First SecurityFed and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

          (b)   Subject to applicable law, First SecurityFed shall consult and cooperate with MB with respect to determining, as specified in a written notice from MB to First SecurityFed, based upon such consultation and subject to the conditions in Section 7.09(c), the amount and the timing for recognizing for financial accounting and/or income Tax reporting purposes of First SecurityFed's and First Security Federal Savings Bank's expenses of the Transactions; provided that First SecurityFed and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

          (c)   Subject to applicable law, First Security Fed and its Subsidiaries shall (i) make such conforming entries to conform the loan and accounting policies and practices of First Security Fed and its Subsidiaries to the policies and practices of MB and its Subsidiaries and (ii) recognize First SecurityFed's and First Security Federal Savings Bank's expenses of the Transaction for financial accounting and/or income Tax reporting purposes at such times as are reasonably requested in writing by MB, but in no event prior to the fifth day next preceding the Effective Date; provided, however, that on the date such entries are made and such charges and expenses are recognized, MB shall certify in writing to First SecurityFed that (i) all conditions to MB's obligations to consummate the Transactions as set forth in Sections 8.01 and 8.03 hereof (subject to the receipt of First SecurityFed's officer certificate pursuant to Section 8.03(e)) have been satisfied or waived, (ii) it is not aware of any fact or circumstance that would delay or prevent the completion of the Transactions, and (iii) it proposes the Effective Date to be within 5 business days; and provided, further, that, notwithstanding any other provision of this Section 7.09, First SecurityFed and its Subsidiaries shall not be required to take any action pursuant to this Section 7.09 that is not permitted under applicable law (including the Code), regulations, GAAP or regulatory guidance, whichever is applicable. In no event shall First SecurityFed be required to take any actions pursuant to this Section 7.09(c) until all of the conditions to its obligations in Sections 8.01 and 8.02 shall have been satisfied.

          (d)   No conforming entries or accruals or charges or expenses recognized at the written request of MB in accordance with this Section 7.09 may be a basis to assert a violation or a breach of a representation, warranty or covenant of First SecurityFed herein.

        7.10    Systems Integration.    Subject to Section 7.05(b) and (c) hereof, from and after the date hereof, First SecurityFed shall cause First Security Federal Savings Bank and its directors, officers and employees to, and shall make all reasonable efforts to cause First Security Federal Savings Bank's data processing service providers to, cooperate and assist MB Bank in connection with an electronic and systematic conversion of all applicable data regarding First Security Federal Savings Bank to MB Bank's system of electronic data processing. In furtherance of, and not in limitation of, the foregoing, First Security Fed shall cause First Security Federal Savings Bank to make reasonable arrangements during normal business hours to permit Representatives of MB Bank to train First Security Federal Savings Bank employees in MB Bank's system of electronic data processing.

        7.11    Listing.    MB agrees to use its best efforts to list, prior to the Effective Date, on the Nasdaq Stock Market, subject to official notice of issuance, the shares of MB Common Stock to be issued in the Merger.

        7.12    Regulatory Applications.

          (a)   Each Party shall, and shall cause its Subsidiaries to, cooperate and use reasonable best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and shall use reasonable best efforts to file within 30 days of the date hereof, the applications necessary to obtain the permits, consents, approvals and authorizations of all Regulatory Authorities necessary to consummate the Transactions. Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other Party, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions.

          (b)   Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority.

        7.13    Current Information and Attendance at Board Meetings.

          (a)   During the period from the date hereof to the Effective Date, First SecurityFed shall, upon the request of MB, cause one or more of its designated officers to confer on a monthly or more frequent basis with officers of MB regarding the financial condition, operations and business of First SecurityFed and its Subsidiaries and matters relating to the completion of the Transactions. As soon as reasonably available, but in no event more than 5 business days after filing, First SecurityFed will deliver to MB all reports filed by it or any of its Subsidiaries with any Regulatory Authority subsequent to the date hereof including all financial and thrift reports filed with the OTS and the FDIC. First SecurityFed will also deliver to MB as soon as practicable all quarterly and annual financial statements of First SecurityFed and its Subsidiaries prepared with respect to periods ending subsequent to September 30, 2003. As soon as practicable after the end of each month, First SecurityFed will deliver to MB in electronic form (a) the monthly deposit and loan trial balances of First Security Federal Savings Bank, (b) the monthly analysis of First Security Federal Savings Bank's investment portfolio, and (c) monthly balance sheet and income statement of First SecurityFed and its Subsidiaries.

          (b)   The Chief Executive Officer and/or Chief Financial Officer of MB shall be invited and entitled to attend all meetings of the First SecurityFed Board and the board of directors of First Security Federal Savings Bank; provided however, such individuals shall be excluded from any portions of such meetings involving discussions relating to an Alternative Proposal or discussions relating to matters which are otherwise deemed by the First SecurityFed Board to be confidential. Board packages and notices shall be submitted by First SecurityFed and First Security Federal Savings Bank to the Chief Executive Officer and Chief Financial Officer of MB simultaneously with their submission to board members; provided confidential information may be excluded therefrom.

        7.14    Officers' and Directors' Insurance; Indemnification.

          (a)   For at least three years from and after the Effective Date, MB shall maintain officers' and directors' liability insurance covering the Persons who are presently covered by First SecurityFed's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least as favorable as the terms of said current policy, provided that it shall not be required to expend in the aggregate during the coverage period more than an amount equal to 150% of the annual premium most recently paid by First SecurityFed (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and further provided that if MB is unable to maintain or obtain the insurance called for by this Section 7.14(a), MB shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount which may be in the form of tail coverage, or may request First SecurityFed to obtain such tail coverage at First SecurityFed's expense prior to the Effective Date; provided, further, that officers and directors of First SecurityFed or its Subsidiaries may be required to make application and provide customary representations and warranties to MB's insurance carrier for the purpose of obtaining such insurance.

          (b)   For a period of six years from and after the Effective Date, MB shall, and shall cause its Subsidiaries to, maintain and preserve the rights to indemnification of First SecurityFed's and its Subsidiaries' officers, employees, directors and agents to the maximum extent permitted by any of the First SecurityFed Certificate, First SecurityFed By-Laws and the charter and bylaws of First Security Federal Savings Bank and applicable law as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including the Transactions, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Regulatory Authorities.

          (c)   In connection with the indemnification provided pursuant to Section 7.14(b), MB and/or an MB Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified Person to the fullest extent permitted by law and Regulatory Authorities, including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified Person or multiple indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to MB and (ii) will cooperate in the defense of any such matter.

          (d)   This Section 7.14 shall survive the Effective Time, is intended to benefit each indemnified Person (each of whom shall be entitled to enforce this Section against MB), and shall be binding on all successors and assigns of MB.

          (e)   In the event MB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of MB assume the obligations set forth in this Section 7.14.

          (f)    MB shall pay all expenses (including attorneys' fees) that may be reasonably incurred by any indemnified Person in enforcing the indemnity and other obligations provided for in this Section 7.14 if the indemnified Person is successful in whole or any material part or if any dispute relating thereto is settled or compromised.

        7.15    Benefit Plans.

          (a)   Except as otherwise provided in this Agreement, at the Effective Time, MB or one of its Subsidiaries shall be substituted for First SecurityFed or a First SecurityFed Subsidiary under the First SecurityFed Employee Plans as Previously Disclosed and in effect immediately prior to the Effective Time and MB or one of its Subsidiaries shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in First SecurityFed or the applicable First SecurityFed Subsidiary with respect to each such First SecurityFed Employee Plan. Except as otherwise provided in this Agreement, each such First SecurityFed Employee Plan shall, to the extent permitted thereunder and by applicable law, be continued in effect by MB or an applicable MB Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Transactions, subject to the power reserved to MB and each of its Subsidiaries to subsequently amend or terminate any such First SecurityFed Employee Plan, which amendment or termination shall comply with applicable law.

          (b)   First SecurityFed shall take all necessary action to terminate the ESOP as of the Effective Time. In connection with such termination, First SecurityFed shall (a) be permitted to make such amendments to the ESOP to maximize the allocation of remaining unallocated shares (or the Cash Distribution to be received in exchange therefor) as earnings to participants after retirement of the ESOP Loan, to the extent permitted by applicable law (including the Code) and (b) use reasonable best efforts to file with the IRS an application for determination letter with respect to the ESOP termination as soon as practicable after the date hereof. During the period prior to the Effective Date, First SecurityFed and its Subsidiaries shall be permitted to make cash contributions to the ESOP consistent with past practice on regularly scheduled payment dates and in regularly scheduled amounts.

          (c)   MB shall provide, or cause an MB Subsidiary to provide, to each continuing full time employee of First SecurityFed and its wholly-owned Subsidiaries (the "Continuing Employees") the opportunity to participate without a waiting period (except in the case of a qualified plan, participation shall commence on the next entry date, which shall not be later than 90 days after the Effective Date) in each employee benefit and welfare plan maintained by MB or an MB Subsidiary, whichever is applicable, which is generally available to its full time employees on a uniform and non-discriminatory basis, provided that with respect to such plans maintained by MB or an MB Subsidiary, whichever is applicable, Continuing Employees shall be given credit for their past service with First SecurityFed or a First SecurityFed Subsidiary in determining eligibility for participation and vesting in benefits thereunder, and only with respect to severance and vacation plans, accrual of benefits. Continuing Employees shall not be subject to any waiting periods under the group health plan of MB or any applicable MB Subsidiary to the extent that such periods are longer than the periods imposed under the applicable First SecurityFed group health plan and MB shall use its reasonable efforts to cause its health insurance carrier to cover pre-existing conditions that were previously covered for a Continuing Employee under the First SecurityFed health plan. To the extent that the initial period of coverage for Continuing Employees under any plan of MB or a MB Subsidiary, whichever is applicable, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding First SecurityFed welfare plan during the balance of such 12-month period of coverage. Nothing contained herein shall obligate MB or any MB Subsidiary to provide or cause to be provided any benefits duplicative to those provided under any benefit or welfare plan continued pursuant to Section 7.15(a), including extending participation in any plan which is a qualified plan relative to any period of time with respect to which allocations are made to Continuing Employees under any qualified plan maintained or sponsored by First SecurityFed or a First SecurityFed Subsidiary. Nothing herein shall alter the power of MB or any MB Subsidiary to amend or terminate any benefit or welfare plans of MB, First SecurityFed or their respective Subsidiaries. Moreover, this subsection 7.15(c) shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at MB or any MB Subsidiary.

          (d)   Until the Effective Time, First SecurityFed or a First SecurityFed Subsidiary, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") and 215 ILCS 5/367.2 with respect to qualified beneficiaries of First SecurityFed or a First SecurityFed Subsidiary, whichever is applicable, who incur a qualifying event before the Effective Time. MB or an MB Subsidiary, whichever is applicable, shall be liable for (i) all obligations for continued health coverage under COBRA and 215 ILCS 5/367.2 with respect to each qualified beneficiary of First SecurityFed or a First SecurityFed Subsidiary who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA and 215 ILCS 5/367.2 from and after the Effective Time for each qualified beneficiary of First SecurityFed or a First SecurityFed Subsidiary who incurs a qualifying event before the Effective Time.

        7.16    Change in Control Agreements, Stay Bonus Program, Accrued Vacation and Sick Time, General Severance Program, CEO Employment Agreement, CEO Consulting and Noncompetition Agreement and Director Noncompetition Agreements.    At the Effective Time, MB shall, or shall cause MB Bank to, assume and honor the Change in Control Agreements in accordance with their respective terms; provided however, in the case of each of Harry I. Kucewicz and Paul Bandriwsky, if he ceases full time employment at the Effective Time or within 2 years thereafter he shall be entitled to the benefits set forth in Section 3 of his Change in Control Agreement including the acceleration of any stock based awards, subject to the limitations set forth in Section 4 of his Change in Control Agreement and reduction for stay bonus payments. At the Effective Time, MB shall, or it shall cause MB Bank to, offer participation in a stay bonus program to certain officers of First Security Federal Savings Bank as Previously Disclosed. The participants in the stay bonus program shall be deemed to be third party beneficiaries of the terms and provisions thereof and shall be entitled to enforce the terms thereof against MB. MB shall cause MB Bank to assume and honor the accrued but unused vacation and sick time of Continuing Employees that (a) has been carried over from calendar year 2003 and (b) has been accrued as a liability by First SecurityFed and/or its Subsidiaries for financial reporting as of December 31, 2003. Each full time employee of First Security Federal Savings Bank who is employed immediately prior to the Effective Time and who is (x) not entitled to receive any form of severance under any agreement or policy of First Security Federal Savings Bank and (y) experiences an involuntarily termination of employment without cause at the Effective Time or within one year thereafter shall be entitled to receive a severance payment at the time of his involuntary termination of employment without cause within such one year period equal to one week's salary multiplied by the number of years of his continuous, uninterrupted full time employment with First Security Federal Savings Bank and MB Bank, less applicable withholding taxes; provided the minimum severance shall equal four week's salary and the maximum severance shall not exceed one year's salary; and provided further, such employee executes a written release in favor of MB Bank and First Security Federal Savings Bank releasing them from any and all liability and obligations relating to the employee's employment. At the Effective Time, the current Chief Executive Officer of First SecurityFed and First Security Federal Savings Bank shall (a) cease full time employment, (b) if he ceases full time employment at such time, be entitled to the change in control benefit provided in Section 7(d), subject to the limitations set forth in Section 8, of the CEO Employment Agreement, provided he tenders a written release to MB, in form and substance reasonably satisfactory to MB, relating to the CEO Employment Agreement and his employment with First SecurityFed and its Subsidiaries, and (c) thereafter perform services on behalf of MB Bank pursuant to the CEO Consulting and Noncompetition Agreement and abide by his covenants and obligations contained therein. The Director Noncompetition Agreements shall become effective at the Effective Time.

        7.17.    Election of Additional MB Bank Directors.    Prior to the Effective Date, MB shall take all necessary action to cause each of Paul Nadzikewycz and Julian E. Kulas to be elected as a member of the board of directors of MB Bank as of the Effective Time, for a term expiring in 2005 and each of them shall have the right to become a member of the board of directors of MB Bank at the Effective Time, so long as each of them is qualified to serve at such time. MB shall cause such individuals to be nominated and elected to an additional 1 year term of service on the board of directors of MB Bank, provided the taking of such action is consistent with the fiduciary duties of the MB Board and such individuals are otherwise qualified to serve.

        7.18    Advisory Board.    At or prior to the Effective Time, MB shall cause MB Bank to establish an advisory board for an initial term of 6 months to assist MB Bank in serving the customers and communities presently being served by First Security Federal Savings Bank. Each member of the First SecurityFed Board shall be offered a position on the advisory board. The advisory board shall hold at least one meeting every other month. Advisory board members shall serve without compensation. However, if MB Bank elects to continue the advisory board beyond its initial 6 month term, then in that event, advisory directors (other than those who are members of the board of directors of MB Bank) shall be entitled to receive fees for the attendance of meetings as determined from time to time by MB Bank.

        7.19    Heritage Foundation.    Prior to the Effective Time, First Security Federal Savings Bank shall be entitled to make a commitment to the Heritage Foundation for an unrestricted cash contribution in the amount of $1,000,000 less the aggregate of (a) contribution amounts to the Heritage Foundation accrued by First SecurityFed or any of its Subsidiaries after September 30, 2003, and/or contribution amounts otherwise committed to the Heritage Foundation by First SecurityFed or any of its Subsidiaries; (b) unrestricted contributions made by other Persons to the Heritage Foundation prior to the expiration of 90 days after the Effective Time, which were initiated or induced by the actions of MB, its Subsidiaries or any of their respective Representatives as reasonably documented by MB; and (c) the economic value of other forms of grants, contributions, or commitments, which are determined to be acceptable by the Board of the Heritage Foundation to reduce the commitment obligation of First Security Federal Savings Bank under this Section 7.19 prior to the expiration of 90 days after the Effective Time, made by other Persons to the Heritage Foundation or projects funded by the Heritage Foundation, which were initiated or induced by the actions of MB, its Subsidiaries or any of their Representatives as reasonably documented by MB. The form of the commitment to be made by First Security Federal Savings Bank to the Heritage Foundation shall be subject to the prior written approval of MB, which shall not be unreasonably withheld or delayed. MB agrees to cause MB Bank to honor the aforesaid commitment of First Security Federal Savings Bank, to the extent made by First Security Federal Savings Bank, and cause it to be satisfied and paid within 90 days after the Effective Time.

        7.20    First SecurityFed Stock Options.

          (a)   At the Effective Time, by virtue of the Merger or the Cash-Out Merger, whichever is applicable, and without any action on the part of any holder of a First SecurityFed Stock Option, each First SecurityFed Stock Option that is outstanding and unexercised immediately prior to the Effective Time will be converted into and become an option to purchase MB Common Stock (each an "Assumed Option") on the same terms and conditions as are in effect with respect to the First SecurityFed Stock Option immediately prior to the Effective Time, except that (a) each such Assumed Option may be exercised solely for shares of MB Common Stock, (b) the number of shares of MB Common Stock subject to such Assumed Option will be equal to the number of shares of First SecurityFed Common Stock subject to such First SecurityFed Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (c) the per share exercise price under each such Assumed Option will be adjusted by dividing the per share exercise price of the First SecurityFed Stock Option by the Exchange Ratio, and rounding up or down to the nearest cent. It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any First SecurityFed Stock Option which is an "incentive stock option". As soon as practicable after the Effective Time, MB shall file an appropriate registration statement with respect to the shares of MB Common Stock subject to Assumed Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. At all times after the Effective Time, MB shall reserve for issuance such number of shares of MB Common Stock as necessary to permit the exercise of Assumed Options.

          (b)   Not later than 10 days prior to the anticipated Effective Date, First SecurityFed shall be entitled to make a written offer to the holders of vested First SecurityFed Stock Options permitting such holders to irrevocably elect to have all or a designated number of their First SecurityFed Stock Options cashed out and cancelled at the Effective time for a per share cancellation price equal to $35.25 less the exercise price per share. In order to be binding, the written irrevocable election of an optionholder must be received by First SecurityFed not later than the 2nd day prior to the anticipated Effective Date. Each of the written offer notice to be issued by First SecurityFed and the written election document to be delivered by optionholders shall be in form and substance satisfactory to MB.

        7.21    RRP and Unvested RRP Shares.    Prior to the Effective Date, the First SecurityFed Board shall take all necessary action to terminate the RRP and cancel the Unawarded RRP Shares. Notwithstanding the termination of the RRP, any Unvested RRP Shares outstanding immediately prior to the Effective Time shall at the Effective Time represent a right to receive MB Common Stock based upon the Exchange Ratio and subject to the terms of the award agreement applicable to such Unvested RRP Shares between First SecurityFed and the holder thereof, as in effect on the date of this Agreement (as Previously Disclosed).

        7.22    Notification of Certain Matters.    Each of First SecurityFed and MB shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (b) has caused or constituted, or could reasonably cause or constitute, a breach of (i) any of its representations or warranties as of the date of this Agreement, or (ii) any of its covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; and provided further that a failure to comply with this Section 7.22 shall not constitute a failure to satisfy any condition set forth in Article VIII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to satisfy a condition set forth in Article VIII.

        7.23    Litigation Matters.    First SecurityFed will consult with MB about any proposed settlement, or any disposition of, any material litigation affecting First SecurityFed or any of its Subsidiaries.

        7.24    Fiserv Contract.    First Security Federal Savings Bank is a party to an accounts processing and software products agreement with Fiserv Solutions, Inc. dated March 23, 1998 (the "Fiserv Contract"). The Fiserv Contract commenced on August 8, 1998. Within 10 business days after the date of this Agreement, First Security Federal Savings Bank shall give written notice of non-renewal of the Fiserv Contract to Fiserv Solutions, Inc., which notice shall be pre-approved by MB as to form and substance.

        7.25    Section 16 Matters.    Prior to the Effective Time, MB and First SecurityFed shall take all reasonable steps as may be required to cause any dispositions of First SecurityFed Common Stock (including derivative securities with respect to First SecurityFed Common Stock) or acquisitions of MB Common Stock resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to First SecurityFed to be exempt under Rule 16b-3 promulgated under the Exchange Act. First SecurityFed agrees to promptly furnish MB with all requisite information necessary for MB to take the actions contemplated by this Section 7.25.

        7.26    Philadelphia, Pennsylvania Branch.    MB does not have any present intention to close or relocate the Philadelphia, Pennsylvania branch office of First Security Federal Savings Bank. To the extent permitted by law and Regulatory Authority, MB or MB Bank (if the Philadelphia, Pennsylvania branch is merged into MB Bank pursuant to the Subsidiary Transaction) shall cause such branch office to be operated under the trade name "First Security Federal Savings Bank", "First Security Bank" or words of similar import, for a transition period after the Effective Time of not less than 1 year, unless MB reasonably determines that the data processing and associated operating costs relating to the maintenance of a separate trade name are too expensive.

ARTICLE VIII
CONDITIONS PRECEDENT

        8.01    Conditions Precedent—Parties.    The obligations of the Parties to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date.

          (a)   The adoption of this Agreement by the stockholders of First SecurityFed owning a majority of the issued and outstanding First SecurityFed Common Stock.

          (b)   All approvals and consents from any Regulatory Authority which are required for the completion of the Transactions shall have been received and all statutory waiting periods in respect thereof shall have expired; provided, however, that no required approval or consent of any Regulatory Authority shall be deemed to have been received if it shall include any non-standard, unduly burdensome condition or requirement that, in the aggregate, would so materially reduce the economic or business benefits of the Transactions to MB that had such condition or requirement been known, MB, in its reasonable judgment, would not have entered into this Agreement.

          (c)   None of the Parties or any of their Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, prevents or makes illegal completion of any of the Transactions.

          (d)   No proceeding initiated by any Government Authority seeking an order, injunction or decree to be issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of any of the Transactions shall be pending or threatened.

          (e)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f)    All permits and other authorizations under state securities laws necessary to consummate the Merger or the Cash-Out Merger, whichever is applicable, and to issue the shares of MB Common Stock in the Merger shall have been received and shall be in full force and effect.

          (g)   The shares of MB Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

          (h)   Each Party shall have obtained all other permits, authorizations, waivers, approvals and consents required for the lawful consummation of the Transactions.

        8.02    Conditions Precedent—First SecurityFed.    The obligations of First SecurityFed to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date unless waived by First SecurityFed pursuant to Section 9.04 hereof.

          (a)   The representations and warranties of MB set forth in Article VI hereof (a) shall be true and correct in all material respects as of the date of this Agreement; and (ii) shall be true and correct as of the Effective Date as though made anew as of the Effective Date, unless the representation and warranty relates only to a specified earlier date; provided however, in the case of clause (ii), inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on MB; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

          (b)   MB shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement at or prior to the Effective Date.

          (c)   MB shall have delivered to First SecurityFed a certificate, dated the Effective Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 8.02(a) and (b) have been satisfied.

        8.03    Conditions Precedent—MB.    The obligations of MB to effect the Transactions shall be subject to satisfaction of the following conditions at or prior to the Effective Date unless waived by MB pursuant to Section 9.04 hereof.

          (a)   The representations and warranties of First SecurityFed set forth in Article V hereof (a) shall be true and correct in all material respects as of the date of this Agreement; and (ii) shall be true and correct as of the Effective Date as though made anew as of the Effective Date, unless the representation and warranty relates only to a specified earlier date; provided however, in the case of clause (ii), inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on First SecurityFed; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

          (b)   First SecurityFed shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement at or prior to the Effective Date.

          (c)   First SecurityFed shall have obtained the written consent (without payment of any fee, penalty or compensation therefor) from each Person who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation Previously Disclosed pursuant to Section 5.04(b).

          (d)   Dissenting Shares represent less than 10% of the outstanding First SecurityFed Common Stock.

          (e)   First SecurityFed shall have delivered to MB a certificate, dated the Effective Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 8.03(a) through 8.03(d) have been satisfied.

ARTICLE IX
TERMINATION, WAIVER AND AMENDMENT

        9.01    Termination.    This Agreement may be terminated at any time prior to the Effective Time by a Party or the Parties (based upon action of its or their Board(s) of Directors) as follows:

          (a)   by the mutual consent in writing of the Parties;

          (b)   by MB in writing if First SecurityFed has, or by First SecurityFed in writing if MB has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein such that the conditions set forth in Section 8.02(a) or (b), or Section 8.03(a) or (b), whichever is applicable, would not be satisfied, unless such breach has been cured within 30 days after written notice of such breach; provided that a Party which is then in material breach of any of its representations, warranties, covenants or undertakings under this Agreement shall not be entitled to be a terminating Party hereunder;

          (c)   by either Party in writing (i) if any application for prior approval of a Regulatory Authority which is necessary to consummate any of the Transactions is denied or withdrawn at the request or recommendation of the Regulatory Authority which must grant such approval, provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of such Party to perform or observe its covenants and agreements set forth herein, or (ii) if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the any of the Transactions;

          (d)   by either Party in writing if the stockholders of First SecurityFed do not adopt this Agreement at the First SecurityFed Meeting, provided a termination pursuant to Section 9.01(g) (iii) shall supercede and take precedent over any termination pursuant to this subsection (i.e., the termination pursuant to this subsection shall not be effective);

          (e)   by MB in writing within 5 business days after its receipt of environmental reports, assessments or studies pursuant to Section 7.05 concluding that First SecurityFed and/or any of its Subsidiaries could reasonably be required to expend in excess of $1,000,000 for clean up, remediation or penalties relating to Materials of Environmental Concern; provided, however, that First SecurityFed may notify MB in writing within 5 business days after receipt of MB's termination notice under this Section 9.01(e) that it disagrees with the estimated remediation costs or penalty projections contained in the environmental reports, assessments or studies, and proposes an independent review of such matters at its own expense by one of at least three independent experts (each an "Independent Expert") it reasonably proposes to conduct the review. In the event

  First SecurityFed gives timely written notice, MB's attempted termination under this Section 9.01(e) shall not be effective unless and until an Independent Expert selected by MB from the list provided by First SecurityFed concludes that the remediation costs and/or the penalty projections contained in the original environmental reports, assessments or studies are more likely than not accurate based on past actions by the relevant Governmental Authority, any available government guidance or regulations and the experience of the Independent Expert.

          (f)    by either Party in writing if the Effective Time has not occurred by the close of business on September 30, 2004, provided that a Party which is then in material breach of any of its representations, warranties, covenants or obligations shall not be entitled to be a terminating Party hereunder;

          (g)   by MB in writing if (i) the First SecurityFed Board fails to call and hold the First SecurityFed Meeting within 60 days after the Registration Statement has been declared effective by the SEC, or (ii) First SecurityFed has made a Change in Recommendation; or

          (h)   by First SecurityFed in writing prior to the First SecurityFed Meeting in order to concurrently enter into a Competing Acquisition Agreement; provided First SecurityFed shall, prior to the termination of this Agreement pursuant to this subsection, have paid the Termination Fee to MB.

        9.02    Effect of Termination.    In the event that this Agreement is terminated pursuant to Section 9.01 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 7.05(b), to expenses set forth in Section 10.01, to the Termination Fee set forth in Section 9.06, to relief under Section 9.07, and this Section 9.02, shall survive any such termination.

        9.03    Survival or Non-Survival of Representations, Warranties and Covenants.    All representations, warranties, covenants and agreements of the Parties set forth herein shall expire at the Effective Time other than those covenants and agreements which by their expressed terms are to be performed after the Effective Time.

        9.04    Waiver.    Either Party by written instrument approved by its Board of Directors (or an executive officer pursuant to delegated authority) and signed by an executive officer of such Party, may at any time (whether before or after adoption of this Agreement by the stockholders of First SecurityFed) extend the time for the performance of any of the obligations or other acts of the other Party and may waive (a) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other Party, (c) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (d) the performance by the other Party of any of its obligations set forth herein; provided that any such waiver granted, or any amendment or supplement pursuant to Section 9.05 hereof executed, after the stockholders of First SecurityFed have adopted this Agreement, shall not modify either the amount or form of the consideration to be paid in the Merger or Cash-Out Merger, whichever is applicable, or otherwise materially adversely affect such stockholders without the approval of the stockholders to the extent required by applicable law.

        9.05    Amendment or Supplement.    This Agreement may be amended or supplemented at any time by mutual written agreement of the Parties, subject to the proviso to Section 9.04 hereof. Any such amendment or supplement must be in writing and, if entered into by a Party, must be authorized by or under the direction of its Board of Directors.

        9.06    Termination Fee.    MB shall be entitled to $5,916,000 in cash from First SecurityFed, as an agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of MB against First SecurityFed (the "Termination Fee"), payable on demand (or as otherwise provided below) in immediately available funds, upon the occurrence of any of the following:

          (a)   a termination of this Agreement by MB pursuant to Section 9.01(g);

          (b)   a termination of this Agreement by First SecurityFed pursuant to Section 9.01(h), in which case the Termination Fee shall be paid as a condition of and immediately prior to the termination of this Agreement;

          (c)   the entering into a binding letter of intent or definitive agreement by First SecurityFed or First Security Federal Savings Bank relating to a change in control of First Security Federal Savings Bank, First Security Federal Savings Bank or a substantial portion of the assets of either of them (by merger, consolidation, stock purchase, bulk sale of assets or otherwise) within 1 year after the termination of this Agreement by MB pursuant to Section 9.01(b) if and only if MB is not entitled to relief under Section 9.07(a);

          (d)   the consummation of transaction involving a change in control of First SecurityFed, First Security Federal Savings Bank or a substantial portion of the assets of either of them (by merger, consolidation, tender offer, stock purchase, bulk sale of assets or otherwise) within 18 months after the termination of this Agreement by MB pursuant to Section 9.01(b) if and only if MB is not entitled to relief under Section 9.07(a); or

          (e)   the consummation of transaction involving a change in control of First SecurityFed, First Security Federal Savings Bank or a substantial portion of the assets of either of them (by merger, consolidation, tender offer, stock purchase, bulk sale of assets or otherwise) within 18 months after the termination of this Agreement pursuant to Section 9.01(d) if and only if an Alternative Proposal arises prior to the date of the First SecurityFed Meeting at which the First SecurityFed stockholders voted against the adoption of this Agreement.

        Upon payment of the Termination Fee, First SecurityFed shall have no further liability to MB under this Agreement or otherwise related to the Transactions.

        9.07    Relief for Willful Breach; Specific Performance.

          (a)   In the event that this Agreement is terminated pursuant to Section 9.01(b) on account of the willful material breach by a Party, then the non-breaching Party shall be entitled to such remedies and relief against the breaching Party as are available at law or in equity (with all remedies being cumulative).

          (b)   The Parties agree that, in the event of any breach or threatened breach (whether or not willful or material) by a Party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision and (ii) an injunction restraining such breach or threatened breach.

ARTICLE X
MISCELLANEOUS

        10.01    Expenses.    Each Party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the Transactions including fees and expenses of its accountants and counsel. MB shall pay all filing and related fees to the SEC relating to the Registration Statement. All mailing and printing costs relating to the Proxy Statement shall be paid by First SecurityFed. All mailing and printing costs relating to the Election Forms and Transmittal Materials shall be paid by MB.

        10.02    Entire Agreement.    This Agreement including the Exhibits and Schedules hereto contains the entire agreement among the Parties with respect to the Transactions and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors in interest. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties and their respective successors in interest, any rights, remedies, obligations or liabilities, except as expressly provided herein.

        10.03    No Assignment.    None of the Parties may assign any of its rights or obligations under this Agreement to any other Person, except by operation of law.

        10.04    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

        If to First SecurityFed:

First SecurityFed Financial, Inc. 936 North Western Avenue Chicago, Illinois 60622 Fax: (773) 772-0487
Attention:	Julian E. Kulas President and Chief Executive Officer

        With a copy to:

Jenkens & Gilchrist 901 15th Street, N.W. Suite 900 Washington, DC 20005 Fax: (202) 326-1555 Attention: Kip A. Weissman

        If to MB:

MB Financial, Inc. 801 West Madison Street Chicago, Illinois 60607 Fax No.: (773) 278-0092
Attention:	Mitchell Feiger President and Chief Executive Officer

        With a copy to:

Silver, Freedman & Taff LLP 1700 Wisconsin Avenue., N.W. Washington, D.C. 20007 Fax: (202) 337-5502
Attention:	Barry Taff

        10.05    Interpretation.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        10.06    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        10.07    Governing Law.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction.

          (b)   Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the Circuit Court for Cook County, Illinois or the United States District Court for the Northern District of Illinois (the "Chosen Court") and solely in connection with claims arising under this Agreement or the Transactions (1) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (2) waives any objection to laying venue in any such action or proceeding in the Chosen Court, and (3) to the fullest extent permitted by law, waives any objection that the Chosen Court is an inconvenient forum or do not have jurisdiction over any party hereto.

        10.08    Severability.    Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

*    *    *    *    *

        The Parties have executed this Agreement in counterparts, all as of the day and year first above written.

FIRST SECURITYFED FINANCIAL, INC.
By:	/s/ JULIAN E. KULAS Authorized Officer
MB FINANCIAL, INC.
By:	/s/ MITCHELL FEIGER Authorized Officer

EXHIBIT A

Support Agreement

January 9, 2004

MB Financial, Inc.
1200 North Ashland Avenue
Chicago, IL 60622

Attention: Mitchell Feiger, President and Chief Executive Officer

Dear Julian:

        The undersigned (the "Stockholder") owns shares, either of record or beneficially, of the common stock of First SecurityFed Financial, Inc. ("First SecurityFed"). The Stockholder understands that you, MB Financial, Inc. ("MB") are simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") with First SecurityFed providing for, among other things, the merger of First SecurityFed with MB or a subsidiary of MB (the "Merger"), in which the outstanding shares of common stock of First SecurityFed will be exchanged for common stock of MB and/or cash, or alternatively, solely for cash.

        The Stockholder is entering into this Support Agreement to induce MB to simultaneously enter into the Merger Agreement.

        The Stockholder confirms his, her or its agreement with MB as follows:

        1.     The Stockholder represents and warrants that the Stockholder is the record or beneficial owner (other than shares held in a fiduciary capacity for others) of that number of shares of common stock of First SecurityFed which is set forth opposite the Stockholder's signature on this Support Agreement (the "Existing Shares").

        2.     The Stockholder agrees that he, she or it will not, and will not permit any company, trust or other entity controlled by the Stockholder to, contract to sell, sell or otherwise transfer or dispose of any of the Existing Shares, or any shares of common stock of First SecurityFed subsequently acquired or beneficially owned by the Stockholder (the "Additional Shares" and together with the Existing Shares, collectively, the "Shares") other than (i) pursuant to a transfer where the transferee has agreed in writing to abide by the terms of this Support Agreement in a form reasonably satisfactory to MB or (ii) for transfers by will or operation of law; provided, however, that nothing in this Support Agreement shall prevent the Stockholder from discharging his or her fiduciary duties as a member of the Board of Directors of First SecurityFed.

        3.     The Stockholder agrees to vote (or cause to be voted) all of the Shares in favor of the adoption of the Merger Agreement at any meeting of stockholders of First SecurityFed called to consider and vote on such matters; provided, however, that nothing in this Support Agreement shall prevent the Stockholder from discharging his or her fiduciary duties as a member of the Board of Directors of First SecurityFed.

        4.     The Stockholder represents and warrants to MB that (a) the Stockholder has full legal capacity, power and authority to enter into and perform this Support Agreement, and (b) this Support Agreement is the legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        5.     It is a condition to the effectiveness of this Support Agreement that the Merger Agreement shall have been executed.

EXA-1

        6.     This Support Agreement shall automatically terminate upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the adoption of the Merger Agreement by the stockholders of First SecurityFed.

        7.     This Support Agreement may not be amended, modified or supplemented except in writing by the parties hereto.

        8.     This Support Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

        9.     The parties agree that, if any provision of this Support Agreement shall under any circumstances be deemed invalid or inoperative, this Support Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

        10.   This Support Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        11.   The validity, construction, enforcement and effect of this Support Agreement shall be governed by the laws of the State of Delaware.

        12.   This Support Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors. This Support Agreement shall survive the death or incapacity of the Stockholder.

        13.   The Stockholder agrees that, in the event of his, her or its breach of any of the terms of this Support Agreement, MB shall be entitled to such remedies and relief against the Stockholder as are available at law or in equity. The Stockholder acknowledges that there is not an adequate remedy at law to compensate MB for a violation of this Support Agreement, and irrevocably waives, to the extent permitted by law, any defense that he, she or it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The Stockholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

        Please confirm that the foregoing correctly states the understanding between the Stockholder and MB by signing and returning to the Stockholder a counterpart hereof.

SIGNATURE OF STOCKHOLDER:
Number of Shares:	Very truly yours,
(Signature)
(Identify fiduciary capacity of Stockholder, if applicable)
(Print Name of Stockholder)
(Print Name of Trust, if applicable)
Accepted and Agreed to as of this day of January, 2004:
MB FINANCIAL, INC.
By:	Authorized Officer

EXA-2

EXHIBIT B

RESIGNATION, NONCOMPETITION, NON-SOLICITATION AND
CONFIDENTIALITY AGREEMENT

        This Resignation, Non-Competition, Non-Solicitation and Confidentiality Agreement (this "Agreement") is entered into this 9th day of January, 2004 (but shall be effective at the Effective Time (as hereinafter defined")) by and between MB Financial, Inc. ("MB") and                        (the "Director").

        WHEREAS, the Director is a member of the board(s) of directors of First SecurityFed Financial, Inc. ("First SecurityFed") and/or First Security Federal Savings Bank;

        WHEREAS, the Director is the owner and/or optionholder of shares of the common stock of First SecurityFed;

        WHEREAS, First SecurityFed is simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") with MB providing for, among other things, the merger of First SecurityFed with MB or a subsidiary of MB (the "Merger");

        WHEREAS, the Director is entering into this Agreement to induce MB to simultaneously enter into the Merger Agreement; and

        WHEREAS, the Director will derive significant pecuniary benefit from the consummation of the Merger by virtue of the Director being the owner and/or optionholder of shares of common stock of First SecurityFed.

        NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, MB and the Director hereby agree as follows:

        1.     The Director does hereby resign as a member of the board of directors of First SecurityFed and/or First Security Federal Savings Bank, as applicable, at the effective time of the consummation of the Merger (the "Effective Time").

        2.     The Director hereby covenants and agrees that he shall not:

          (a)   during the two year period next following the Effective Time (the "Non-Compete Period"), become an officer, employee, consultant, director or trustee of, or provide services, directly or indirectly, in any capacity whatsoever to, any financial institution, including but not limited to, any bank, savings bank, savings and loan association, credit union, or other depository institution whose deposits are insured by any governmental authority, or any holding company or affiliate thereof (collectively, a "Financial Institution") that maintains an office or branch in the State of Illinois, excluding MB and its subsidiaries; provided, however, this subsection (a) shall not apply to the rendering of third party legal, accounting, real estate investment or real estate advisory services to any Financial Institution or any customer thereof;

          (b)   during the Non-Compete Period, directly or indirectly, engage in the sale or marketing of any financial institution products or services, insurance products, investment products (other than real estate investments), investment advisory services (other than real estate advisory services) or investment brokerage services to any person or entity who is a customer of First Security Federal Savings Bank on the date hereof, becomes a customer for First Security Federal Savings Bank after the date hereof, or is a customer of MB or any of its subsidiaries after the Effective Time; provided nothing herein shall preclude the Director at any time from engaging in the customary activities of a trustee of a charitable organization or a trustee, executor, administrator or other fiduciary under an inter-vivos trust or last will and testament of an individual;

EXB-1

          (c)   during the three year period next following the Effective Time (the "Non-Solicitation Period"), solicit or offer employment to any officer or employee of MB or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, MB or any of its subsidiaries to terminate his, her or its employment or business relationship with MB or any of its subsidiaries;

          (d)   during the Non-Solicitation Period, provide any information, advice or recommendation with respect to any officer or employee of MB or any of its subsidiaries to any Financial Institution, or any entity or person engaged in the sale or marketing of insurance products, investment products, investment advisory services or investment brokerage services, or any direct or indirect subsidiary or affiliate of such entity or person, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such other entity or person;

          (e)   during the Non-Solicitation Period, directly or indirectly (whether alone or acting in consent with others) become the beneficial owner of outstanding capital stock or equity ownership interest in any Financial Institution other than MB, except that nothing herein shall preclude the Director from owning not more than 1% of the outstanding capital stock or equity ownership interest in any entity which is publicly traded at the time of his investment; or

          (f)    during the Non-Solicitation Period, make any remarks or statements, whether orally or in writing, about MB or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his rights under the Merger Agreement and the related documents.

        3.     The Director hereby further covenants and agrees that at all times after the Effective Time, he shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity other than MB and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by First SecurityFed or any of its subsidiaries or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of First SecurityFed and/or its subsidiaries (including that which gives First SecurityFed and/or any of its subsidiaries an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of First SecurityFed and/or any of its subsidiaries; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is or comes into the public domain other than through the fault or negligence of the Director, (b) to any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Director under the Merger Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Director for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Director and his family.

        4.     If the Noncompete Period or Non-Solicitation Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable. Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court

EXB-2

making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

        5.     The Director acknowledges that the restraints placed upon him under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if he should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement MB's remedies at law would be inadequate to compensate it for its damages. The parties agree that in the event of any breach by the Director of any of the provisions of paragraph 2 or 3 of this Agreement, MB shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity. In the event of any legal action between the Director and MB under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party. Moreover, if the Director has violated any of the provisions of paragraph 2, MB's right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of paragraph 2. If MB is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

        6.     This Agreement shall be governed by the laws of the State of Illinois.

        7.     This Agreement represents the entire agreement between MB and the Director concerning its subject matter and may not be modified except by a written agreement signed by the parties.

        8.     This Agreement may be executed in counterparts, each of which shall be deemed an original.

        9.     This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

        10.   This Agreement shall be binding upon and inure to the benefit of the parties and MB's successors in interest.

MB Financial, Inc.
By: Mitchell Feiger Its: President and Chief Executive Officer
Director
[Name]

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EXHIBIT C

RESIGNATION, CONSULTING, NONCOMPETITION, NON-SOLICITATION AND
CONFIDENTIALITY AGREEMENT

        This Resignation, Consulting, Non-Competition, Non-Solicitation and Confidentiality Agreement (this "Agreement") is entered into this 9th day of January, 2004 (but shall be effective at the Effective Time (as hereinafter defined")) by and between MB Financial Bank, N.A., ("MB Bank") and Julian E. Kulas ("Kulas").

        WHEREAS, Kulas is a member of the boards of directors of First SecurityFed Financial, Inc. ("First SecurityFed") and First Security Federal Savings Bank and is the President and Chief Executive Officer of each of First SecurityFed and First Security Federal Savings Bank;

        WHEREAS, Kulas is the owner and optionholder of shares of the common stock of First SecurityFed;

        WHEREAS, First SecurityFed is simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") with MB Financial, Inc. ("MB"), the parent company of MB Bank, providing for, among other things, the merger of First SecurityFed with MB or a subsidiary of MB (the "Merger");

        WHEREAS, Kulas is entering into this Agreement to induce MB to simultaneously enter into the Merger Agreement; and

        WHEREAS, Kulas will derive significant pecuniary benefit from the consummation of the Merger by virtue of Kulas being the owner and optionholder of shares of common stock of First SecurityFed.

        NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, MB Bank and Kulas hereby agree as follows:

        1.     Kulas does hereby resign as a member of the board of directors of each of First SecurityFed and First Security Federal Savings Bank as applicable at the effective time of the consummation of the Merger (the "Effective Time"). Kulas' employment with such entities shall likewise cease at the Effective Time.

        2.     During the two year period following the Effective Time (the "Consulting Period"), Kulas shall render such consulting services as reasonably requested by the Chief Executive Officer of MB or MB Bank to facilitate the transition of ownership of the assets, liabilities and relationships of First SecurityFed and its subsidiaries to MB and its subsidiaries and to assist MB and its subsidiaries in maximizing the value thereof to MB's shareholders. During the first year of the Consulting Period, Kulas shall perform such services 2 1/2 business days per week (excluding periods of authorized time off). In the second year of the Consulting Period, he shall perform such services one business day per week (excluding periods of authorized time off). During the first year of the Consulting Period, Kulas shall be paid a monthly consulting fee of $7,417.92. During the second year of the Consulting Period, Kulas shall be paid a monthly consulting fee of $2,967.16. In performing consulting services hereunder, Kulas will at all times and for all purposes be deemed an independent contractor and not an employee or agent of MB Bank or MB. In no event will Kulas be, or represent himself to be an officer, employee or agent of MB Bank or MB, nor will Kulas have the authority to bind or attempt to bind MB Bank or MB to any contract, agreement, liability or obligation of any nature. To the extent necessary or appropriate to perform his consulting services, Kulas shall be provided an office and secretarial support by MB Bank. Kulas shall be reimbursed for third-party expenses incurred by him in the rendering of his consulting services, provided that such expenses in excess of $500 per month or involving out of state travel have been authorized and pre-approved by MB Bank or MB. To the extent practicable, the

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parties shall use reasonable efforts to schedule the provision of consulting services at least 30 days in advance.

        3.     Kulas hereby covenants and agrees that he shall not:

          (a)   during the Consulting Period and for a period of three years thereafter, (the "Non-Compete Period"), become an officer, employee, consultant, director or trustee of, or provide services, directly or indirectly, in any capacity whatsoever to, any financial institution, including but not limited to, any bank, savings bank, savings and loan association, credit union, or other depository institution whose deposits are insured by any governmental authority, or any holding company or affiliate thereof (collectively, a "Financial Institution") that maintains an office or branch in the State of Illinois, excluding MB and its subsidiaries; provided nothing herein shall preclude Kulas from (i) rendering legal services to any Financial Institution after the Consulting Period, (ii) rendering legal services at any time to customers of MB and its subsidiaries, or (iii) rendering title opinion or insurance services to any entity or individual at any time;

          (b)   during the Non-Compete Period, directly or indirectly, engage in the sale or marketing of any financial institution products or services, insurance products, investment products, investment advisory services or investment brokerage services to any person or entity who is a customer of First Security Federal Savings Bank on the date hereof, becomes a customer for First Security Federal Savings Bank after the date hereof, or is a customer of MB or any of its subsidiaries after the Effective Time; provided nothing herein shall preclude Kulas at any time from engaging in customary activities of a trustee of a charitable organization or a trustee, executor, administrator or other fiduciary under an inter-vivos trust or last will and testament of an individual;

          (c)   during the Non-Compete Period, solicit or offer employment to any officer or employee of MB or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, MB or any of its subsidiaries to terminate his, her or its employment or business relationship with MB or any of its subsidiaries;

          (d)   during the Non-Compete Period, provide any information, advice or recommendation with respect to any officer or employee of MB or any of its subsidiaries to any Financial Institution, or any entity or person engaged in the sale or marketing of insurance products, investment products, investment advisory services or investment brokerage services, or any direct or indirect subsidiary or affiliate of such entity or person, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such other entity or person;

          (e)   during the Non-Compete Period, directly or indirectly (whether alone or acting in consent with others) become the beneficial owner of outstanding capital stock or equity ownership interest in any Financial Institution other than MB, except that nothing herein shall preclude Kulas from owning not more than 1% of the outstanding capital stock or equity ownership interest in any entity which is publicly traded at the time of his investment; or

          (f)    during the Non-Compete Period, make any remarks or statements, whether orally or in writing, about MB or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit Kulas from taking any action relating to the enforcement of his rights under the Merger Agreement or this Agreement.

        4.     Kulas hereby further covenants and agrees that at all times after the Effective Time, he shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect

EXC-2

benefit of any person or entity other than MB and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by MB, First SecurityFed or any of their respective subsidiaries or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of MB, First SecurityFed and/or any of their respective subsidiaries (including that which gives MB, First SecurityFed and/or any of their subsidiaries an opportunity to obtain an advantage over competitors who do not know or use it), made known to Kulas or learned or acquired by Kulas while an employee or director of or consultant to MB, First SecurityFed and/or any of their respective subsidiaries; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is or comes into the public domain other than through the fault or negligence of Kulas, (b) to any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of Kulas under the Merger Agreement or this Agreement, or (d) any confidential disclosure to legal and tax advisors of Kulas for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for Kulas and his family.

        5.     If the Noncompete Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable. Similarly, if any other portion of paragraph 3 or 4 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

        6.     Kulas acknowledges that the restraints placed upon him under paragraphs 3 and 4 of this Agreement are fair and reasonable under the circumstances and that if he should commit a breach of any of the provisions of paragraph 3 or 4 of this Agreement MB Bank's remedies at law would be inadequate to compensate it for its damages. The parties agree that in the event of any breach by Kulas of any of the provisions of paragraph 3 or 4 of this Agreement, MB Bank shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity. In the event of any legal action between Kulas and MB Bank under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party. Moreover, if Kulas has violated any of the provisions of paragraph 3, MB Bank's right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which Kulas will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time Kulas was in violation of said provisions of paragraph 3. If MB Bank is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

        7.     This Agreement shall be governed by the laws of the State of Illinois.

        8.     This Agreement represents the entire agreement between MB Bank and Kulas concerning its subject matter and may not be modified except by a written agreement signed by the parties.

        9.     This Agreement may be executed in counterparts, each of which shall be deemed an original.

        10.   This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

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        11.   This Agreement shall be binding upon and inure to the benefit of the parties and MB Bank's successors in interest.

MB Financial Bank, N.A.
Authorized Officer
Julian E. Kulas

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EXHIBIT D

FIRST SECURITYFED AFFILIATE AGREEMENT

            , 2004

MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607

Attention: Mitchell Feiger, President and Chief Executive Officer

Dear Mr. Feiger:

        I have been advised that as of the date hereof I may be deemed to be an "affiliate" of First SecurityFed Financial, Inc., a Delaware corporation ("First SecurityFed"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of January 9, 2004 (the "Merger Agreement"), by and between First SecurityFed and MB Financial, Inc. ("MB"), First SecurityFed plans to merge with MB or a subsidiary of MB (the "Merger").

        I further understand that as a result of the Merger, I may receive shares of common stock, par value $0.01 per share, of MB ("MB Stock") (i) in exchange for my shares of common stock, par value $0.01 per share, of First SecurityFed ("First SecurityFed Stock") or (ii) as a result of the exercise of Rights (as defined in the Merger Agreement).

        I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of MB Stock to be received by me in the Merger, to the extent I felt necessary, with my counsel and/or counsel for First SecurityFed.

        I hereby represent, warrant and covenant with and to MB with respect to MB Stock to be received by me as a result of the Merger as follows:

        1.     I shall not make any sale, transfer, or other disposition of such MB Stock in violation of the Securities Act or the rules and regulations thereunder. I have been advised that the issuance of the MB Stock to me pursuant to the Merger shall be registered with the SEC pursuant to a Registration Statement on Form S-4. However, I have been advised that because (a) at the time the Merger shall be submitted to a vote of the stockholders of First SecurityFed, I may be deemed an affiliate of First SecurityFed, and (b) the distribution by me of the MB Stock has not been registered under the Securities Act, I cannot sell, transfer or otherwise dispose of the MB Stock, unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to MB, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

        2.     I understand that MB is under no obligation to register the sale, transfer or other disposition of any of my shares of MB Stock under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

EXD-1

        3.     I understand that stop transfer instructions will be given to MB's transfer agent with respect to shares of MB Stock issued to me in the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

    "The shares evidenced by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applies. The transferability, sale or other disposition of these shares may only occur in accordance with the terms of an agreement dated                        , 2004 between the registered holder and MB Financial, Inc., a copy of which is on file at the principal office of MB Financial, Inc."

        4.     I understand that, unless the transfer by me of the MB Stock issued to me in the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, MB reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

    "The shares evidenced by this certificate were acquired in a transaction that was not registered under the Securities Act of 1933, and were acquired from a person who received such shares in a transaction to which Securities and Exchange Commission Rule 145 under the Securities Act of 193, as amended, applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933, as amended."

        It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to MB (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to MB, to the effect that such legends are not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to MB that the MB Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d) under the Securities Act.

        MB hereby agrees (i) to make available adequate public information with respect to itself as provided in Rule 144(a) under the Securities Act, (ii) to provide and pay for a legal opinion (prepared by in-house attorneys for MB or legal counsel to MB) with respect to compliance with Rule 144 and 145 if required for my transfer or sale of shares in accordance therewith, and (iii) to otherwise cooperate to the extent reasonably possible in order that I may legally transfer or sell my shares of MB Stock.

        I further understand and agree that this letter agreement shall apply to all shares of MB Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

EXD-2

        This letter agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same document.

Very truly yours,
	By	Name:
Accepted this day of , 2004.
MB Financial, Inc.
By	Name: Mitchell Feiger Title: President and Chief Executive Officer

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APPENDIX B

April     , 2004

Board of Directors
First SecurityFed Financial, Inc.
936 North Western Avenue
Chicago, IL 60622

Dear Members of the Board:

        We understand that First SecurityFed Financial, Inc. ("First SecurityFed"), a Delaware corporation, and MB Financial, Inc. ("MB"), a Maryland corporation, entered into an Agreement and Plan of Reorganization (the "Agreement") dated January    , 2004, pursuant to which First SecurityFed will merge with and into MB (the "Merger"). As set forth in Section 3.01(b) of the Agreement, at the Effective Time of the Merger (as defined in the Agreement) all outstanding shares of First SecurityFed common stock ("First SecurityFed Common Stock") will be converted into and have the right to receive either (i) an amount in cash equal to $35.25 ("Cash Distribution"), or (ii) the number of shares of MB common stock ("MB Common Stock") equal to the Exchange Ratio (as defined in the Agreement) multiplied by the number of shares of First SecurityFed Common Stock to be converted ("Stock Distribution"). In the event of a Cash-Out Merger (as defined in the Agreement), the sole consideration to be received will be the Cash Distribution. The aggregate of the Cash Distribution and the Stock Distribution payable or issuable pursuant to the Merger (or the aggregate Cash Distribution payable pursuant to the Cash-Out Merger, if applicable) are collectively referred to as the "Merger Consideration". In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of First SecurityFed.

        Hovde Financial LLC ("Hovde"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with First SecurityFed, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Hovde and their affiliates may from time to time effect transactions and hold securities of First SecurityFed and MB. As of the date hereof, 90,759 shares of MB Common Stock and no shares of First SecurityFed Common Stock were owned.

        We were retained by First SecurityFed to act as its financial advisor in connection with the Merger. We will receive compensation from First SecurityFed in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. First SecurityFed has agreed to indemnify us for certain liabilities arising out of our engagement.

        During the course of our engagement and for the purposes of the opinion set forth herein, we have:

  (i)
  reviewed the Agreement;

  (ii)
  reviewed certain historical publicly available business and financial information concerning First SecurityFed and MB;

  (iii)
  reviewed certain internal financial statements and other financial and operating data concerning First SecurityFed and MB;

  (iv)
  analyzed certain financial projections prepared by the managements of First SecurityFed and MB;

  (v)
  conducted meetings with members of the senior management of First SecurityFed for the purpose of reviewing the future prospects of First SecurityFed, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the "Synergies") expected to be achieved as a result of the Merger;

  (vi)
  reviewed historical market prices and trading volumes for First SecurityFed Common Stock and MB Common Stock;

  (vii)
  reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

  (viii)
  evaluated the pro forma ownership of MB Common Stock by First SecurityFed's shareholders relative to the pro forma contribution of First SecurityFed "s assets, liabilities, equity and earnings to the combined company;

  (ix)
  analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios; and

  (x)
  performed such other analyses and considered such other factors as we have deemed appropriate.

        We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

        In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by First SecurityFed and MB and in the discussions with First SecurityFed and MB management. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of First SecurityFed and MB and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for First SecurityFed and MB are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of First SecurityFed or MB. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of First SecurityFed and MB and we were not furnished with any such evaluations or appraisals.

        We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to First SecurityFed and MB. In rendering this opinion, we have been advised by First SecurityFed and MB and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on MB or the surviving corporation that would have a material adverse effect on MB or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of MB or the surviving corporation after the Merger.

        Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

        We are not expressing any opinion herein as to the prices at which shares of MB Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of First SecurityFed Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of First SecurityFed Common Stock.

        This letter is solely for the information of the Board of Directors of First SecurityFed and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of First SecurityFed Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

        Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the shareholders of First SecurityFed.

Sincerely,
HOVDE FINANCIAL LLC

APPENDIX C

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a.
    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b.
    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c.
    cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d.
    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation is a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

FIRST SECURITYFED FINANCIAL, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AMENDED AND RESTATED CHARTER

PREAMBLE

        This Audit Committee Charter (the "Charter") has been adopted by the Board of Directors of First SecurityFed Financial, Inc. (the "Company"). The Audit Committee of the Board shall review and reassess this charter annually and recommend any proposed changes to the Board for approval.

OBJECTIVES OF COMMITTEE

  •
  To provide assistance to the Board of Directors in fulfilling its fiduciary responsibilities to oversee management's activities relating to accounting, record keeping, financial reporting, internal controls, disclosure controls and internal control over financial reporting.

  •
  Provide a vehicle and establish a forum for the free and open communication of views and information among the Company's directors, independent public accounting firm, internal auditor and management.

  •
  To review the independence of the Company's independent public accounting firm and the objectivity of internal auditor.

  •
  To review the adequacy and reliability of disclosures to stockholders.

  •
  To perform the audit committee functions specified by the Securities and Exchange Commission and the NASDAQ Stock Market.

  •
  To establish and maintain a system for confidential complaints regarding the Company's accounting, financial reporting, internal controls, disclosure controls, and internal control over financial reporting.

  •
  The committee's duties do not include planning or conducting external or internal audits or determining that the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. Nor is it the duty of the committee to assure compliance with laws and regulations. These are the responsibilities of management.

ROLES AND RESPONSIBILITIES

        The responsibilities of the committee include the following:

Independent Auditors:

  •
  Appoint an independent public accounting firm for the purpose of auditing the Company's financial statements and, if and when required, attesting to its internal controls.

  •
  Assess the qualifications of the Company's public auditing firm and its lead engagement partner. Oversee and evaluate the performance of such person and firm; if necessary, remove them.

  •
  Obtain annually from the Company's independent public auditing firm a formal written statement describing all relationships between the firm and the Company, consistent with Independence Standards Board Standard Number 1. Discuss with the Company's independent public auditing firm any relationships that may impact the objectivity and independence of such firm and take, or recommend that the Board take, appropriate actions with respect to the independence of such firm from the Company.

  •
  Resolve any disagreements between management and the Company's independent public auditing firm regarding accounting, financial reporting, disclosure controls, internal control over financial reporting and similar matters.

  •
  Approve, in advance, all audit and non-audit services to be performed for the Company by its independent public auditing firm, subject to applicable law and regulation. Negotiate and approve all fees and engagement terms of the Company's independent public auditing firm for audit and non-audit services.

  •
  Obtain assurance from the Company's independent public auditing firm that Section 10A(b) of the Exchange Act has not been implicated.

  •
  Review with the Company's independent public auditing firm the plan, procedures and scope of its annual audit of the Company's financial statements.

Financial Reporting Review:

  •
  Review at least annually critical accounting policies, alternate treatments within GAAP and significant assumptions and estimates with respect to the Company's financial statements with its management and independent public auditing firm. In connection with such review, review the financial accounting and reporting treatments preferred by the Company's independent auditing firm.

  •
  Review and discuss the Company's audited financial statements with management and the Company's independent public auditing firm including all of the matters indicated in Statement of Auditing Standards Number 61. Based on such review, recommend to the board whether such audited financial statements should be included in the Company's Annual Report on Form 10-K and Annual Report to Stockholders for the relevant fiscal year.

  •
  Review material written communications between the Company's independent public auditing firm and management including the management letter and schedule of unadjusted differences.

  •
  Review and discuss with management and Company's independent public auditing firm on at least an annual basis the Company's disclosure of off-balance sheet data and non-financial data.

  •
  Review and discuss with management and the Company's independent public auditing firm the appropriateness (and the reconciliation to GAAP) of any pro forma data to be included in the Company's public financial reports.

  •
  Review and discuss with management and the Company's independent public auditing firm prior to release any proposed earnings announcement or financial press release.

  •
  Review and discuss with management and the Company's independent public auditing firm prior to filing the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC disclosure filings.

  •
  Monitor the efforts of management and the Company's independent public auditors to cure any deficiencies noted in its financial statements or accounting process.

        Internal Controls, Disclosure Controls and Internal Control over Financial Reporting:

  •
  Oversee the selection, compensation and performance of the Company's internal auditor. Assess the qualifications and independence of the Company's internal auditor.

  •
  Discuss with the Company's management, independent public auditing firm and internal auditor the organization, scope, objectivity, budget and staffing of the Company's internal audit.

  •
  Determine that no restrictions are placed upon the scope of the internal audit. Assess reports regarding computer systems, facilities and backup systems.

  •
  Review regulatory examination reports and internal audit reports and monitor management's compliance efforts.

  •
  Review with the Company's independent public auditing firm, internal auditor and management, the adequacy and effectiveness of the Company's internal controls (including internal control over financial reporting) and disclosure controls.

  •
  Review reports of management and the Company's independent public auditing firm on internal and quality controls including, if and when required by applicable law or regulations, management's report and the independent public auditing firm's attestation on internal control over financial reporting.

  •
  Discuss with management on a quarterly basis its review and conclusions regarding the Company's disclosure controls and whether there has been any changes in the Company's internal control over financial reporting.

Other:

  •
  Discuss the Company's legal and regulatory compliance with the Company's Chief Compliance Officer on at least an annual basis.

  •
  Review and, to the extent required under applicable SEC and NASDAQ rules, approve all transactions with related parties.

  •
  Establish procedures for (a) the receipt, retention and treatment of any complaints received by the Company on accounting, financial reporting, internal control, internal control over financial reporting, or auditing matters and (b) the confidential, anonymous submission by the Company's employees of concerns regarding questionable accounting, financial reporting, internal controls, internal control over financial reporting and auditing matters.

  •
  Reassess the adequacy of this Charter at least annually.

ORGANIZATION

  •
  The committee shall consist of a minimum of three outside directors of the Company. All members must be (i) financially literate, (ii) able to read and understand financial statements and (iii) able to satisfy applicable NASDAQ and SEC requirements with respect thereto. In addition, at least one member of the committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such member's financial sophistication, (including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.)

  •
  All members of the committee must be free from any relationship with the Company which would interfere with their independent judgement. Other than in his or her capacity as a member of the board of directors or any committee thereof, no audit committee member shall accept directly or indirectly any fee or other compensation from the Company or any subsidiary and no audit committee member may be an affiliated person of the Company. No audit committee member or any of his family members shall have been employed by the Company, its independent public auditing firm or any of their affiliates or, received any payments from the

    Company (except as set forth above), its independent public accounting firm or any of their affiliates over the last three years. All audit committee members must comply with the independence requirements of the NASDAQ and the SEC.

  •
  Required Meetings. The committee shall meet at least four times a year and more frequently as circumstances require. The timing of meetings shall be determined by the committee. However, at least once per year, the committee shall have private meetings with each of the Company's independent public auditing firm, management and the internal auditor.

  •
  One member of the committee shall be appointed as chairman. The chairman shall be responsible for leadership of the committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the board. The chairman will also maintain regular liaison with the Company's CEO, CFO, the lead partner of its independent public auditing firm, the internal auditor and the general counsel.

  •
  The committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities. The committee is empowered to engage independent counsel and such other advisers as it determines necessary or appropriate to carry out its duties. The Company shall pay all expenses of such advisers and any other expenses that are necessary or appropriate for carrying out the committee's duties.

APPENDIX E

First SecurityFed Financial, Inc.
Governance/Nominating Committee Charter

The Board of Directors has created a Charter for the Governance/Nominating Committee as follows:

I.    Purpose

        The purpose of the Governance/Nominating Committee (the "Committee") of the Board of Directors of First SecurityFed Financial, Inc. shall be to assist the Board in (i) identifying qualified individuals to become Board members, (ii) in determining the size and composition of the Board and its committees, (iii) developing a process to assess Board effectiveness and (iv) making recommendations regarding developing corporate governance guidelines.

II.    Structure

        The Committee shall consist of a minimum of two members, as determined by the Board of Directors (the "Board"). Members of the Committee shall be appointed and may be removed by the Board. All members of the Committee shall be members of the Board and satisfy the applicable Nasdaq listing standards for independence. The Committee shall meet at least once annually or more frequently as circumstances require.

III.    Responsibilities

        The functions of the Governance/Nominating Committee include the following:

1.
Consider and recommend to the Board standards (such as independence, experience, leadership, diversity and stock ownership) for the selection of individuals to be considered for election or reelection to the Board;

2.
Identify individuals qualified to become members of the Board;

3.
Consider recommendations by stockholders for director nominations;

4.
Conduct reviews as appropriate into the background and qualifications of director candidates.

5.
Review the structure of the Board and its committees and make recommendations with respect thereto (including size and composition);

6.
Consider and make recommendations regarding Board and committee performance; and

7.
Consider and make recommendations regarding Board continuing education guidelines.

        The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

IV.    Funding

        The Committee shall have the authority to retain director search firms outside counsel and any other advisors as the Committee deems appropriate in its discretion. The Committee shall have sole authority to approve related fees and retention terms.

V.    Recommendations

        The Committee shall report its actions and recommendations to the Board. The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

E-1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

        Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director's or officer's act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer. The Registrant's charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

        Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        The Registrant's charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

        Under a directors' and officers' liability insurance policy, directors and officers of the Registrant are insured against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits. See Exhibit Index
(b)	Financial Statement Schedules. Not applicable.
(c)	Reports, Opinions or Appraisals.
(i) Opinion of Hovde Financial LLC (included as Appendix C to the proxy statement-prospectus contained in this Registration Statement).

Item 22. Undertakings.

        (1)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (2)   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (3)   The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (5)   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (6)   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. One to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 14, 2004.

MB FINANCIAL, INC.
By:	/s/ MITCHELL FEIGER Mitchell Feiger President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ MITCHELL FEIGER Mitchell Feiger	Director, President and Chief Executive Officer (Principal Executive Officer)	April 14, 2004
/s/ JILL E. YORK Jill E. York	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 14, 2004
* E. M. Bakwin	Director	April 14, 2004
* David P. Bolger	Director	April 14, 2004
* Robert S. Engelman, Jr.	Director	April 14, 2004
* Alfred Feiger	Director	April 14, 2004
* Burton J. Field	Director	April 14, 2004
* Lawrence E. Gilford	Director	April 14, 2004
* Richard I. Gilford	Director	April 14, 2004
* James N. Hallene	Director	April 14, 2004

* Thomas H. Harvey	Director	April 14, 2004
* Patrick Henry	Director	April 14, 2004
* Leslie S. Hindman	Director	April 14, 2004
* Richard J. Holmstrom	Director	April 14, 2004
* David L. Husman	Director	April 14, 2004
Clarence Mann	Director
* Karen J. May	Director	April 14, 2004
* Ronald D. Santo	Director	April 14, 2004
* Kenneth A. Skopec	Director	April 14, 2004
* /s/ MITCHELL FEIGER Mitchell Feiger, attorney-in-fact		April 14, 2004

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of January 9, 2004, by and among the Registrant and First SecurityFed Financial, Inc. (included as Appendix A to the accompanying proxy statement-prospectus and incorporated herein by reference)
3.1	Charter of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-24566-01))
3.2	By-laws of the Registrant as amended (incorporated herein by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-24566-01))
4.1
The Registrant hereby agrees to furnish to the Commission, upon request, the instruments defining the rights of the holders of each issue of long-term debt of the Registrant and its consolidated subsidiaries
4.2	Certificate of Registrant's Common Stock (incorporated herein by reference to Exhibit 4.1 to Amendment No. One to the Registrant's Registration Statement on Form S-4 (No. 333-64584))
5.1	Opinion of Silver, Freedman & Taff, L.L.P. as to the legality of the securities being registered
8.1	Opinion of Silver, Freedman & Taff, L.L.P. as to certain federal income tax matters*
10.1
Employment Agreement between the Registrant (as successor to MB Financial, Inc., a Delaware corporation ("Old MB Financial")) and Robert S. Engelman, Jr. (incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-4 of Old MB Financial (then known as Avondale Financial Corp.) (No. 333-70017))
10.2
Employment Agreement between the Registrant and Mitchell Feiger (incorporated herein by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-24566-01))
10.3
Form of Employment Agreement between MB Financial Bank, N.A. and Burton Field (incorporated herein by reference to Exhibit 10.5 to Old MB Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-24566))
10.3A	Amendment No. One to Employment Agreement between MB Financial Bank, N.A. and Burton Field*
10.4
Form of Change of Control Severance Agreement between MB Financial Bank, National Association and each of Thomas Panos, Jill E. York, Thomas P. Fitzgibbon, Jr., Jeffrey L. Husserl and Others (incorporated herein by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-24566-01))
10.5
Avondale Financial Corp. 1995 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form S-8 of Old MB Financial (then known as Avondale Financial Corp.) (No. 33-98860))
10.6	Coal City Corporation 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-4 (No. 333-64584))
10.7
1997 MB Financial, Inc. Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-24566-01))

10.8	MB Financial Stock Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.8(a) to Amendment No. One to the Registrant's Registration Statement on Form S-4 (No. 333-64584))
10.9	MB Financial Non-Stock Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.8(b) to Amendment No. One to the Registrant's Registration Statement on Form S-4 (No. 333-64584))
10.10
Avondale Federal Savings Bank Supplemental Executive Retirement Plan Agreement (incorporated herein by reference to Exhibit 10.2 to Old MB Financial's (then known as Avondale Financial Corp.) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-24566))
10.11
Non-Competition Agreement between the Registrant and E.M. Bakwin (incorporated herein by reference to Exhibit 10.11 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-24566-01))
10.12
Non-Competition Agreement between the Registrant and Kenneth A. Skopec (incorporated herein by reference to Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-24566-01))
10.13
Employment Agreement between MB Financial Bank, N.A. and Ronald D. Santo (incorporated herein by reference to Exhibit 10.14 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 (File No. 0-24566-01))
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-24566-01))
23.1	Consent of KPMG LLP
23.2	Consent of Crowe Chizek and Company LLC
23.3	Consent of Silver, Freedman & Taff, L.L.P. (included in opinions filed as Exhibits 5.1 and 8.1)*
23.4	Consent of Hovde Financial LLC
24.1	Powers of Attorney (included as part of signature pages)*
99.1	Form of proxy card of First SecurityFed Financial, Inc.*

*
Filed previously.

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING
SUMMARY
THE MERGER (PAGE )
THE ANNUAL MEETING (PAGE )
SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS
COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION
RISK FACTORS
Risks Relating to the Merger
Risks Relating to MB Financial
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
SELECTED HISTORICAL FINANCIAL DATA
COMPARATIVE UNAUDITED PRO FORMA PER SHARE DATA
FIRST SECURITYFED ANNUAL MEETING
PROPOSAL I. ADOPTION OF THE MERGER AGREEMENT
DESCRIPTION OF MB FINANCIAL 'S CAPITAL STOCK
COMPARISON OF STOCKHOLDER RIGHTS
PROPOSAL II. ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
COMPARE FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG FIRST SECURITYFED FINANCIAL, INC., NASDAQ MARKET INDEX AND MG GROUP INDEX
PROPOSAL III. RATIFICATION OF APPOINTMENT OF AUDITORS
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER dated as of January 9, 2004 by and among FIRST SECURITYFED FINANCIAL, INC. and MB FINANCIAL, INC.
TABLE OF CONTENTS
EXHIBITS
RECITALS
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE TRANSACTIONS
ARTICLE III CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES AND ALLOCATIONS
ARTICLE IV ACTIONS PENDING TRANSACTION
ARTICLE V REPRESENTATIONS AND WARRANTIES OF FIRST SECURITYFED
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF MB
ARTICLE VII COVENANTS
ARTICLE VIII CONDITIONS PRECEDENT
ARTICLE IX TERMINATION, WAIVER AND AMENDMENT
ARTICLE X MISCELLANEOUS
Support Agreement
RESIGNATION, NONCOMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT
RESIGNATION, CONSULTING, NONCOMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT
FIRST SECURITYFED AFFILIATE AGREEMENT
DELAWARE GENERAL CORPORATION LAW
FIRST SECURITYFED FINANCIAL, INC. AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AMENDED AND RESTATED CHARTER
First SecurityFed Financial, Inc. Governance/Nominating Committee Charter
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX